Exhibit 99.1

REPORT OF FINANCIALS

INTERNATIONAL BUSINESS MACHINES CORPORATION AND SUBSIDIARY COMPANIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM		2

CONSOLIDATED FINANCIAL STATEMENTS

Earnings		3
Financial Position		4
Cash Flows		5
Stockholders’ Equity		6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A	Significant Accounting Policies	9
B	Accounting Changes	18
C	Acquisitions/Divestitures	20
D	Financial Instruments (excluding derivatives)	25
E	Inventories	26
F	Financing Receivables	26
G	Plant, Rental Machines and Other Property	26
H	Investments and Sundry Assets	27
I	Intangible Assets Including Goodwill	27
J	Securitization of Receivables	28
K	Borrowings	28
L	Derivatives and Hedging Transactions	30
M	Other Liabilities	34
N	Stockholders’ Equity Activity	35
O	Contingencies and Commitments	36
P	Taxes	39
Q	Research, Development and Engineering	40
R	2005 Actions	40
S	Earnings Per Share of Common Stock	42
T	Rental Expense and Lease Commitments	43
U	Stock-Based Compensation	43
V	Retirement-Related Benefits	47
W	Segment Information	58
X	Subsequent Events	62

Consent of Independent Registered Public Accounting Firm		63

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of International Business Machines Corporation:

In our opinion, based on our audits and the report of other auditors, the accompanying Consolidated Financial Statements present fairly, in all material respects, the financial position of International Business Machines Corporation and its subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.  We did not audit the financial statements of the company’s Business Consulting Services Reporting Unit (which includes the consulting practice acquired from us) for the year ended December 31, 2004, which statements reflect total revenues of 14.3 percent of the related consolidated totals in the year ended December 31, 2004. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for the company’s Business Consulting Services Reporting Unit, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

As discussed in note A to the Consolidated Financial Statements, the company adopted the provisions of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” as of December 31, 2006.

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP
New York, New York
February 27, 2007, except with respect to the fourth paragraph of note X, as to which the date is August 3, 2007

CONSOLIDATED STATEMENT OF EARNINGS

INTERNATIONAL BUSINESS MACHINES CORPORATION AND SUBSIDIARY COMPANIES

(Dollars in millions except per share amounts)

FOR THE YEAR ENDED DECEMBER 31:	NOTES	2006	2005	2004
Revenue:
Global Services		$48,247	$47,407	$46,283
Hardware		22,499	24,343	31,193
Software		18,204	16,830	16,141
Global Financing		2,379	2,407	2,608
Other		94	147	68
Total Revenue		91,424	91,134	96,293
Cost:
Global Services		34,972	35,093	35,078
Hardware		14,175	15,803	22,008
Software		2,693	2,534	2,489
Global Financing		1,182	1,091	1,046
Other		107	81	103
Total Cost		53,129	54,602	60,724
Gross Profit		38,295	36,532	35,569
Expense and Other Income:
Selling, general and administrative		20,259	21,314	20,079
Research, development and engineering	Q	6,107	5,842	5,874
Intellectual property and custom development income		(900)	(948)	(1,169)
Other (income) and expense		(766)	(2,122)	(23)
Interest expense	K&L	278	220	139
Total Expense and Other Income		24,978	24,306	24,900
Income from Continuing Operations Before Income Taxes		13,317	12,226	10,669
Provision for income taxes	P	3,901	4,232	3,172
Income from Continuing Operations		9,416	7,994	7,497
Discontinued Operations:
Income/(loss) from discontinued operations, net of tax		76	(24)	(18)
Income before cumulative effect of change in accounting principle		9,492	7,970	7,479
Cumulative effect of change in accounting principle, net of tax*	B	—	(36)	—
Net Income		$9,492	$7,934	$7,479
Earnings/(Loss) per Share of Common Stock:
Assuming Dilution:
Continuing operations	S	$6.06	$4.91	$4.39
Discontinued operations	S	0.05	(0.01)	(0.01)
Before cumulative effect of change in accounting principle	S	6.11	4.90	4.38
Cumulative effect of change in accounting principle*		—	(0.02)	—
Total	S	$6.11	$4.87	$4.38
Basic:
Continuing operations	S	$6.15	$4.99	$4.48
Discontinued operations	S	0.05	(0.02)	(0.01)
Before cumulative effect of change in accounting principle	S	6.20	4.98	4.47
Cumulative effect of change in accounting principle*	S	—	(0.02)	—
Total	S	$6.20	$4.96	$4.47
Weighted-Average Number of Common Shares Outstanding:
Assuming dilution		1,553,535,384	1,627,632,662	1,707,231,708
Basic		1,530,806,987	1,600,591,264	1,674,959,086

*            Reflects implementation of FASB Interpretation No. 47. See note B, “Accounting Changes,” on page 19 for additional information.

The accompanying notes on pages 9 through 62 are an integral part of the financial statements.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

INTERNATIONAL BUSINESS MACHINES CORPORATION AND SUBSIDIARY COMPANIES

(Dollars in millions except per share amounts)

AT DECEMBER 31:	NOTES	2006	2005
Assets
Current assets:
Cash and cash equivalents		$8,022	$12,568
Marketable securities	D	2,634	1,118
Notes and accounts receivable—trade (net of allowances of $221 in 2006 and $267 in 2005)		10,789	9,540
Short-term financing receivables (net of allowances of $307 in 2006 and $422 in 2005)	F	15,095	13,750
Other accounts receivable (net of allowances of $15 in 2006 and $7 in 2005)		964	1,138
Inventories	E	2,810	2,841
Deferred taxes	P	1,806	1,765
Prepaid expenses and other current assets		2,539	2,941
Total current assets		44,660	45,661
Plant, rental machines and other property	G	36,521	34,261
Less: Accumulated depreciation	G	22,082	20,505
Plant, rental machines and other property—net	G	14,440	13,756
Long-term financing receivables	F	10,068	9,628
Prepaid pension assets	V	10,629	20,625
Goodwill	I	12,854	9,441
Intangible assets—net	I	2,202	1,663
Investments and sundry assets	H	8,381	4,974
Total Assets		$103,234	$105,748

Liabilities and Stockholders’ Equity
Current liabilities:
Taxes	P	$4,670	$4,710
Short-term debt	K&L	8,902	7,216
Accounts payable		7,964	7,349
Compensation and benefits		4,595	3,325
Deferred income		8,587	7,319
Other accrued expenses and liabilities		5,372	5,233
Total current liabilities		40,091	35,152
Long-term debt	K&L	13,780	15,425
Retirement and nonpension postretirement benefit obligations	V	13,553	13,779
Other liabilities	M	7,304	8,294
Total Liabilities		74,728	72,650
Contingencies and Commitments	O
Stockholders’ equity:	N
Common stock, par value $.20 per share and additional paid-in capital		31,271	28,926
Shares authorized: 4,687,500,000
Shares issued (2006—2,008,470,383; 2005—1,981,259,104)
Retained earnings		52,432	44,734
Treasury stock, at cost (shares: 2006—501,987,771; 2005—407,279,343)		(46,296)	(38,546)
Accumulated gains and (losses) not affecting retained earnings	N	(8,901)	(2,016)
Total Stockholders’ Equity		28,506	33,098
Total Liabilities and Stockholders’ Equity		$103,234	$105,748

The accompanying notes on pages 9 through 62 are an integral part of the financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

INTERNATIONAL BUSINESS MACHINES CORPORATION AND SUBSIDIARY COMPANIES

(Dollars in millions)

FOR THE YEAR ENDED DECEMBER 31:	2006	2005*	2004*
Cash Flow from Operating Activities from Continuing Operations:
Net income	$9,492	$7,934	$7,479
(Income)/loss from discontinued operations	(76)	24	18
Adjustments to reconcile income from continuing operations to cash provided by operating activities:
Depreciation	3,907	4,147	3,959
Amortization of intangibles	1,076	1,041	956
Stock-based compensation	846	1,043	1,578
Deferred income taxes	1,724	2,185	1.794
Net gain on asset sales and other	(175)	(1,525)	(420)
Other than temporary declines in securities and other investments	4	9	20
Change in operating assets and liabilities, net of acquisitions/divestitures:
Receivables (including financing receivables)	(512)	2,219	2,613
Inventories	112	202	(291)
Pension assets	234	(1,562)	(1,284)
Other assets/other liabilities	(885)	(100)	(900)
Accounts payable	355	(536)	411
Pension liabilities	(1,084)	(166)	(584)
Net Cash Provided by Operating Activities from Continuing Operations	15,019	14,914	15,349
Cash Flow from Investing Activities from Continuing Operations:
Payments for plant, rental machines and other property	(4,362)	(3,842)	(4,368)
Proceeds from disposition of plant, rental machines and other property	430	1,107	1,311
Investment in software	(804)	(792)	(688)
Purchases of marketable securities and other investments	(28,555)	(4,526)	(8,718)
Proceeds from disposition of marketable securities and other investments	25,542	4,180	8,830
Divestiture of businesses, net of cash transferred	—	932	25
Acquisition of businesses, net of cash acquired	(3,799)	(1,482)	(1,738)
Net Cash Used in Investing Activities from Continuing Operations	(11,549)	(4,423)	(5,346)
Cash Flow from Financing Activities from Continuing Operations:
Proceeds from new debt	1,444	4,363	2,438
Short-term borrowings/(repayments) less than 90 days—net	1,834	(232)	1,073
Payments to settle debt	(3,400)	(3,522)	(4,538)
Common stock transactions—net	(6,399)	(6,506)	(5,361)
Cash dividends paid	(1,683)	(1,250)	(1,174)
Net Cash Used in Financing Activities from Continuing Operations	(8,204)	(7,147)	(7,562)
Effect of exchange rate changes on cash and cash equivalents	201	(789)	405
Net cash used in discontinued operations from:
Operating activities	(12)	(40)	(83)
Net change in cash and cash equivalents	(4,546)	2,515	2,763
Cash and cash equivalents at January 1	12,568	10,053	7,290
Cash and Cash Equivalents at December 31	$8,022	$12,568	$10,053
Supplemental Data:
Income taxes paid—net of refunds received	$2,068	$1,994	$1,837
Interest paid	$1,082	$866	$705
Capital lease obligations	$36	$287	$110
Equity securities received as divestiture consideration**	$—	$430	$—

*            Reclassified to conform with 2006 presentation.

**     Lenovo equity valued at $542 million net of lock-up provisions of $112 million. See note C, “Acquisitions/Divestitures,”  on pages 24 and 25 for additional information.

The accompanying notes on pages 9 through 62 are an integral part of the financial statements.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

INTERNATIONAL BUSINESS MACHINES CORPORATION AND SUBSIDIARY COMPANIES

(Dollars in millions)

	COMMON			ACCUMULATED
	STOCK			GAINS AND
	AND			(LOSSES) NOT
	ADDITIONAL			AFFECTING
	PAID-IN	RETAINED	TREASURY	RETAINED
	CAPITAL	EARNINGS	STOCK	EARNINGS	TOTAL
2004
Stockholders’ equity, January 1, 2004	$23,490	$31,971	$(24,034)	$(1,896)	$29,531
Net income plus gains and (losses) not affecting retained earnings:
Net income		7,479			$7,479
Gains and (losses) not affecting retained earnings (net of tax):
Net unrealized losses on SFAS No. 133 cash flow hedge derivatives (net of tax benefit of $112)				(199)	(199)
Foreign currency translation adjustments (net of tax benefit of $93*)				1,055	1,055
Minimum pension liability adjustment (net of tax benefit of $540)				(1,066)	(1,066)
Net unrealized gains on marketable securities (net of tax expense of $30)				45	45
Total gains and (losses) not affecting retained earnings					(165)
Subtotal: Net income plus gains and (losses) not affecting retained earnings					$7,314
Cash dividends declared—common stock		(1,174)			(1,174)
Common stock issued under employee plans (25,293,484 shares)	3,033				3,033
Purchases (422,338 shares) and sales (2,840,648 shares) of treasury stock under employee plans—net		(128)	237		109
Other treasury shares purchased, not retired (78,562,974 shares)			(7,275)		(7,275)
Decrease in shares remaining to be issued in acquisition	(6)				(6)
Income tax benefits—stock transactions	156				156
Stockholders’ equity, December 31, 2004	$26,673	$38,148	$(31,072)	$(2,061)	$31,688

*            Foreign currency translation adjustments are presented gross with associated hedges shown net of tax.

The accompanying notes on pages 9 through 62 are an integral part of the financial statements.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

INTERNATIONAL BUSINESS MACHINES CORPORATION AND SUBSIDIARY COMPANIES

(Dollars in millions)

	COMMON			ACCUMULATED
	STOCK			GAINS AND
	AND			(LOSSES) NOT
	ADDITIONAL			AFFECTING
	PAID-IN	RETAINED	TREASURY	RETAINED
	CAPITAL	EARNINGS	STOCK	EARNINGS	TOTAL
2005
Stockholders’ equity, January 1, 2005	$26,673	$38,148	$(31,072)	$(2,061)	$31,688
Net income plus gains and (losses) not affecting retained earnings:
Net income		7,934			$7,934
Gains and (losses) not affecting retained earnings (net of tax):
Net unrealized gains on SFAS No. 133 cash flow hedge derivatives (net of tax expense of $502)				891	891
Foreign currency translation adjustments (net of tax expense of $345*)				(1,153)	(1,153)
Minimum pension liability adjustment (net of tax expense of $320)				290	290
Net unrealized gains on marketable securities (net of tax expense of $8)				17	17
Total gains and (losses) not affecting retained earnings					45
Subtotal: Net income plus gains and (losses) not affecting retained earnings					$7,979
Cash dividends declared—common stock		(1,250)			(1,250)
Common stock issued under employee plans (18,572,017 shares)	2,257				2,257
Purchases (606,697 shares) and sales (2,594,786 shares) of treasury stock under employee plans—net		(98)	197		99
Other treasury shares purchased, not retired (90,237,800 shares)			(7,671)		(7,671)
Decrease in shares remaining to be issued in acquisition	(24)				(24)
Income tax benefits—stock transactions	20				20
Stockholders’ equity, December 31, 2005	$28,926	$44,734	$(38,546)	$(2,016)	$33,098

*            Foreign currency translation adjustments are presented gross with associated hedges shown net of tax.

The accompanying notes on pages 9 through 62 are an integral part of the financial statements.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

INTERNATIONAL BUSINESS MACHINES CORPORATION AND SUBSIDIARY COMPANIES

(Dollars in millions)

	COMMON			ACCUMULATED
	STOCK			GAINS AND
	AND			(LOSSES) NOT
	ADDITIONAL			AFFECTING
	PAID-IN	RETAINED	TREASURY	RETAINED
	CAPITAL	EARNINGS	STOCK	EARNINGS	TOTAL
2006
Stockholders’ equity, January 1, 2006	$28,926	$44,734	$(38,546)	$(2,016)	$33,098
Net income plus gains and (losses) not affecting retained earnings:
Net income		9,492			$9,492
Gains and (losses) not affecting retained earnings (net of tax):
Net unrealized losses on SFAS No. 133 cash flow hedge derivatives (net of tax benefit of $178)				(342)	(342)
Foreign currency translation adjustments (net of tax benefit of $225*)				1,020	1,020
Minimum pension liability adjustment (net of tax expense of $900)				1,881	1,881
Net unrealized gains on marketable securities (net of tax expense of $34)				53	53
Total gains and (losses) not affecting retained earnings					2,613
Adjustments to initially adopt SFAS No. 158
Prior service costs (net of tax expense of $494)				871	871
Net gains/(losses) (net of tax benefit of $6,028)				(10,371)	(10,371)
Transition assets/(obligations) (net of tax expense of $1)				2	2
Subtotal: Net income plus gains and (losses) not affecting retained earnings and adjustments to adopt SFAS No. 158					$2,607
Cash dividends declared—common stock		(1,683)			(1,683)
Common stock issued under employee plans (27,211,279 shares)	2,322				2,322
Purchases (633,769 shares) and sales (3,489,803 shares) of treasury stock under employee plans—net		(111)	272		161
Other treasury shares purchased, not retired (97,564,462 shares)			(8,022)		(8,022)
Decrease in shares remaining to be issued in acquisition	(3)				(3)
Income tax benefits—stock transactions	26				26
Stockholders’ equity, December 31, 2006	$31,271	$52,432	$(46,296)	$(8,901)	$28,506

*            Foreign currency translation adjustments are presented gross with associated hedges shown net of tax.

The accompanying notes on pages 9 through 62 are an integral part of the financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INTERNATIONAL BUSINESS MACHINES CORPORATION AND SUBSIDIARY COMPANIES

A. SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The International Business Machines Corporation (IBM and/or the company) made changes to its management system effective as of the first quarter of 2006. In accordance with Statement of Financial Accounting Standards (SFAS) No. 131, “Disclosures about Segments of an Enterprise and Related Information,” these changes impacted the company’s reportable segments and resulted in the reclassification of certain revenue and cost within its Consolidated Statement of Earnings from previously reported information. See note W, “Segment Information” on page 58 for additional information on the changes in reportable segments. These changes did not impact IBM’s total revenue, cost, expense, net income, earnings per share, Consolidated Statement of Financial Position or Consolidated Statement of Cash Flows from previously reported information. The company filed a Form 8-K with the Securities and Exchange Commission (SEC) on June 13, 2006 to reclassify its historical financial statements and related footnotes to reflect these management system changes. The Consolidated Financial Statements and accompanying notes, as applicable, reflect these changes for all periods presented.

On December 31, 2002, the company sold its hard disk drive (HDD) business to Hitachi, Ltd. (Hitachi). The HDD business was part of the company’s Systems and Technology Group reportable segment. The HDD business was accounted for as a discontinued operation under accounting principles generally accepted in the United States of America (GAAP) and therefore, the HDD results of operations and cash flows have been removed from the company’s results of continuing operations and cash flows for all periods presented in this document.

For 2006, Income from discontinued operations, net of tax, is related to tax benefits from tax audit settlements. For the years 2005 and 2004, the Loss from discontinued operations, net of tax, is primarily additional costs associated with parts warranty as agreed upon by the company and Hitachi.

PRINCIPLES OF CONSOLIDATION

The Consolidated Financial Statements include the accounts of IBM and its controlled subsidiaries, which are generally majority owned. The accounts of variable interest entities (VIEs) as defined by the Financial Accounting Standards Board (FASB) Interpretation No. 46(R) (FIN 46(R)), are included in the Consolidated Financial Statements, if required. Investments in business entities in which the company does not have control, but has the ability to exercise significant influence over operating and financial policies, are accounted for using the equity method and the company’s proportionate share of income or loss is recorded in Other (income) and expense. The accounting policy for other investments in equity securities is described on page 17 within “Marketable Securities.” Equity investments in non-publicly traded entities are primarily accounted for using the cost method. Intercompany transactions and accounts have been eliminated.

USE OF ESTIMATES

The preparation of Consolidated Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts of assets, liabilities, revenue, costs, expenses and gains and losses not affecting retained earnings that are reported in the Consolidated Financial Statements and accompanying disclosures, including the disclosure of contingent assets and liabilities. These estimates are based on management’s best knowledge of current events, historical experience, actions that the company may undertake in the future and on various other assumptions that are believed to be reasonable under the circumstances. As a result, actual results may be different from these estimates.

REVENUE

The company recognizes revenue when it is realized or realizable and earned. The company considers revenue realized or realizable and earned when it has persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable and collectibility is reasonably assured. Delivery does not occur until products have been shipped or services have been provided to the client, risk of loss has transferred to the client, and either client acceptance has been obtained, client acceptance provisions have lapsed, or the company has objective evidence that the criteria specified in the client acceptance provisions have been satisfied. The sales price is not considered to be fixed or determinable until all contingencies related to the sale have been resolved.

The company recognizes revenue on sales to solution providers, resellers and distributors (herein referred to as “resellers”) when the reseller has economic substance apart from the company, credit risk, title and risk of loss to the inventory, the fee to the company is not contingent upon resale or payment by the end user, the company has no further obligations related to bringing about resale or delivery and all other revenue recognition criteria have been met.

Consolidated Statements	3
Notes	9
A-G	9
A. Significant Accounting Policies	9
B. Accounting Changes	18
C. Acquisitions/Divestitures	20
D. Financial Instruments (excluding derivatives)	25
E. Inventories	26
F. Financing Receivables	26
G. Plant, Rental Machines and Other Property	26
H-M	27
N-S	35
T-X	43

The company reduces revenue for estimated client returns, stock rotation, price protection, rebates and other similar allowances. (See Schedule II, “Valuation and Qualifying Accounts and Reserves” included in the company’s Annual Report on Form 10-K). Revenue is recognized only if these estimates can be reliably determined. The company bases its estimates on historical results taking into consideration the type of client, the type of transaction and the specifics of each arrangement. Payments made under cooperative marketing programs are recognized as an expense only if the company receives from the client an identifiable benefit sufficiently separable from the product sale whose fair value can be reasonably estimated. If the company does not receive an identifiable benefit sufficiently separable from the product sale whose fair value can be reasonably estimated, such payments are recorded as a reduction of revenue.

Revenue from sales of third-party vendor products or services is recorded net of costs when the company is acting as an agent between the client and vendor and gross when the company is a principal to the transaction. Several factors are considered to determine whether the company is an agent or principal, most notably whether the company is the primary obligor to the client, has inventory risk or adds meaningful value to the vendor’s product or service. Consideration is also given to whether the company was involved in the selection of the vendor’s product or service, has latitude in establishing the sales price or has credit risk.

The company reports revenue net of any revenue-based taxes assessed by governmental authorities that are imposed on and concurrent with specific revenue-producing transactions. In addition to the aforementioned general policies, the following are the specific revenue recognition policies for multiple-element arrangements and for each major category of revenue.

Multiple-Element Arrangements

The company enters into multiple-element revenue arrangements, which may include any combination of services, software, hardware and/or financing. To the extent that a deliverable in a multiple-element arrangement is subject to specific guidance (like leased hardware that is subject to SFAS No. 13, “Accounting for Leases,” or software that is subject to the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) No. 97-2, “Software Revenue Recognition,” see “Software” on page 13) on whether and/or how to separate multiple deliverable arrangements into separate units of accounting (separability) and how to allocate the arrangement consideration among those separate units of accounting (allocation), that deliverable is accounted for in accordance with such specific guidance. For all other deliverables in multiple-element arrangements, the guidance below is applied for separability and allocation. A multiple-element arrangement is separated into more than one unit of accounting if all of the following criteria are met:

•                  The delivered item(s) has value to the client on a stand-alone basis;

•                  There is objective and reliable evidence of the fair value of the undelivered item(s); and

•                  If the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the company.

If these criteria are not met, the arrangement is accounted for as one unit of accounting which would result in revenue being recognized on a straight-line basis or being deferred until the earlier of when such criteria are met or when the last undelivered element is delivered. If these criteria are met for each element and there is objective and reliable evidence of fair value for all units of accounting in an arrangement, the arrangement consideration is allocated to the separate units of accounting based on each unit’s relative fair value. There may be cases, however, in which there is objective and reliable evidence of fair value of the undelivered item(s) but no such evidence for the delivered item(s). In those cases, the residual method is used to allocate the arrangement consideration. Under the residual method, the amount of consideration allocated to the delivered item(s) equals the total arrangement consideration less the aggregate fair value of the undelivered item(s). The revenue policies described below are then applied to each unit of accounting, as applicable.

If the allocation of consideration in a profitable arrangement results in a loss on an element, that loss is recognized at the earlier of (a) delivery of that element, (b) when the first dollar of revenue is recognized on that element, or (c) when there are no remaining profitable elements in the arrangement to be delivered.

Services

The company’s primary services offerings include information technology (IT) datacenter and business process outsourcing, application management services, technology infrastructure and system maintenance, Web hosting, and the design and development of complex IT systems to a client’s specifications (Design and Build). These services are provided on a time-and-material basis, as a fixed-price contract or as a fixed-price per measure of output contract and the contract terms range from less than one year to over 10 years.

Revenue from IT datacenter and business process outsourcing contracts is recognized in the period the services are provided using either an objective measure of output or a straight-line basis over the term of the contract. Under the output method, the amount of revenue recognized is based on the services delivered in the period.

Revenue from application management services, technology infrastructure and system maintenance and Web hosting contracts is recognized on a straight-line basis over the terms of the contracts. Revenue from time-and-material contracts is recognized as labor hours are delivered and direct expenses are incurred. Revenue related to extended warranty and product maintenance contracts is recognized on a straight-line basis over the delivery period.

Revenue from fixed-price Design and Build contracts is recognized in accordance with SOP No. 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts,” under the percentage-of-completion (POC) method. Under the POC method, revenue is recognized based on the costs incurred to date as a percentage of the total estimated costs to fulfill the contract. If circumstances arise that change the original estimates of revenues, costs, or extent of progress toward completion, revisions to the estimates are made. These revisions may result in increases or decreases in estimated revenues or costs, and such revisions are reflected in income in the period in which the circumstances that give rise to the revision become known by management. While the company uses the POC method as its basic accounting policy under SOP 81-1, the company uses the completed-contract method if reasonable estimates for a contract or group of contracts cannot be developed.

The company performs ongoing profitability analyses of its services contracts accounted for under the POC method in order to determine whether the latest estimates of revenue, costs and profits require updating. If at any time these estimates indicate that the contract will be unprofitable, the entire estimated loss for the remainder of the contract is recorded immediately. For non-POC services contracts, losses are recorded as incurred.

In some of the company’s services contracts, the company bills the client prior to recognizing revenue from performing the services. Deferred income of $5.0 billion and $4.3 billion at December 31, 2006 and 2005, respectively, is included in the Consolidated Statement of Financial Position. In other services contracts, the company performs the services prior to billing the client. Unbilled accounts receivable of $1.8 billion and $1.7 billion at December 31, 2006 and 2005, respectively, are included in Notes and accounts receivable-trade in the Consolidated Statement of Financial Position. Billings usually occur in the month after the company performs the services or in accordance with specific contractual provisions. Unbilled receivables are expected to be billed and collected within four months, rarely exceeding nine months.

Hardware

Revenue from hardware sales and sales-type leases is recognized when risk of loss has transferred to the client and there are no unfulfilled company obligations that affect the client’s final acceptance of the arrangement. Any cost of standard warranties and remaining obligations that are inconsequential or perfunctory are accrued when the corresponding revenue is recognized. Revenue from rentals and operating leases is recognized on a straight-line basis over the term of the rental or lease.

Software

Revenue from perpetual (one-time charge) license software is recognized at the inception of the license term if all revenue recognition criteria have been met. Revenue from term (recurring license charge) license software is recognized on a subscription basis over the period that the client is entitled to use the license. Revenue from maintenance, unspecified upgrades on a when-and-if-available basis and technical support is recognized over the period such items are delivered. In multiple-element revenue arrangements that include software that is more than incidental to the products or services as a whole (software multiple-element arrangements), software and software-related elements are accounted for in accordance with the following policies. Software-related elements include software products and services, as well as any non-software deliverable for which a software deliverable is essential to its functionality.

A software multiple-element arrangement is separated into more than one unit of accounting if all of the following criteria are met:

•                  The functionality of the delivered element(s) is not dependent on the undelivered element(s);

•                  There is vendor-specific objective evidence (VSOE) of fair value of the undelivered element(s). VSOE of fair value is based on the price charged when the deliverable is sold separately by the company on a regular basis and not as part of the multiple-element arrangement; and

•                  Delivery of the delivered element(s) represents the culmination of the earnings process for that element(s).

If these criteria are not met, the arrangement is accounted for as one unit of accounting which would result in revenue being recognized on a straight-line basis or being deferred until the earlier of when such criteria are met or when the last undelivered element is delivered. If these criteria are met for each element and there is VSOE of fair value for all units of accounting in an arrangement, the arrangement consideration is allocated to the separate units of accounting based on each unit’s relative VSOE of fair value. There may be cases, however, in which there is VSOE of fair value of the undelivered item(s) but no such evidence for the delivered item(s). In these cases, the residual method is used to allocate the arrangement consideration. Under the residual method, the amount of consideration allocated to the delivered item(s) equals the total arrangement consideration less the aggregate VSOE of fair value of the undelivered elements.

Consolidated Statements	3
Notes	9
A-G	9
A. Significant Accounting Policies	9
B. Accounting Changes	18
C. Acquisitions/Divestitures	20
D. Financial Instruments (excluding derivatives)	25
E. Inventories	26
F. Financing Receivables	26
G. Plant, Rental Machines and Other Property	26
H-M	27
N-S	35
T-X	43

Financing

Finance income attributable to sales-type leases, direct financing leases and loans is recognized on the accrual basis using the effective interest method. Operating lease income is recognized on a straight-line basis over the term of the lease.

SERVICES COSTS

Recurring operating costs for outsourcing contracts, including costs related to bid and proposal activities, are expensed as incurred. Certain eligible, nonrecurring costs incurred in the initial phases of outsourcing contracts are deferred and subsequently amortized. These costs consist of transition and set up costs related to the installation of systems and processes and are amortized on a straight-line basis over the expected period of benefit, not to exceed the term of the contract. Additionally, fixed assets associated with outsourcing contracts are capitalized and depreciated on a straight-line basis over the expected useful life of the asset. If an asset is contract specific, then the depreciation period is the shorter of the useful life of the asset or the contract term. Amounts paid to clients in excess of the fair value of acquired assets used in outsourcing arrangements are deferred and amortized on a straight-line basis as a reduction of revenue over the expected period of benefit not to exceed the term of the contract. The company performs periodic reviews to assess the recoverability of deferred contract transition and set up costs. This review is done by comparing the estimated minimum remaining undiscounted cash flows of a contract to the unamortized contract costs. If such minimum undiscounted cash flows are not sufficient to recover the unamortized costs, a loss is recognized.

Deferred services transition and set up costs were $1,511 million and $1,004 million at December 31, 2006 and December 31, 2005, respectively. The primary driver of the increase year to year was the continued growth of the company’s Global Services business. Amortization expense of deferred services transition and set up costs is estimated at December 31, 2006 to be $386 million in 2007, $324 million in 2008, $250 million in 2009, $188 million in 2010, and $363 million thereafter.

Deferred amounts paid to clients in excess of the fair value of acquired assets used in outsourcing arrangements were $210 million and $227 million at December 31, 2006 and December 31, 2005, respectively. Amortization of deferred amounts paid to clients in excess of the fair value of acquired assets is recorded as an offset of revenue and is estimated at December 31, 2006 to be $94 million in 2007, $57 million in 2008, $37 million in 2009, $16 million in 2010, and $5 million thereafter.

In situations in which an outsourcing contract is terminated, the terms of the contract may require the client to reimburse the company for the recovery of unbilled accounts receivable, unamortized deferred costs incurred to purchase specific assets utilized in the delivery of services and to pay any additional costs incurred by the company to transition the services.

SOFTWARE COSTS

Costs that are related to the conceptual formulation and design of licensed programs are expensed as incurred to research, development and engineering expense. Also, for licensed programs, the company capitalizes costs that are incurred to produce the finished product after technological feasibility has been established. Capitalized amounts are amortized using the straight-line method, which is applied over periods ranging up to three years. The company performs periodic reviews to ensure that unamortized program costs remain recoverable from future revenue. Costs to support or service licensed programs are charged to software cost as incurred.

The company capitalizes certain costs that are incurred to purchase or to create and implement internal-use computer software, which includes software coding, installation, testing and certain data conversion. These capitalized costs are amortized on a straight-line basis over two years and are recorded in Selling, general and administrative expense. See note I, “Intangible Assets Including Goodwill” on page 27 and 28.

PRODUCT WARRANTIES

The company offers warranties for its hardware products that range up to four years, with the majority being either one or three years. Estimated costs from warranty terms standard to the deliverable are recognized when revenue is recorded for the related deliverable. The company estimates its warranty costs standard to the deliverable based on historical warranty claim experience and applies this estimate to the revenue stream for products under warranty. Estimated future costs for warranties applicable to revenue recognized in the current period are charged to cost of revenue. The warranty accrual is reviewed quarterly to verify that it properly reflects the remaining obligation based on the anticipated expenditures over the balance of the obligation period. Adjustments are made when actual warranty claim experience differs from estimates. Costs from fixed-price support or maintenance contracts, including extended-warranty contracts, are recognized as incurred.

Changes in the company’s warranty liability balance are presented in the following table:

(Dollars in millions)

AT DECEMBER 31:	2006	2005
Balance at January 1	$754	$944
Current period accruals	540	622
Accrual adjustments to reflect actual experience	49	19
Charges incurred	(762)	(831)
Balance at December 31	$582	$754

The decrease in the balance was primarily driven by a reduction in estimated future costs as a result of the divestiture of the company’s Personal Computing business to Lenovo Group Limited (Lenovo) in April 2005.

SHIPPING AND HANDLING

Costs related to shipping and handling are included in Cost in the Consolidated Statement of Earnings.

EXPENSE AND OTHER INCOME

Selling, General and Administrative

Selling, general and administrative (SG&A) expense is charged to income as incurred. Expenses of promoting and selling products and services are classified as selling expense and include such items as advertising, sales commissions and travel. General and administrative expense includes such items as compensation, office supplies, non-income taxes, insurance and office rental. In addition, general and administrative expense includes other operating items such as a provision for doubtful accounts, workforce accruals for contractually obligated payments to employees terminated in the ongoing course of business, amortization of certain intangible assets and environmental remediation costs. Certain special actions discussed in note R, “2005 Actions,” on pages 40 and 41 are also included in SG&A.

Advertising and Promotional Expense

The company expenses advertising and promotional costs when incurred. Cooperative advertising reimbursements from vendors are recorded net of advertising and promotional expense in the period the related advertising and promotional expense is incurred. Advertising and promotional expense, which includes media, agency and promotional expense, was $1,195 million, $1,284 million and $1,335 million in 2006, 2005 and 2004, respectively, and is recorded in SG&A expense in the Consolidated Statement of Earnings.

Research, Development and Engineering

Research, development and engineering (RD&E) costs are expensed as incurred.

Intellectual Property and Custom Development Income

As part of the company’s business model and as a result of the company’s ongoing investment in research and development, the company licenses and sells the rights to certain of its intellectual property (IP) including internally developed patents, trade secrets and technological know-how. Certain transfers of IP to third parties are licensing/royalty-based and other transfers are transaction-based sales and other transfers. Licensing/royalty-based fees involve transfers in which the company earns the income over time, or the amount of income is not fixed or determinable until the licensee sells future related products (i.e., variable royalty, based upon licensee’s revenue). Sales and other transfers typically include transfers of IP whereby the company has fulfilled its obligations and the fee received is fixed or determinable at the transfer date. The company also enters into crosslicensing arrangements of patents, and income from these arrangements is recorded only to the extent cash is received. Furthermore, the company earns income from certain custom development projects for strategic technology partners and specific clients. The company records the income from these projects when the fee is realized or realizable and earned, is not refundable and is not dependent upon the success of the project.

Other (Income) and Expense

Other (income) and expense includes interest income (other than from the company’s Global Financing external business transactions), gains and losses on certain derivative instruments, gains and losses from securities and other investments, gains and losses from certain real estate activity, foreign currency transaction gains and losses, gains and losses from the sale of businesses and amounts related to accretion of asset retirement obligations. Certain special actions discussed in note R, “2005 Actions” on pages 40 and 41 are also included in Other (income) and expense.

BUSINESS COMBINATIONS AND INTANGIBLE ASSETS INCLUDING GOODWILL

The company accounts for business combinations using the purchase method of accounting and accordingly, the assets and liabilities of the acquired entities are recorded at their estimated fair values at the date of acquisition. Goodwill represents the excess of the purchase price over the fair value of net assets, including the amount assigned to identifiable intangible assets. The company does not amortize the goodwill balance. Substantially all of the company’s goodwill is not deductible for tax purposes. The primary drivers that generate goodwill are the value of synergies between the acquired entities and the company and the acquired assembled workforce, neither of which qualifies as an identifiable intangible asset. Identifiable intangible assets with finite lives are amortized over their useful lives. See note C, “Acquisition/Divestitures” on pages 20 to 25 and note I, “Intangible Assets Including Goodwill,” on pages 27 and 28, for additional information. The results of operations of the acquired businesses were included in the company’s Consolidated Financial Statements from the respective dates of acquisition.

IMPAIRMENT

Assets, other than goodwill, are tested for impairment based on undiscounted cash flows and, if impaired, written down to fair value based on either discounted cash flows or appraised values. Goodwill is tested annually for impairment, or sooner when circumstances indicate an impairment may exist, using a fair-value approach at the

Consolidated Statements	3
Notes	9
A-G	9
A. Significant Accounting Policies	9
B. Accounting Changes	18
C. Acquisitions/Divestitures	20
D. Financial Instruments (excluding derivatives)	25
E. Inventories	26
F. Financing Receivables	26
G. Plant, Rental Machines and Other Property	26
H-M	27
N-S	35
T-X	43

reporting unit level. A reporting unit is the operating segment, or a business, which is one level below that operating segment (the “component” level) if discrete financial information is prepared and regularly reviewed by management at the segment level. Components are aggregated as a single reporting unit if they have similar economic characteristics.

DEPRECIATION AND AMORTIZATION

Plant, rental machines and other property are carried at cost and depreciated over their estimated useful lives using the straight-line method. The estimated useful lives of depreciable properties are as follows: buildings, 50 years; building equipment, 10 to 20 years; land improvements, 20 years; plant, laboratory and office equipment, 2 to 15 years; and computer equipment, 1.5 to 5 years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the related lease term, rarely exceeding 25 years.

Capitalized software costs incurred or acquired after technological feasibility has been established are amortized over periods up to five years. Capitalized costs for internal-use software are amortized on a straight-line basis over two years. (See “Software Costs” on page 12 for additional information). Other intangible assets are amortized over periods between three and seven years.

ENVIRONMENTAL

The cost of internal environmental protection programs that are preventative in nature are expensed as incurred. When a cleanup program becomes likely, and it is probable that the company will incur cleanup costs and those costs can be reasonably estimated, the company accrues remediation costs for known environmental liabilities. The company’s maximum exposure for all environmental liabilities cannot be estimated and no amounts are recorded for environmental liabilities that are not probable or estimable.

ASSET RETIREMENT OBLIGATIONS

Asset retirement obligations (ARO) are legal obligations associated with the retirement of long-lived assets. These liabilities are initially recorded at fair value and the related asset retirement costs are capitalized by increasing the carrying amount of the related assets by the same amount as the liability. Asset retirement costs are subsequently depreciated over the useful lives of the related assets. Subsequent to initial recognition, the company records period-to-period changes in the ARO liability resulting from the passage of time and revisions to either the timing or the amount of the original estimate of undiscounted cash flows.

RETIREMENT-RELATED BENEFITS

Effective December 31, 2006, the company adopted the provisions of SFAS No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (SFAS No. 158). SFAS No. 158 requires the recognition of the funded status of the pension plans and nonpension postretirement benefit plans (retirement-related benefit plans) as an asset or a liability in the Consolidated Statement of Financial Position, the recognition of changes in that funded status in the year in which they occur through the Gains and (losses) not affecting retained earnings, net of tax, and the recognition of previously unrecognized gains/(losses), prior service costs/(credits) and transition assets as a component of Accumulated gains and (losses) not affecting retained earnings in the Consolidated Statement of Stockholders’ Equity. The provisions of SFAS No. 158 were adopted pursuant to the transition provisions therein. See note B, “Accounting Changes” on page 18 and note V, “Retirement-Related Benefits,” on pages 47 to 58 for additional information.

Defined Benefit Pension and Nonpension Postretirement Benefit Plans

The funded status of the company’s retirement-related benefit plans is recognized in the Consolidated Statement of Financial Position. The funded status is measured as the difference between the fair value of plan assets and the benefit obligation at December 31, the measurement date. For defined benefit pension plans, the benefit obligation is the projected benefit obligation (PBO) and for the nonpension postretirement benefit plans the benefit obligation is the accumulated postretirement benefit obligation (APBO). The PBO represents the actuarial present value of benefits expected to be paid upon retirement based on estimated future compensation levels. The APBO represents the actuarial present value of postretirement benefits attributed to employee services already rendered. The fair value of plan assets represents the current market value of cumulative company contributions made to an irrevocable trust fund, held for the sole benefit of participants, which are invested by the trust fund. Overfunded plans, with the fair value of plan assets exceeding the benefit obligation, are aggregated and recorded as a Prepaid pension asset equal to this excess. Underfunded plans, with the benefit obligation exceeding the fair value of plan assets, are aggregated and recorded as a Retirement and nonpension postretirement benefit obligation equal to this excess. The current portion of the Retirement and nonpension postretirement benefit obligation represents the actuarial present value of benefits payable in the next 12 months exceeding the fair value of plan assets, measured on a plan-by-plan basis. This liability is recorded in Compensation and benefits in the Consolidated Statement of Financial Position.

(Gains)/losses and prior service cost/(credit) not recognized as a component of net periodic pension cost/(income) in the Consolidated Statement of Earnings as they arise are recognized as a component of Gains and (losses) not affecting retained earnings in the Consolidated Statement of Stockholders’ Equity, net of tax. Those (gains)/losses and prior service cost/(credit) are subsequently recognized as a component of net periodic pension period cost/(income) pursuant to the recognition and amortization provisions of applicable accounting standards. (Gains)/losses arise as a result of differences between actual experience and assumptions or as a result of changes in actuarial assumptions. Prior service cost/(credit) represents the cost of benefit improvements attributable to prior service granted in plan amendments.

Net periodic pension cost/(income) is recorded in the Consolidated Statement of Earnings and includes service cost, interest cost, expected return on plan assets, amortization of prior service cost and (gains)/losses previously recognized as a component of Gains and (losses) not affecting retained earnings and amortization of the net transition asset remaining in Accumulated gains and (losses) not affecting retained earnings. Service cost represents the actuarial present value of participant benefits earned in the current year. Interest cost represents the time value of money cost associated with the passage of time. Certain events, such as changes in employee base, plan amendments and changes in actuarial assumptions, result in a change in the benefit obligation and the corresponding change in the Gains and (losses) not affecting retained earnings. The result of these events is amortized as a component of net periodic cost/(income) over the service lives of the participants, provided such amounts exceed thresholds which are based upon the benefit obligation or the value of plan assets. The average service lives of the IBM Personal Pension Plan (PPP), a U.S. plan, participants currently approximates 11 years and varies for participants in non-U.S. plans.

The measurement of the benefit obligation and net periodic pension cost/(income) is based on the company’s estimates and actuarial valuations provided by third-party actuaries which are approved by the company’s management. These valuations reflect the terms of the plans and use participant-specific information such as compensation, age and years of service, as well as certain assumptions, including estimates of discount rates, expected return on plan assets, rate of compensation increases, interest crediting rates and mortality rates.

Defined Contribution Plans

The company records expense for defined contribution plans for the company’s contribution when the employee renders service to the company, essentially coinciding with the cash contributions to the plans.

STOCK-BASED COMPENSATION

Stock-based compensation represents the cost related to stockbased awards granted to employees. The company measures stock-based compensation cost at grant date, based on the estimated fair value of the award and recognizes the cost as expense on a straight-line basis (net of estimated forfeitures) over the employee requisite service period. The company estimates the fair value of stock options using a Black-Scholes valuation model. The expense is recorded in Cost, SG&A, and RD&E in the Consolidated Statement of Earnings based on the employees’ respective function.

The company records deferred tax assets for awards that result in deductions on the company’s income tax returns, based on the amount of compensation cost recognized and the company’s statutory tax rate in the jurisdiction in which it will receive a deduction. Differences between the deferred tax assets recognized for financial reporting purposes and the actual tax deduction reported on the company’s income tax return are recorded in Additional Paid-In Capital (if the tax deduction exceeds the deferred tax asset) or in the Consolidated Statement of Earnings (if the deferred tax asset exceeds the tax deduction and no additional paid-in capital exists from previous awards).

See note U, “Stock-Based Compensation” on pages 43 to 47 for additional information.

INCOME TAXES

Income tax expense is based on reported income before income taxes. Deferred income taxes reflect the tax effect of temporary differences between asset and liability amounts that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. These deferred taxes are measured by applying currently enacted tax laws. Valuation allowances are recognized to reduce deferred tax assets to the amount that will more likely than not be realized. In assessing the need for a valuation allowance, management considers all available evidence including past operating results, estimates of future taxable income and the feasibility of ongoing tax planning strategies. When the company changes its determination as to the amount of deferred tax assets that can be realized, the valuation allowance is adjusted with a corresponding impact to income tax expense in the period in which such determination is made.

The company recognizes tax liabilities based on estimates of whether additional taxes will be due. These tax liabilities are recognized when, despite the company’s belief that its tax return positions are supportable, the company believes that certain positions are likely to be challenged and may not be fully sustained upon review by tax authorities. These liabilities are included in Taxes in the Consolidated Statement of Financial Position. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences impact income tax expense in the period in which such determination is made. Interest and penalties, if any, related to accrued liabilities for potential tax assessments are included in income tax expense.

TRANSLATION OF NON-U.S. CURRENCY AMOUNTS

Assets and liabilities of non-U.S. subsidiaries that have a local functional currency are translated to U.S. dollars at year-end exchange rates. Translation adjustments are recorded in Accumulated gains and (losses) not affecting retained earnings in the Consolidated Statement of Stockholders’ Equity. Income and expense items are translated at weighted-average rates of exchange prevailing during the year.

Consolidated Statements	3
Notes	9
A-G	9
A. Significant Accounting Policies	9
B. Accounting Changes	18
C. Acquisitions/Divestitures	20
D. Financial Instruments (excluding derivatives)	25
E. Inventories	26
F. Financing Receivables	26
G. Plant, Rental Machines and Other Property	26
H-M	27
N-S	35
T-X	43

Inventories, plant, rental machines and other property—net, and other non-monetary assets and liabilities of non-U.S. subsidiaries and branches that operate in U.S. dollars are translated at approximate exchange rates prevailing when the company acquired the assets or liabilities. All other assets and liabilities denominated in a currency other than U.S. dollars are translated at year-end exchange rates with the transaction gain or loss recognized in Other (income) and expense. Cost of sales and depreciation are translated at historical exchange rates. All other income and expense items are translated at the weighted-average rates of exchange prevailing during the year. These translation gains and losses are included in net income for the period in which exchange rates change.

DERIVATIVES

All derivatives are recognized in the Consolidated Statement of Financial Position at fair value and are reported in Prepaid expenses and other current assets, Investments and sundry assets, Other accrued expenses and liabilities or Other liabilities. Classification of each derivative as current or noncurrent is based upon whether the maturity of the instrument is less than or greater than 12 months. To qualify for hedge accounting in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities,” and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” (collectively, “SFAS No. 133”), the company requires that the instruments be effective in reducing the risk exposure that they are designated to hedge. For instruments that hedge cash flows, hedge effectiveness criteria also require that it be probable that the underlying transaction will occur. Instruments that meet established accounting criteria are formally designated as hedges. These criteria demonstrate that the derivative is expected to be highly effective at offsetting changes in fair value or cash flows of the underlying exposure both at inception of the hedging relationship and on an ongoing basis. The method of assessing hedge effectiveness and measuring hedge ineffectiveness is formally documented at hedge inception. The company assesses hedge effectiveness and measures hedge ineffectiveness at least quarterly throughout the designated hedge period.

The company applies hedge accounting in accordance with SFAS No. 133, whereby the company designates each derivative as a hedge of: (1) the fair value of a recognized financial asset or liability or of an unrecognized firm commitment (“fair value” hedge); (2) the variability of anticipated cash flows of a forecasted transaction or the cash flows to be received or paid related to a recognized financial asset or liability (“cash flow” hedge); or (3) a hedge of a long-term investment (“net investment” hedge) in a foreign operation. From time to time, however, the company may enter into derivative contracts that economically hedge certain of its risks, even though hedge accounting does not apply or the company elects not to apply hedge accounting under SFAS No. 133. In these cases, there exists a natural hedging relationship in which changes in the fair value of the derivative, which are recognized currently in net income, act as an economic offset to changes in the fair value of the underlying hedged item(s).

Changes in the fair value of a derivative that is designated as a fair value hedge, along with offsetting changes in the fair value of the underlying hedged exposure, are recorded in earnings each period. For hedges of interest rate risk, the fair value adjustments are recorded as adjustments to Interest expense and Cost of Global Financing in the Consolidated Statement of Earnings. For hedges of currency risk associated with recorded financial assets or liabilities, derivative fair value adjustments are recognized in Other (income) and expense in the Consolidated Statement of Earnings. Changes in the fair value of a derivative that is designated as a cash flow hedge are recorded, net of applicable taxes, in the Accumulated gains and (losses) not affecting retained earnings, a component of Stockholders’ equity. When net income is affected by the variability of the underlying cash flow, the applicable offsetting amount of the gain or loss from the derivative that is deferred in Stockholders’ equity is released to net income and reported in Interest expense, Cost, SG&A expense or Other (income) and expense in the Consolidated Statement of Earnings based on the nature of the underlying cash flow hedged. Effectiveness for net investment hedging derivatives is measured on a spot-to-spot basis. The effective portion of changes in the fair value of net investment hedging derivatives and other non-derivative risk management instruments designated as net investment hedges are recorded as foreign currency translation adjustments, net of applicable taxes, in the Accumulated gains and (losses) not affecting retained earnings section of the Consolidated Statement of Stockholders’ Equity. Changes in the fair value of the portion of a net investment hedging derivative excluded from the effectiveness assessment are recorded in Interest expense.

When the underlying hedged item ceases to exist, all changes in the fair value of the derivative are included in net income each period until the instrument matures. When the derivative transaction ceases to exist, a hedged asset or liability is no longer adjusted for changes in its fair value except as required under other relevant accounting standards. Derivatives that are not designated as hedges, as well as changes in the fair value of derivatives that do not effectively offset changes in the fair value of the underlying hedged item throughout the designated hedge period (collectively, “ineffectiveness”), are recorded in net income each period and are reported in Other (income) and expense.

The company reports cash flows arising from the company’s derivative financial instruments consistent with the classification of cash flows from the underlying hedged items that the derivatives are hedging. Accordingly, the majority of cash flows associated with the company’s derivative programs are classified in Cash flows from operating activities in the Consolidated Statement of Cash Flows. Cash flow from derivatives that do not qualify as hedges is reported in investing activities. For currency swaps designated as hedges of foreign currency denominated debt (included in the company’s debt risk management program as addressed in note L, “Derivatives and Hedging Transactions” on pages 50 through 53), cash flows directly associated with the settlement of the principal element of these swaps are reported in Payments to settle debt in the Cash flow from financing activities section of the Consolidated Statement of Cash Flows.

FINANCIAL INSTRUMENTS

In determining fair value of its financial instruments, the company uses a variety of methods and assumptions that are based on market conditions and risks existing at each balance sheet date. For the majority of financial instruments, including most derivatives, long-term investments and long-term debt, standard market conventions and techniques such as discounted cash flow analysis, option pricing models, replacement cost and termination cost are used to determine fair value. Dealer quotes are used for the remaining financial instruments. All methods of assessing fair value result in a general approximation of value, and such value may never actually be realized.

CASH EQUIVALENTS

All highly liquid investments with maturities of three months or less at the date of purchase are considered to be cash equivalents.

MARKETABLE SECURITIES

Debt securities included in Current assets represent securities that are expected to be realized in cash within one year of the balance sheet date. Long-term debt securities that are not expected to be realized in cash within one year and alliance equity securities that are within the scope of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” are included in Investments and sundry assets. Those securities are considered available for sale and are reported at fair value with unrealized gains and losses, net of applicable taxes, recorded in Accumulated gains and (losses) not affecting retained earnings within Stockholders’ equity. Realized gains and losses are calculated based on the specific identification method. Other-than-temporary declines in market value from original cost are charged to Other (income) and expense in the period in which the loss occurs. In determining whether an other-than-temporary decline in the market value has occurred, the company considers the duration that, and extent to which, fair value of the investment is below its cost. Realized gains and losses also are included in Other (income) and expense in the Consolidated Statement of Earnings.

INVENTORIES

Raw materials, work in process and finished goods are stated at the lower of average cost or market. In accordance with SFAS No. 95, “Statement of Cash Flows,” cash flows related to the sale of the company’s inventories are reflected in Net cash from operating activities from continuing operations in the Consolidated Statement of Cash Flows.

ALLOWANCE FOR UNCOLLECTIBLE RECEIVABLES

Trade

An allowance for uncollectible trade receivables is estimated based on a combination of write-off history, aging analysis and any specific, known troubled accounts.

Financing

Financing receivables include sales-type leases, direct financing leases and loans. Below are the methodologies the company uses to calculate both its specific and its unallocated reserves, which are applied consistently to its different portfolios.

SPECIFIC – The company reviews all financing account receivables considered at risk on a quarterly basis. The review primarily consists of an analysis based upon current information available about the client, such as financial statements, news reports and published credit ratings, as well as the current economic environment, collateral net of repossession cost and prior collection history. For loans that are collateral dependent, impairment is measured using the fair value of the collateral when foreclosure is probable. Using this information, the company determines the expected cash flow for the receivable and calculates a recommended estimate of the potential loss and the probability of loss. For those accounts in which the loss is probable, the company records a specific reserve.

UNALLOCATED – The company records an unallocated reserve that is calculated by applying a reserve rate to its different portfolios, excluding accounts that have been specifically reserved. This reserve rate is based upon credit rating, probability of default, term, asset characteristics and loss history.

Receivable losses are charged against the allowance when management believes the uncollectibility of the receivable is confirmed. Subsequent recoveries, if any, are credited to the allowance.

Certain receivables for which the company recorded specific reserves may also be placed on non-accrual status. Non-accrual assets are those receivables (impaired loans or non-performing leases) with specific reserves and other accounts for which it is likely that the company will be unable to collect all amounts due according to original terms of the lease or loan agreement. Income recognition is discontinued on these receivables. Cash collections are first applied as a reduction to principal outstanding. Any cash received in excess of principal payments outstanding is recognized as interest income. Receivables may be removed from non-accrual status, if appropriate, based upon changes in client circumstances.

Consolidated Statements	3
Notes	9
A-G	9
A. Significant Accounting Policies	9
B. Accounting Changes	18
C. Acquisitions/Divestitures	20
D. Financial Instruments (excluding derivatives)	25
E. Inventories	26
F. Financing Receivables	26
G. Plant, Rental Machines and Other Property	26
H-M	27
N-S	35
T-X	43

ESTIMATED RESIDUAL VALUES OF LEASE ASSETS

The recorded residual values of the company’s lease assets are estimated at the inception of the lease to be the expected fair value of the assets at the end of the lease term. The company periodically reassesses the realizable value of its lease residual values. Any anticipated increases in specific future residual values are not recognized before realization through remarketing efforts. Anticipated decreases in specific future residual values that are considered to be other-than-temporary are recognized immediately upon identification and are recorded as an adjustment to the residual-value estimate. For sales-type and direct financing leases, this reduction lowers the recorded net investment and is recognized as a loss charged to finance income in the period in which the estimate is changed, as well as an adjustment to unearned income to reduce future-period finance income.

COMMON STOCK

Common stock refers to the $.20 par value capital stock as designated in the company’s Certificate of Incorporation. Treasury stock is accounted for using the cost method. When treasury stock is reissued, the value is computed and recorded using a weighted-average basis.

EARNINGS PER SHARE OF COMMON STOCK

Earnings per share of common stock—basic is computed by dividing Net income by the weighted-average number of common shares outstanding for the period. Earnings per share of common stock, assuming dilution, reflects the maximum potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and would then share in the net income of the company. See note S, “Earnings Per Share of Common Stock,” on page 42 for additional information.

B. ACCOUNTING CHANGES

NEW STANDARDS TO BE IMPLEMENTED

In September 2006, the FASB finalized SFAS No. 157, “Fair Value Measurements” which will become effective in 2008. This Statement defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements; however, it does not require any new fair value measurements. The provisions of SFAS No. 157 will be applied prospectively to fair value measurements and disclosures beginning in the first quarter of 2008 and is not expected to have a material effect on the company’s Consolidated Financial Statements.

In June 2006, the FASB released FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 clarifies the accounting and reporting for uncertainties in income tax law. This Interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. The company has substantially completed the process of evaluating the effect of FIN 48 on its Consolidated Financial Statements as of the beginning of the period of adoption, January 1, 2007. The company estimates that the cumulative effects of applying this Interpretation will be recorded as a $0.1 billion increase to beginning Retained earnings. In addition, in accordance with the provisions of FIN 48, the company will reclassify an estimated $2.0 billion of unrecognized tax benefits from current to non-current liabilities because payment of cash is not anticipated within one year of the balance sheet date.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140,” that provides guidance on accounting for separately recognized servicing assets and servicing liabilities. In accordance with the provisions of SFAS No. 156, separately recognized servicing assets and servicing liabilities must be initially measured at fair value, if practicable. Subsequent to initial recognition, the company may use either the amortization method or the fair-value measurement method to account for servicing assets and servicing liabilities within the scope of this Statement. The company will adopt SFAS No. 156 in fiscal year 2007. The adoption of this Statement is not expected to have a material effect on the company’s Consolidated Financial Statements.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140,” to permit fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation in accordance with the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The company will adopt SFAS No. 155 in fiscal year 2007. The adoption of this Statement is not expected to have a material effect on the company’s Consolidated Financial Statements.

STANDARDS IMPLEMENTED

As discussed in note A, “Significant Accounting Policies” on pages 9 to 18, effective December 31, 2006, the company adopted SFAS No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R),” which requires the recognition of the funded status of the retirement-related benefit plans in the Consolidated Statement of Financial Position and the recognition of the changes in that funded status in the year in which the changes occur through Gains and (losses) not affecting retained earnings, net of applicable tax effects. The provisions of SFAS No. 158 were adopted pursuant to the transition provisions therein. The company measures defined benefit plan assets and obligations as of December 31 and SFAS No. 158 did not affect the company’s existing valuation practices. The adoption of SFAS No. 158 had no impact on the company’s existing debt covenants, credit ratings or financial flexibility. See note V, “Retirement-Related Benefits” on pages 47 to 58 for additional information, including the incremental effect of the adoption on the Consolidated Statement of Financial Position.

In September 2006, the SEC issued Staff Accounting Bulletin (SAB) No. 108, codified as SAB Topic 1.N, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 describes the approach that should be used to quantify the materiality of a misstatement and provides guidance for correcting prior-year errors. The company early adopted SAB No. 108 in the third quarter of 2006 and accordingly, follows SAB No. 108 requirements when quantifying financial statement misstatements. The adoption of SAB No. 108 did not require any changes to the company’s Consolidated Financial Statements.

In the third quarter of 2006, the company adopted FASB Staff Position (FSP) FIN 46(R)-6, “Determining the Variability to Be Considered in Applying FASB Interpretation No. 46(R).” FSP FIN No. 46(R)-6 clarifies that the variability to be considered in applying FASB Interpretation 46(R) shall be based on an analysis of the design of the variable interest entity. The adoption of this FSP did not have a material effect on the company’s Consolidated Financial Statements.

In the first quarter of 2006, the company adopted SFAS No. 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3.” SFAS No. 154 changed the requirements for the accounting for and reporting of a voluntary change in accounting principle. The adoption of this statement did not affect the company’s Consolidated Financial Statements in fiscal year 2006. Its effects on future periods will depend on the nature and significance of any future accounting changes subject to this statement.

Beginning January 2006, the company adopted SFAS No. 151, “Inventory Costs—an amendment of ARB No. 43, Chapter 4.” SFAS No. 151 requires certain abnormal expenditures to be recognized as expenses in the current period versus being capitalized in inventory. It also requires that the amount of fixed production overhead allocated to inventory be based on the normal capacity of the production facilities. The adoption of this statement did not have a material effect on the company’s Consolidated Financial Statements.

Effective January 1, 2005, the company adopted the provisions of SFAS No. 123(R), “Share-Based Payment.” The company elected to adopt the modified retrospective application method provided by SFAS No. 123(R) and accordingly, financial statement amounts for the periods presented herein reflect results as if the fair value method of expensing had been applied from the original effective date of SFAS No. 123. See note A, “Significant Accounting Policies” on pages 9 to 18 and note U, “Stock-Based Compensation” on pages 43 to 47 for additional information.

In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143” (FIN 47). FIN 47 clarifies that conditional asset retirement obligations (AROs) meet the definition of liabilities and should be recognized when incurred if their fair values can be reasonably estimated. The company implemented FIN 47 on December 31, 2005 and recorded conditional AROs of approximately $85 million. These conditional AROs relate to the company’s contractual obligations to remove leasehold improvements in certain non- U.S. locations thereby restoring leased space to its original condition. Upon implementation of FIN 47, the company recorded a $36 million charge (net of income tax benefit of $21 million) which was reported as a cumulative effect of change in accounting principle in the 2005 Consolidated Statement of Earnings. The company’s accounting policy for AROs is described in note A, “Significant Accounting Policies,” on page 14.

Pro forma effects of retroactively applying FIN 47 for the years 2005 and 2004 are as follows:

(Dollars in millions except per share amounts)

FOR THE YEAR ENDED DECEMBER 31:	2005	2004
Pro forma amounts assuming accounting change is applied retroactively:
Pro forma net income	$7,964	$7,474
Pro forma earnings per share of common stock—assuming dilution	$4.89	$4.38
Pro forma earnings per share of common stock—basic	$4.98	$4.46
ARO liabilities at December 31, 2005 and pro forma ARO liabilities at December 31, 2004	$85	$74

As of December 31, 2005, the company was unable to estimate the range of settlement dates and the related probabilities for certain asbestos remediation AROs. These conditional AROs are primarily related to the encapsulated structural fireproofing that is not subject to abatement unless the buildings are demolished and non-encapsulated asbestos that the company would remediate only if it performed major renovations of certain existing buildings. Because these conditional obligations have indeterminate settlement dates, the company could not develop a reasonable estimate of their fair values. The company will continue to assess its ability to estimate fair values at each future reporting date. The related liability will be recognized once sufficient additional information becomes available.

Consolidated Statements	3
Notes	9
A-G	9
A. Significant Accounting Policies	9
B. Accounting Changes	18
C. Acquisitions/Divestitures	20
D. Financial Instruments (excluding derivatives)	25
E. Inventories	26
F. Financing Receivables	26
G. Plant, Rental Machines and Other Property	26
H-M	27
N-S	35
T-X	43

In June 2005, the FASB issued FASB Staff Position (FSP) No. FAS 143-1, “Accounting for Electronic Equipment Waste Obligations,” (FSP FAS 143-1) that provides guidance on how commercial users and producers of electronic equipment should recognize and measure asset retirement obligations associated with the European Directive 2002/96/EC on Waste Electrical and Electronic Equipment (the “Directive”). In 2005, the company adopted FSP FAS 143-1 in those European Union (EU) member countries that transposed the Directive into country-specific laws. Its adoption did not have a material effect on the company’s Consolidated Financial Statements. The effect of applying FSP FAS 143-1 in the remaining countries in future periods is not expected to have a material effect on the company’s Consolidated Financial Statements.

In the third quarter of 2005, the company adopted SFAS No. 153, “Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29.” SFAS No. 153 requires that exchanges of productive assets be accounted for at fair value unless fair value cannot be reasonably determined or the transaction lacks commercial substance. The adoption of SFAS No. 153 did not have a material effect on the company’s Consolidated Financial Statements.

The American Jobs Creation Act of 2004 (the “Act”) introduced a temporary incentive for the company to repatriate earnings accumulated outside the U.S. In the fourth quarter of 2004, the company adopted the provisions of FSP No. FAS 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004.” According to FSP No. FAS 109-2, the company was allowed time beyond the financial reporting period of enactment to evaluate the effects of the Act on its plan for repatriation of foreign earnings for purposes of applying SFAS No. 109, “Accounting for Income Taxes.” Accordingly, as of December 31, 2004, the company did not adjust its income tax expense or deferred tax liability to reflect the possible effect of the new repatriation provision. In 2005, the company repatriated $9.5 billion of foreign earnings and recorded income tax expense of $525 million associated with this repatriation.

In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities,” and amended it by issuing FIN 46(R) in December 2003. FIN 46(R) addresses consolidation by business enterprises of variable interest entities (VIEs) that either: (1) do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support or (2) have equity investors that lack an essential characteristic of a controlling financial interest. In accordance with the transition provisions of FIN 46(R), the company adopted FIN 46(R) for all VIEs and special-purpose entities as defined within FIN 46(R) as of March 31, 2004. These accounting pronouncements did not have a material effect on the company’s Consolidated Financial Statements.

C. ACQUISITIONS/DIVESTITURES

ACQUISITIONS

2006

In 2006, the company completed 13 acquisitions at an aggregate cost of $4,817 million, which was paid in cash. The cost of these acquisitions are reported in the Consolidated Statement of Cash Flows net of acquired cash and cash equivalents. The tables on page 21 and 22 represent the purchase price allocations for all of the 2006 acquisitions. The Micromuse Inc., FileNet Corporation, Internet Security Systems, Inc. and MRO Software, Inc. acquisitions are shown separately given their significant purchase prices.

MICROMUSE, INC. –  On February 15, 2006, the company acquired 100 percent of the outstanding common shares of Micromuse, Inc. for cash consideration of $862 million. Micromuse is a leading provider of network management software used by banks, telecommunications carriers, governments, retailers and other organizations to monitor and manage their sophisticated technology infrastructures. The software helps customers manage increasingly complex IT systems that support the proliferation of voice, data and video traffic due to the growing adoption of voice over IP (VoIP)-based audio and video services delivered over the internet. The combination of Micromuse’s software and the company’s IT services management technology can provide a comprehensive approach to help customers reduce the complexity of their IT environments, lower operational costs and address compliance mandates. Micromuse was integrated into the Software segment upon acquisition and Goodwill, as reflected in the table on page 21, has been entirely assigned to the Software segment. The overall weighted-average useful life of the intangible assets purchased, excluding Goodwill, is 4.0 years.

In the fourth quarter, as a result of completing the integration of Micromuse’s legal and intercompany structure into the company’s legal structure, the company recorded an increase in current assets and current liabilities with a corresponding offset in Goodwill totaling $137 million. These increases relate to an increase in both Deferred tax assets and Current tax liabilities. These adjustments are reflected in the table on page 21.

FILENET CORPORATION – On October 12, 2006, the company acquired 100 percent of the outstanding common shares of FileNet Corporation for cash consideration of $1,609 million. FileNet is a leading provider of business process and content management solutions that help companies simplify critical and everyday decision making processes and give organizations a competitive advantage. The FileNet acquisition enhances the company’s ability to meet increasing client demand for a combination of content- and process-centric business process management capabilities, which is driven by changing governance and compliance mandates, as well as the need to integrate content-centric business processes with enterprise applications. The company has integrated its business process management and service oriented architecture (SOA) technologies with the FileNet platform to allow customers to access content wherever it may reside and use it in the context of business processes. FileNet was integrated into the Software segment upon acquisition and Goodwill, as reflected in the table below, has been entirely assigned to the Software segment. The overall weighted-average useful life of the intangible assets purchased, excluding Goodwill, is 5.9 years.

INTERNET SECURITY SYSTEMS, INC. – On October 20, 2006, the company acquired 100 percent of the outstanding common shares of Internet Security Systems, Inc. (ISS) for cash consideration of $1,368 million. ISS provides security solutions to thousands of the world’s leading companies and governments, helping to proactively protect against Internet threats across networks, desktops and servers. ISS software, appliances and services monitor and manage network vulnerabilities and rapidly respond in advance of potential threats. The acquisition advances the company’s strategy to utilize IT services, software and consulting expertise to automate labor-based processes into standardized, software-based services that can help clients optimize and transform their businesses. ISS was integrated into the Global Technology Services segment upon acquisition and Goodwill, as reflected in the table on page 22 has been entirely assigned to the Global Technology Services segment. The overall weighted-average useful life of the intangible assets purchased, excluding Goodwill, is 5.6 years.

MRO SOFTWARE INC. – On October 5, 2006, the company acquired 100 percent of the outstanding common shares of MRO Software, Inc. for cash consideration of $739 million. MRO’s asset and service management software and consulting services are used by many of the world’s top companies to effectively manage how they buy, maintain and retire assets—such as production equipment, facilities, transportation and information technology hardware and software—in a wide variety of industries including utilities, manufacturing, energy, pharmaceutical and telecommunications. The acquisition builds upon the company’s strategy to leverage business consulting, IT services, and software to develop repeatable tools that help clients optimize and transform their business. MRO was integrated into the Software, Global Technology Services and Global Business Services segments upon acquisition and Goodwill, as reflected in the table on page 22, has been assigned to the Software segment for $337 million, Global Technology Services segment for $49 million and Global Business Services segment for $122 million. The overall weighted-average useful life of the intangible assets purchased, excluding Goodwill, is 5.6 years.

OTHER ACQUISITIONS – The company acquired nine additional companies that are presented as Other Acquisitions in the table on page 22. Three of the acquisitions were Global Services-related companies: two were integrated into the Global Technology Services segment: Viacore, Inc. and Palisades Technology Partners, LLP; the third, Valchemy, Inc., was integrated into the Global Business Services segment. Six of the acquisitions were software-related companies that were integrated into the Software segment: Cims Lab; Language Analysis Systems, (LAS) Inc.; Buildforge; Unicorn Solutions, Inc.; Rembo Technology; and Webify Solutions. The purchase price allocations resulted in aggregate Goodwill of $211 million, of which $161 million was assigned to the Software segment and $51 million was assigned to the Global Technology Services segment. The overall weighted-average useful life of the intangible assets purchased in these acquisitions, excluding Goodwill, is 3.4 years.

See note A, “Significant Accounting Policies,” on page 13 for further description of the company’s accounting policies related to business combinations and intangible assets, including Goodwill.

(Dollars in millions)

		MICROMUSE, INC.
		ORIGINAL
		AMOUNT
		DISCLOSED IN
	AMORTIZATION	FIRST	PURCHASE	TOTAL	FILENET
2006 ACQUISITIONS	LIFE (IN YEARS)	QTR. 2006	ADJUSTMENTS*	ALLOCATION	CORPORATION
Current assets		$201	$56	$257	$681
Fixed assets/non-current		8	—	8	69
Intangible assets:
Goodwill	N/A	694	137	831	894
Completed technology	3 to 5	46	—	46	73
Client relationships	3 to 7	46	—	46	194
Other identifiable intangible assets	2 to 4	4	—	4	55
In-process R&D		1	—	1	3
Total assets acquired		1,000	193	1,193	1,969
Current liabilities		(89)	(193)	(282)	(252)
Non-current liabilities		(49)	—	(49)	(108)
Total liabilities assumed		(138)	(193)	(331)	(360)
Total purchase price		$862	$—	$862	$1,609

*  Adjustments primarily relate to acquisition costs, deferred taxes and other accruals.

N/A — Not applicable

(Dollars in millions)

		INTERNET	MRO
	AMORTIZATION	SECURITY	SOFTWARE,	OTHER
2006 ACQUISITIONS	LIFE (IN YEARS)	SYSTEMS, INC.	INC.	ACQUISITIONS
Current assets		$309	$227	$28
Fixed assets/non-current		62	20	4
Intangible assets:
Goodwill	N/A	967	508	211
Completed technology	3 to 5	135	71	8
Client relationships	3 to 7	60	42	22
Other identifiable intangible assets	2 to 4	21	4	4
In-process R&D		3	—	—
Total assets acquired		1,557	872	277
Current liabilities		(92)	(69)	(24)
Non-current liabilities		(97)	(64)	(13)
Total liabilities assumed		(189)	(133)	(37)
Total purchase price		$1,368	$739	$240

N/A —Not applicable

2005

In 2005, the company completed 16 acquisitions at an aggregate cost of $2,022 million, which was paid in cash. The cost of these acquisitions are reported in the Consolidated Statement of Cash Flows net of acquired cash and cash equivalents. The table on page 23 represents the purchase price allocations for all of the 2005 acquisitions. The Ascential Corporation (Ascential) acquisition is shown separately given its significant purchase price.

ASCENTIAL – On April 29, 2005, the company acquired 100 percent of the outstanding common shares of Ascential for cash consideration of $1,140 million. Ascential is a provider of enterprise data integration software used to help build enterprise data warehouses, power business intelligence systems, consolidate enterprise applications, create and manage master repositories of critical business information and enable on demand data access. Ascential complements and strengthens the company’s information and integration offerings and further extends the company’s ability to enable clients to become on demand businesses by providing a single, agile infrastructure for delivering accurate, consistent, timely and coherent information. Ascential was integrated into the Software segment upon acquisition and Goodwill, as reflected in the table on page 23, has been entirely assigned to the Software segment. The overall weighted-average useful life of the intangible assets purchased, excluding Goodwill, is 3.9 years.

OTHER ACQUISITIONS – The company acquired 15 additional companies that are presented as Other Acquisitions in the table on page 23. Four of the acquisitions were technology services-related companies that were integrated into the Global Technology Services segment: Network Solutions; Classic Blue; Corio; and Equitant. One of the acquisitions, HealthLink, was integrated into the Global Business Services segment. Nine of the acquisitions were software-related companies that were integrated into the Software segment: iPhrase; Data Power Technology, Inc.; Bowstreet; Collation Inc.; DWL; Isogon Corporation; PureEdge Solutions, Inc.; SRD; and Gluecode. One acquisition, Meiosys, was integrated into the Systems and Technology Group segment. The purchase price allocations resulted in aggregate Goodwill of $791 million, of which $456 million was assigned to the Software segment; $239 million was assigned to the Global Technology Services segment; $62 million was assigned to the Global Business Services segment and $34 million was assigned to the Systems and Technology Group segment. The overall weighted-average useful life of the intangible assets purchased, excluding Goodwill, is 3.1 years.

(Dollars in millions)

		ASCENTIAL
		ORIGINAL
		AMOUNT
		DISCLOSED IN
	AMORTIZATION	SECOND	PURCHASE	TOTAL	OTHER
2005 ACQUISITIONS	LIFE (IN YEARS)	QTR. 2005	ADJUSTMENTS*	ALLOCATION	ACQUISITIONS
Current assets		$526	$(1)	$525	$137
Fixed assets/non-current		20	—	20	28
Intangible assets:
Goodwill	N/A	639	1	640	791
Completed technology	3	56	—	56	35
Client relationships	5	46	—	46	22
Other identifiable intangible assets	1-5	—	—	—	5
In-process R&D		—	—	—	1
Total assets acquired		1,287	—	1,287	1,019
Current liabilities		(112)	(4)	(116)	(89)
Non-current liabilities		(35)	4	(31)	(48)
Total liabilities assumed		(147)	—	(147)	(137)
Total purchase price		$1,140	$—	$1,140	$882

*  Adjustments primarily relate to acquisition costs, deferred taxes and other accruals.

N/A —Not applicable

2004

In 2004, the company completed 14 acquisitions at an aggregate cost of $2,111 million. The cost of these acquisitions are reported in the Consolidated Statement of Cash Flows net of acquired cash and cash equivalents. The table on page 24 represents the purchase price allocations for all 2004 acquisitions. The Candle Corporation (Candle) and Maersk Data/DMdata acquisitions are shown separately given the significant purchase price for each acquisition.

CANDLE – On June 7, 2004, the company acquired 100 percent of the outstanding common shares of Candle for cash consideration of $431 million. Candle provides services to develop, deploy and manage enterprise infrastructure. The acquisition allows the company to provide its clients with an enhanced set of software solutions for managing an on demand environment and complements the company’s existing middleware solutions. Candle was integrated into the Software segment upon acquisition and Goodwill, as reflected in the table on page 24, has been entirely assigned to the Software segment. The overall weighted-average useful life of the identified amortizable intangible assets acquired, excluding Goodwill, is 5.9 years.

MAERSK DATA/DMDATA – On December 1, 2004, the company purchased 100 percent of the outstanding common stock of Maersk Data and 45 percent of the outstanding common stock of DMdata for $792 million. Maersk Data owned the remaining 55 percent of DMdata’s outstanding common stock. Maersk Data and DMdata are located in Denmark. Maersk Data is a provider of IT solutions and offers consultancy, application development, and operations and support to companies and organizations. DMdata is a provider of IT operations and its core business areas include the operation of centralized and decentralized IT systems, network establishment and operation, as well as print and security solutions for clients in a number of different industries. These acquisitions significantly increased the company’s capabilities in serving clients in the transportation and logistics industry globally, while also enhancing its capabilities in areas such as financial services, public sector, healthcare and the food and agriculture industries. Maersk Data and DM Data were integrated into the Global Technology Services and the Global Business Services segments and Goodwill, as reflected in the table on page 24, has been assigned to Global Technology Services segment for $269 million and to Global Business Services segment for $157 million. The overall weighted-average useful life of the identified amortizable intangible assets acquired, excluding Goodwill, is 4.7 years.

OTHER ACQUISITIONS – The company acquired 12 additional companies that are presented as Other Acquisitions in the table on page 24. Seven of the acquisitions were for technology services-related companies, which were integrated into the Global Technology Services segment and five were for software companies, which were integrated into the Software segment. The purchase price allocations resulted in aggregate Goodwill of $711 million, of which $329 million was assigned to the Software segment and $382 million was assigned to the Global Technology Services segment. The overall weighted-average useful life of the intangible assets purchased, excluding Goodwill, is 4.8 years.

Consolidated Statements	3
Notes	9
A-G	9
A. Significant Accounting Policies	9
B. Accounting Changes	18
C. Acquisitions/Divestitures	20
D. Financial Instruments (excluding derivatives)	25
E. Inventories	26
F. Financing Receivables	26
G. Plant, Rental Machines and Other Property	26
H-M	27
N-S	35
T-X	43

(Dollars in millions)

		CANDLE
		ORIGINAL
		AMOUNT
		DISCLOSED IN
	AMORTIZATION	SECOND	PURCHASE	TOTAL		OTHER
2004 ACQUISITIONS	LIFE (IN YEARS)	QTR. 2004	ADJUSTMENTS*	ALLOCATION	MAERSK	ACQUISITIONS
Current assets		$202	$(2)	$200	$319	$191
Fixed assets/non-current		82	(19)	63	123	176
Intangible assets:
Goodwill	N/A	256	39	295	426	711
Completed technology	2-3	23	—	23	11	29
Client relationships	3-7	65	—	65	100	50
Other identifiable intangible assets	5	6	—	6	2	13
Total assets acquired		634	18	652	981	1,170
Current liabilities		(119)	(22)	(141)	(145)	(198)
Non-current liabilities		(80)	—	(80)	(44)	(84)
Total liabilities assumed		(199)	(22)	(221)	(189)	(282)
Total purchase price		$435	$(4)	$431	$792	$888

*  Adjustments primarily relate to acquisition costs, deferred taxes and other accruals.

N/A—Not applicable

DIVESTITURES

2006

As discussed below, the company divested its Personal Computing Business to Lenovo Group Limited (Lenovo) in 2005. A portion of the total consideration received in that transaction included Lenovo equity. This equity was subject to specific lock-up provisions.

In the second quarter of 2006, the company and Lenovo agreed to revise these restrictions such that the company can now fully divest its shares in Lenovo after November 1, 2007 versus the prior lock-up expiration date of May 1, 2008. As a result of the change in the lock-up restrictions, the company now considers all Lenovo shares to be within the scope of SFAS No. 115 and has classified them as available for sale.

On August 4, 2006, the company signed an agreement with a financial institution to establish a structure, with the institution acting as agent, to facilitate the company’s disposition of Lenovo shares from time to time, after their release from the lock-up provisions. At December 31, 2006, the company had not divested any shares through the financial institution. (See note X, “Subsequent Events,” on page 62).

For the year ended December 31, 2006, the company recorded a pre-tax gain of $45 million related to the divestiture. This amount was primarily due to a reversal of an indemnity provision recorded at the closing.

In addition, at December 31, 2006, the deferred income balance related to services arrangements entered into at the closing date, as discussed on page 25, was $85 million.

2005

On April 30, 2005 (closing date), the company completed the divestiture of its Personal Computing business to Lenovo, a publicly traded company on the Hong Kong Stock Exchange. The total consideration that the company agreed to on December 7, 2004 (the date the definitive agreement was signed) was $1,750 million which included $650 million in cash, $600 million in Lenovo equity (valued at the December 6, 2004 closing price) and the transfer of approximately $500 million of net liabilities. At the closing date, total consideration was valued at $1,725 million, comprised of: $650 million in cash, $542 million in Lenovo equity and $533 million in net liabilities transferred. Transaction related expenses and provisions were $628 million, resulting in a net pre-tax gain of $1,097 million which was recorded in Other (income) and expense in the Consolidated Statement of Earnings in the second quarter of 2005. In addition, the company paid Lenovo $138 million in cash primarily to assume additional liabilities outside the scope of the original agreement. This transaction had no impact on Income from Continuing Operations. Total net cash proceeds, less the deposit received at the end of 2004 for $25 million, related to these transactions were $487 million.

The equity received at the closing date represented 9.9 percent of ordinary voting shares and 18.9 percent of total ownership in Lenovo. Subsequent to the closing date, Lenovo’s capital structure changed due to new third-party investments. As a result, the company’s equity at June 30, 2005 represented 9.9 percent of ordinary voting shares and 17.05 percent of total ownership in Lenovo. The equity securities have been accounted for under the cost method of accounting. The equity is subject to specific lock-up provisions that restrict the company from divesting the securities. These restrictions apply to specific equity tranches and expire over a three-year period from the closing date. The Lenovo equity was valued at $542 million at the closing date and is recorded in Investments and sundry assets in the Consolidated Statement of Financial Position. In addition, the company recorded an equity deferral of $112 million to reflect the value of the lock-up provisions. This deferral was recorded as a contra-investment in Investments and sundry assets.

As part of the agreements with Lenovo, the company will provide certain services. These services include marketing support, information technology, human resources support and learning services. These service arrangements are primarily for periods of three years or less and can be terminated earlier by Lenovo. The company estimated the fair value of these service arrangements, and, as a result, has deferred $262 million of the transaction gain. This amount will be recorded as revenue, primarily in the company’s Global Services segments, as services are provided to Lenovo. The deferred amount was recorded in deferred income in Other liabilities in the Consolidated Statement of Financial Position.

The company also recorded direct and incremental expenses and related provisions of $254 million associated with the divestiture, consisting of $74 million for certain indemnities; $64 million for employee-related charges; $40 million in real estate and information technology costs; $20 million in transaction expenses; $22 million of goodwill; and $34 million in other expenses. The company, as part of the agreement, retained the right and will be given a preference to provide maintenance, warranty and financing services to Lenovo. The company retained the warranty liability for all Personal Computing business products sold prior to the closing date. Lenovo will have the right to use certain IBM Trademarks under a Trademark License Agreement for a term of five years. In addition, the company entered into an arm’s-length supply agreement with Lenovo for a term of five years, designed to provide the company with computers for its internal use.

In the third quarter of 2005, as a result of the third-party investments described above, Lenovo was required to repurchase the first equity tranche at a specified share price. The equity repurchase resulted in the receipt of $152 million of cash and a pretax gain of $17 million. As a result of this transaction, the company’s equity in Lenovo at September 30, 2005 represented 9.9 percent of ordinary voting shares and 14.88 percent of total ownership.

Also, in the second half of the year, the company received an additional $23 million of cash from Lenovo related to working capital adjustments, net of expenses related to employee matters. These transactions were consistent with the company’s previous estimates. Overall, including the gain on the equity sale recorded in the third quarter, the company recorded an additional net pre-tax gain of $11 million; the resulting net pre-tax gain for the year ending December 31, 2005 is $1,108 million.

In addition, at December 31, 2005, the deferred income balance related to the services arrangements discussed above is $169 million.

D. FINANCIAL INSTRUMENTS (EXCLUDING DERIVATIVES)

FAIR VALUE OF FINANCIAL INSTRUMENTS

Cash and cash equivalents, marketable securities and derivative financial instruments are recognized and measured at fair value in the company’s financial statements. Notes and other accounts receivable and other investments are financial assets with carrying values that approximate fair value. Accounts payable, other accrued expenses and short-term debt are financial liabilities with carrying values that approximate fair value. The carrying amount of long-term debt is approximately $13.8 billion and $15.4 billion and the estimated fair value is $16.2 billion and $16.7 billion at December 31, 2006 and 2005, respectively.

In the absence of quoted prices in active markets, considerable judgment is required in developing estimates of fair value. Estimates are not necessarily indicative of the amounts the company could realize in a current market transaction. The following methods and assumptions were used to estimate fair values:

Loans and Financing Receivables

Estimates of fair value are based on discounted future cash flows using current interest rates offered for similar loans to clients with similar credit ratings for the same remaining maturities.

Restricted Securities

The fair value of restricted securities was estimated based on a quoted price for an identical unrestricted security, adjusted to reflect the effect of the restriction.

Long-Term Debt

For publicly-traded debt, estimates of fair value are based on market prices. For other debt, fair value is estimated based on rates currently available to the company for debt with similar terms and remaining maturities.

Consolidated Statements	3
Notes	9
A-G	9
A. Significant Accounting Policies	9
B. Accounting Changes	18
C. Acquisitions/Divestitures	20
D. Financial Instruments (excluding derivatives)	25
E. Inventories	26
F. Financing Receivables	26
G. Plant, Rental Machines and Other Property	26
H-M	27
N-S	35
T-X	43

MARKETABLE SECURITIES*

The following table summarizes the company’s marketable securities, all of which are considered available-for-sale, and alliance investments.

(Dollars in millions)

	FAIR VALUE
AT DECEMBER 31:	2006	2005
Marketable securities—current:
Auction rate securities and other obligations	$2,634	$1,118
Marketable securities—non-current:**
Time deposits and other obligations	$359	$2
Non-U.S. government securities and other fixed-term obligations	2	13
Total	$361	$15
Non-equity method alliance investments**	$628	$558

*                 Gross unrealized gains (before taxes) on marketable securities were $19 million and $31 million at December 31, 2006 and 2005, respectively. Gross unrealized gains (before taxes) on alliance investments were $178 million and $79 million at December 31, 2006 and 2005, respectively. Gross unrealized losses (before taxes) on marketable securities and alliance investments were immaterial to the Consolidated Financial Statements at December 31, 2006 and 2005. See note N, “Stockholders’ Equity Activity,” on page 35 for net change in unrealized gains and losses on marketable securities.

**          Included within Investments and sundry assets in the Consolidated Statement of Financial Position. See note H, “Investments and Sundry Assets,” on page 27.

E. INVENTORIES

(Dollars in millions)

AT DECEMBER 31:	2006	2005
Finished goods	$506	$902
Work in process and raw materials	2,304	1,939
Total	$2,810	$2,841

F. FINANCING RECEIVABLES

(Dollars in millions)

AT DECEMBER 31:	2006	2005
Short-term:
Net investment in sales-type leases	$4,590	$4,435
Commercial financing receivables	5,814	5,053
Client loan receivables	4,196	3,752
Installment payment receivables	496	510
Total	$15,095	$13,750
Long-term:
Net investment in sales-type leases	$5,471	$5,393
Commercial financing receivables	32	17
Client loan receivables	4,214	3,901
Installment payment receivables	351	317
Total	$10,068	$9,628

Net investment in sales-type leases is for leases that relate principally to the company’s equipment and are for terms ranging from two to seven years. Net investment in sales-type leases includes unguaranteed residual values of $854 million and $792 million at December 31, 2006 and 2005, respectively, and is reflected net of unearned income of $1,005 million and $939 million and of allowance for uncollectible accounts of $135 million and $176 million at those dates, respectively. Scheduled maturities of minimum lease payments outstanding at December 31, 2006, expressed as a percentage of the total, are approximately: 2007, 44 percent; 2008, 28 percent; 2009, 17 percent; 2010, 7 percent; and 2011 and beyond, 4 percent.

Commercial financing receivables arise primarily from inventory and accounts receivable financing for dealers and remarketers of IBM and non-IBM products. Payment terms for inventory and accounts receivable financing generally range from 30 to 90 days.

Client loan receivables relate to loans that are provided by Global Financing primarily to the company’s clients to finance the purchase of the company’s software and services. Separate contractual relationships on these financing arrangements are for terms ranging from two to seven years. Each financing contract is priced independently at competitive market rates. The company has a history of enforcing the terms of these separate financing agreements.

The company did not have financing receivables held for sale as of December 31, 2006 and 2005.

G. PLANT, RENTAL MACHINES AND OTHER PROPERTY

(Dollars in millions)

AT DECEMBER 31:	2006	2005
Land and land improvements	$693	$684
Buildings and building improvements	8,243	8,312
Plant, laboratory and office equipment	23,907	21,760
	32,843	30,756
Less: Accumulated depreciation	20,441	18,600
Plant and other property—net	12,401	12,156
Rental machines	3,678	3,505
Less: Accumulated depreciation	1,640	1,905
Rental machines—net	2,038	1,600
Total—net	$14,440	$13,756

H. INVESTMENTS AND SUNDRY ASSETS

(Dollars in millions)

AT DECEMBER 31:	2006	2005*
Deferred taxes	$3,880	$1,832
Deferred transition and set-up costs and other deferred arrangements**	1,232	804
Alliance investments:
Equity method	416	456
Non-equity method	628	558
Long-term deposits	228	200
Derivatives—non-current+	213	160
Marketable securities	361	15
Other assets	1,423	949
Total	$8,381	$4,974

*            Reclassified to conform with 2006 presentation.

** Deferred transition and set-up costs and other deferred arrangements are related to Global Services client arrangements. Also see note A, “Significant Accounting Policies,” on page 12 for additional information.

+            See note L, “Derivatives and Hedging Transactions,” on pages 20 through 23 for the fair value of all derivatives reported in the Consolidated Statement of Financial Position.

I. INTANGIBLE ASSETS INCLUDING GOODWILL

The following table details the company’s intangible asset balances by major asset class:

(Dollars in millions)

	AT DECEMBER 31, 2006
	GROSS		NET
	CARRYING	ACCUMULATED	CARRYING
INTANGIBLE ASSET CLASS	AMOUNT	AMORTIZATION	AMOUNT
Capitalized software	$1,871	$(837)	$1,034
Client-related	1,038	(424)	614
Completed technology	500	(128)	372
Strategic alliances	104	(89)	15
Patents/trademarks	112	(29)	83
Other*	264	(179)	84
Total	$3,888	$(1,686)	$2,202

*            Other intangibles are primarily acquired proprietary and nonproprietary business processes, methodologies and systems, and impacts from currency translation.

(Dollars in millions)

	AT DECEMBER 31, 2005
	GROSS		NET
	CARRYING	ACCUMULATED	CARRYING
INTANGIBLE ASSET CLASS	AMOUNT	AMORTIZATION	AMOUNT
Capitalized software	$1,805	$(802)	$1,003
Client-related	910	(490)	420
Completed technology	383	(270)	113
Strategic alliances	104	(68)	36
Patents/trademarks	32	(17)	15
Other*	218	(142)	76
Total	$3,452	$(1,789)	$1,663

*            Other intangibles are primarily acquired proprietary and nonproprietary business processes, methodologies and systems, and impacts from currency translation.

The company amortizes intangible assets over their estimated useful lives unless such lives are deemed indefinite. Amortizable intangible assets are tested for impairment based on undiscounted cash flows, and, if impaired, written down to fair value based on either discounted cash flows or appraised values. Intangible assets with indefinite lives are tested annually for impairment and written down to fair value as required. No impairment of intangible assets has been identified during any of the periods presented.

The net carrying amount of intangible assets increased by $539 million for the year ended December 31, 2006, primarily due to acquired intangibles as a result of the company’s acquisitions.

Total amortization was $1,076 million and $1,041 million for the years ended December 31, 2006 and 2005, respectively. The aggregate amortization expense for acquired intangibles (excluding capitalized software) was $316 million and $367 million for the years ended December 31, 2006 and 2005, respectively. In addition, in 2006 the company retired $1,186 million of fully amortized intangible assets, impacting both the gross carrying amount and accumulated amortization for this amount.

The future amortization expense for each of the five succeeding years relating to all intangible assets that are currently recorded in the Consolidated Statement of Financial Position is estimated to be the following at December 31, 2006:

(Dollars in millions)

	CAPITALIZED	ACQUIRED
	SOFTWARE	INTANGIBLES	TOTAL
2007	$658	$346	$1,005
2008	315	279	594
2009	61	222	283
2010	—	142	142
2011	—	98	98

Consolidated Statements	3
Notes	9
A-G	9
H-M	27
H. Investments and Sundry Assets	27
I. Intangible Assets Including Goodwill	27
J. Securitization of Receivables	28
K. Borrowings	28
L. Derivatives and Hedging Transactions	30
M. Other Liabilities	34
N-S	35
T-X	43

GOODWILL

The changes in the carrying amount of goodwill, by reportable segment, for the year ended December 31, 2006, are as follows:

(Dollars in millions)

					FOREIGN
	BALANCE		PURCHASE		CURRENCY	BALANCE
	JANUARY 1,	GOODWILL	PRICE		TRANSLATION	DECEMBER 31,
SEGMENT	2006	ADDITIONS	ADJUSTMENTS	DIVESTITURES	ADJUSTMENTS	2006
Global Business Services	$3,588	$122	$(16)	$—	$117	$3,811
Global Technology Services	1,530	1,067	(97)	—	200	2,700
Systems and Technology Group	254	—	(40)	—	—	214
Software	4,069	2,223	(171)	—	7	6,129
Total	$9,441	$3,412	$(323)	$—	$324	$12,854

J. SECURITIZATION OF RECEIVABLES

The company periodically sells receivables through the securitization of trade receivables, loans and leases. The company retains servicing rights in the securitized receivables for which it receives a servicing fee. Any gain or loss incurred as a result of such sales is recognized in the period in which the sale occurs.

On July 28, 2006, the company terminated its committed trade receivables securitization facility. This facility was established in 2004 and provided the company with securitization capability up to $0.5 billion. The facility was put in place to provide backup liquidity accessible on a three-day notice. During 2005, the company securitized $6.3 million of trade receivables and retained the servicing responsibilities for which it received a servicing fee. In 2005, both the pre-tax loss on the sale of receivables and the servicing fees received were insignificant. The facility was terminated in 2006 as the company determined that it had sufficient liquidity and alternative funding sources. No trade receivables were securitized in 2006 under this facility prior to the closure, nor did the company have any amounts outstanding under this facility at December 31, 2005.

The company utilizes certain of its financing receivables as collateral for non-recourse borrowings. Financing receivables pledged as collateral for borrowings were $304 million and $318 million at December 31, 2006 and 2005, respectively. These borrowings are included in note K, “Borrowings,” on page 29.

K. BORROWINGS

SHORT-TERM DEBT

(Dollars in millions)

AT DECEMBER 31:	2006	2005
Commercial paper	$3,779	$858
Short-term loans	2,355	3,370
Long-term debt—current maturities	2,768	2,988
Total	$8,902	$7,216

The weighted-average interest rates for commercial paper at December 31, 2006 and 2005, were 5.3 percent and 4.3 percent, respectively. The weighted-average interest rates for short-term loans were 3.0 percent and 2.2 percent at December 31, 2006 and 2005, respectively.

LONG-TERM DEBT

Pre-Swap Borrowing

(Dollars in millions)

AT DECEMBER 31:	MATURITIES	2006	2005
U.S. Dollars:
Debentures:
5.875%	2032	$600	$600
6.22%	2027	469	469
6.5%	2028	313	313
7.0%	2025	600	600
7.0%	2045	150	150
7.125%	2096	850	850
7.5%	2013	532	532
8.375%	2019	750	750
3.43% convertible note*	2007	188	238
Notes: 5.9% average	2007–2009	1,100	2,713
Medium-term note program: 4.7% average	2007–2014	5,361	5,620
Other : 3.8% average**	2007–2013	2,029	1,833
		12,942	14,668
Other currencies (average interest rate at December 31, 2006, in parentheses):
Euros (3.4%)	2007–2011	2,234	1,280
Japanese yen (1.8%)	2010–2014	796	1,450
Canadian dollars (6.3%)	2011–2013	6	5
Swiss francs (1.5%)	2008	410	378
Other (5.4%)	2007–2011	60	406
		16,448	18,187
Less: Net unamortized discount		64	45
Add: SFAS No. 133 fair value adjustment+		164	271
		16,548	18,413
Less: Current maturities		2,768	2,988
Total		$13,780	$15,425

*            As part of the company’s 2002 acquisition of PricewaterhouseCoopers’ Global Business Consulting and Technology Services Unit (PwCC), the company issued convertible notes bearing interest at a stated rate of 3.43 percent with a face value of approximately $328 million to certain of the acquired PwCC partners. The notes are convertible into 4,764,543 shares of IBM common stock at the option of the holders at any time based on a fixed conversion price of $68.81 per share of the company’s common stock. As of December 31, 2006, a total of 2,053,267 shares had been issued under this provision.

**     Includes $304 million and $318 million of debt collateralized by financing receivables at December 31, 2006 and 2005, respectively. See note J, “Securitization of Receivables” on page 28 for further details.

+            In accordance with the requirements of SFAS No. 133, the portion of the company’s fixed rate debt obligations that is hedged is reflected in the Consolidated Statement of Financial Position as an amount equal to the sum of the debt’s carrying value plus an SFAS No. 133 fair value adjustment representing changes in the fair value of the hedged debt obligations attributable to movements in benchmark interest rates.

Consolidated Statements	3
Notes	9
A-G	9
H-M	27
H. Investments and Sundry Assets	27
I. Intangible Assets Including Goodwill	27
J. Securitization of Receivables	28
K. Borrowings	28
L. Derivatives and Hedging Transactions	30
M. Other Liabilities	34
N-S	35
T-X	43

POST-SWAP BORROWING (LONG-TERM DEBT, INCLUDING CURRENT PORTION)

(Dollars in millions)

	2006		2005
AT DECEMBER 31:	AMOUNT	AVERAGE RATE	AMOUNT	AVERAGE RATE
Fixed rate debt	$8,758	5.25%	$8,099	4.84%
Floating rate debt*	7,790	6.30%	10,314	4.82%
Total	$16,548		$18,413

*    Includes $6,616 million in 2006 and $7,811 million in 2005 of notional long-term interest rate swaps that effectively convert the fixed-rate debt into floating-rate debt. (See note L, “Derivatives and Hedging Transactions,” on pages 30 through 33).

Pre-swap annual contractual maturities of long-term debt outstanding at December 31, 2006, are as follows:

(Dollars in millions)

2007	$2,806
2008	1,559
2009	2,251
2010	2,881
2011	1,064
2012 and beyond	5,887
Total	$16,448

INTEREST ON DEBT

(Dollars in millions)

FOR THE YEAR ENDED DECEMBER 31:	2006	2005	2004
Cost of Global Financing	$692	$525	$428
Interest expense	278	220	139
Interest capitalized	11	16	4
Total interest on debt	$981	$761	$571

Refer to the related discussion on page 60 in note W, “Segment Information,” for total interest expense of the Global Financing segment. See note L, “Derivatives and Hedging Transactions,” on pages 30 through 33 for a discussion of the use of currency and interest rate swaps in the company’s debt risk management program.

LINES OF CREDIT

On June 28, 2006, the company entered into a new five-year $10 billion Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as Administrative Agent, and Citibank, N.A., as Syndication Agent replacing the company’s existing five-year $10 billion Credit Agreement (the “Existing Agreement”) dated May 27, 2004. The Existing Agreement was not otherwise due to expire until May 27, 2009. The total expense recorded by the company related to these facilities was $7.4 million in 2006 and $8.9 million in both 2005 and 2004. The new Credit Agreement permits the company and its Subsidiary Borrowers to borrow up to $10 billion on a revolving basis. Borrowings of the Subsidiary Borrowers will be unconditionally backed by the company. The company may also, upon the agreement of either existing Lenders, or of the additional banks not currently party to the Credit Agreement, increase the commitments under the Credit Agreement up to an additional $2.0 billion. Subject to certain terms of the Credit Agreement, the company and Subsidiary Borrowers may borrow, prepay and reborrow amounts under the Credit Agreement at any time during the Credit Agreement. Interest rates on borrowings under the Credit Agreement will be based on prevailing market interest rates, as further described in the Credit Agreement. The Credit Agreement contains customary representations and warranties, covenants, events of default, and indemnification provisions. The company believes that circumstances that might give rise to breach of these covenants or an event of default, as specified in the Credit Agreement are remote. The company’s other lines of credit, most of which are uncommitted, totaled $9,429 million and $10,057 million at December 31, 2006 and 2005, respectively. Interest rates and other terms of borrowing under these lines of credit vary from country to country, depending on local market conditions.

(Dollars in millions)

AT DECEMBER 31:	2006	2005
Unused lines:
From the committed global credit facility	$9,875	$9,913
From other committed and uncommitted lines	7,215	6,781
Total unused lines of credit	$17,090	$16,694

L. DERIVATIVES AND HEDGING TRANSACTIONS

The company operates in multiple functional currencies and is a significant lender and borrower in the global markets. In the normal course of business, the company is exposed to the impact of interest rate changes and foreign currency fluctuations, and to a lesser extent equity price changes and client credit risk. The company limits these risks by following established risk management policies and procedures, including the use of derivatives, and, where cost-effective, financing with debt in the currencies in which assets are denominated. For interest rate exposures, derivatives are used to align rate movements between the interest rates associated with the company’s lease and other financial assets and the interest rates associated with its financing debt. Derivatives are also used to manage the related cost of debt. For foreign currency exposures, derivatives are used to limit the effects of foreign exchange rate fluctuations on financial results.

As a result of the company’s use of derivative instruments, the company is exposed to the risk that counterparties to derivative contracts will fail to meet their contractual obligations. To mitigate the counterparty credit risk, the company has a policy of only entering into contracts with carefully selected major financial institutions based upon their credit ratings and other factors, and maintains strict dollar and term limits that correspond to the institution’s credit rating.  The company’s established policies and procedures for mitigating credit risk on principal transactions include reviewing and establishing limits for credit exposure and continually assessing the creditworthiness of counterparties. Master agreements with counterparties include master netting arrangements as further mitigation of credit exposure to counterparties. These arrangements permit the company to net amounts due from the company to a counterparty with amounts due to the company from a counterparty reducing the maximum loss from credit risk in the event of counterparty default.

In its hedging programs, the company uses forward contracts, futures contracts, interest-rate swaps, currency swaps and options depending upon the underlying exposure. The company does not use derivatives for trading or speculative purposes, nor is it a party to leveraged derivatives.

A brief description of the major hedging programs follows.

DEBT RISK MANAGEMENT

The company issues debt in the global capital markets, principally to fund its financing lease and loan portfolio. Access to cost-effective financing can result in interest rate and/or currency mismatches with the underlying assets. To manage these mismatches and to  reduce overall interest cost, the company uses interest-rate swaps to  convert specific fixed-rate debt issuances into variable-rate debt (i.e., fair value hedges) and to convert specific variable-rate debt issuances  into fixed-rate debt (i.e., cash flow hedges). The resulting cost of funds is lower than that which would have been available if debt with matching characteristics was issued directly. At December 31, 2006, the weighted-average remaining maturity of all swaps in the debt risk management program was approximately three years, as compared to approximately four years at December 31, 2005.

LONG-TERM INVESTMENTS IN FOREIGN SUBSIDIARIES (NET INVESTMENT)

A significant portion of the company’s foreign currency denominated debt portfolio is designated as a hedge of net investment to reduce the volatility in stockholders’ equity caused by changes in foreign currency exchange rates in the functional currency of major foreign subsidiaries with respect to the U.S. dollar. The company also uses currency swaps and foreign exchange forward contracts for this risk management purpose. The currency effects of these hedges (approximately $350 million losses in 2006, $570 million gains in 2005 and $156 million losses in 2004, net of tax) were reflected in the Accumulated gains and (losses) not affecting retained earnings section of the Consolidated Statement of Stockholders’ Equity, thereby offsetting a portion of the translation adjustment of the applicable foreign subsidiaries’ net assets.

ANTICIPATED ROYALTIES AND COST TRANSACTIONS

The company’s operations generate significant nonfunctional currency, third-party vendor payments and inter-company payments for royalties and goods and services among the company’s non-U.S. subsidiaries and with the parent company. In anticipation of these foreign currency cash flows and in view of the volatility of the currency markets, the company selectively employs foreign exchange forward and option contracts to manage its currency risk. Currently, these cash flow hedges have maturities of one year or less, however, from time to time can extend beyond one year commensurate with the underlying hedged anticipated cash flows. At December 31, 2006, the weighted-average remaining maturity of these derivative instruments was 216 days, as compared to 240 days at December 31, 2005.

ANTICIPATED COMMODITY PURCHASE TRANSACTIONS

In connection with the purchase of electricity for anticipated manufacturing requirements, the company selectively employs forward contracts to manage its price risk. Currently, these cash flow hedges have maturities of one year or less, however, from time to time could extend beyond one year commensurate with the underlying hedged anticipated cash flows. At December 31, 2006, the weighted-average remaining maturity of these derivative instruments was approximately seven months. This risk management program was implemented in 2006.

Consolidated statements	3
Notes	9
A-G	9
H-M	27
H. Investments and Sundry assets	27
I. Intangible Assets Including Goodwill	27
J. Securitization of Receivables	28
K. Borrowings	28
L. Derivatives and Hedging Transactions	30
M. Other Liabilities	34
N-S	35
T-X	43

SUBSIDIARY CASH AND FOREIGN CURRENCY ASSET/LIABILITY MANAGEMENT

The company uses its Global Treasury Centers to manage the cash of its subsidiaries. These centers principally use currency swaps to convert cash flows in a cost effective manner. In addition, the company uses foreign exchange forward contracts to economically hedge, on a net basis, the foreign currency exposure of a portion of the company’s nonfunctional currency assets and liabilities. The terms of these forward and swap contracts are generally less than one year. The changes in the fair values of these contracts and of the underlying hedged exposures are generally offsetting and are recorded in Other (income) and expense in the Consolidated Statement of Earnings.

EQUITY RISK MANAGEMENT

The company is exposed to equity price changes related to certain obligations to employees. These equity exposures are primarily related to market price movements in certain broad equity market indices and in the company’s common stock. Changes in the overall value of these employee compensation obligations are recorded in SG&A expense in the Consolidated Statement of Earnings. Although not designated as accounting hedges, the company utilizes equity derivatives, including equity swaps and futures, to economically hedge the exposures related to its employee compensation obligations. The derivatives are linked to the total return on certain broad equity market indices or the total return on the company’s common stock. They are recorded at fair value with gains or losses reported in SG&A expense in the Consolidated Statement of Earnings.

OTHER DERIVATIVES

The company holds warrants in connection with certain investments that are deemed derivatives because they contain net share or net cash settlement provisions. The company records the changes in the fair value of these warrants in Other (income) and expense in the Consolidated Statement of Earnings.

The company is exposed to a potential loss if a client fails to pay amounts due under contractual terms (“credit risk”). In 2003, the company began utilizing credit default swaps to economically hedge certain credit exposures. These derivatives have terms of two years or less. The swaps are recorded at fair value with gains and losses reported in Other (income) and expense in the Consolidated Statement of Earnings.

To economically hedge its foreign exchange exposure not covered by any of the above programs, the company also uses certain forward and option contracts that are not designated in accounting hedging relationships. These derivatives are recorded at fair value with gains and losses reported in Other (income) and expense in the Consolidated Statement of Earnings.

The following tables summarize the net fair value of the company’s derivative and other risk management instruments at December 31, 2006 and 2005 (included in the Consolidated Statement of Financial Position).

RISK MANAGEMENT PROGRAM

(Dollars in millions)

	HEDGE DESIGNATION
				NET		NON-HEDGE/
AT DECEMBER 31, 2006	FAIR VALUE		CASH FLOW	INVESTMENT		OTHER
Derivatives—net asset/(liability):
Debt risk management	$(139)		$110	$—		$(96)
Long-term investments in foreign subsidiaries (“net investments”)	—		—	(165)		—
Anticipated royalties and cost transactions	—		(84)	—		—
Anticipated commodity purchase transactions	—		(2)	—		—
Subsidiary cash and foreign currency asset/liability management	—		—	—		(14)
Equity risk management	—		—	—		40
Other derivatives	—		—	—		10
Total derivatives	(139	)(a)	24 (b)	(165	)(c)	(60	)(d)
Debt:
Long-term investments in foreign subsidiaries (“net investments”)	—		—	(2,529	)(e)	—
Total	$(139)		$24	$(2,694)		$(60)

(a)     Comprises assets of $1 million and liabilities of $140 million.

(b)     Comprises assets of $293 million and liabilities of $269 million.

(c)     Comprises assets of $42 million and liabilities of $207 million.

(d)     Comprises assets of $74 million and liabilities of $134 million.

(e)     Represents foreign currency denominated debt formally designated as a hedge of net investment.

(Dollars in millions)

	HEDGE DESIGNATION
					NET		NON-HEDGE/
AT DECEMBER 31, 2005	FAIR VALUE		CASH FLOW		INVESTMENT		OTHER
Derivatives—net asset/(liability):
Debt risk management	$(116)		$(79)		$—		$(109)
Long-term investments in foreign subsidiaries (“net investments”)	—		—		120		—
Anticipated royalties and cost transactions	—		324		—		—
Subsidiary cash and foreign currency asset/liability management	—		—		—		(4)
Equity risk management	—		—		—		17
Other derivatives	—		—		—		4
Total derivatives	(116	)(a)	245	(b)	120	(c)	(92	)(d)
Debt:
Long-term investments in foreign subsidiaries (“net investments”)	—		—		(2,027	)(e)	—
Total	$(116)		$245		$(1,907)		$(92)

(a)  Comprises assets of $34 million and liabilities of $150 million.

(b)  Comprises assets of $363 million and liabilities of $118 million.

(c)  Comprises assets of $150 million and liabilities of $30 million.

(d)  Comprises assets of $25 million and liabilities of $117 million.

(e)  Represents foreign currency denominated debt formally designated as a hedge of net investment.

ACCUMULATED DERIVATIVE GAINS OR LOSSES

At December 31, 2006, in connection with its cash flow hedges of anticipated royalties, and cost and commodity purchase transactions, the company recorded losses of $49 million, net of tax, in Accumulated gains and (losses) not affecting retained earnings. This amount is expected to be reclassified to net income within the next year, providing an offsetting economic impact against the underlying anticipated transactions. At December 31, 2006, losses of approximately $55 million, net of tax, were recorded in Accumulated gains and (losses) not affecting retained earnings in connection with cash flow hedges of the company’s borrowings. Of this amount $10 million is expected to be reclassified to net income within the next year providing an offsetting economic impact against the underlying transactions.

The following table summarizes activity in the Accumulated gains and (losses) not affecting retained earnings section of the Consolidated Statement of Stockholders’ Equity related to all derivatives classified as cash flow hedges:

(Dollars in millions, net of tax)

DEBIT/(CREDIT)
December 31, 2003	$454
Net losses reclassified into earnings from equity during 2004	(463)
Changes in fair value of derivatives in 2004	662
December 31, 2004	653
Net losses reclassified into earnings from equity during 2005	(104)
Changes in fair value of derivatives in 2005	(787)
December 31, 2005	(238)
Net gains reclassified into earnings from equity during 2006	205
Changes in fair value of derivatives in 2006	138
December 31, 2006	$104

For the years ending December 31, 2006, 2005 and 2004, there were no significant gains or losses recognized in earnings representing hedge ineffectiveness or excluded from the assessment of hedge effectiveness (for fair value hedges and cash flow hedges), or associated with an underlying exposure that did not or was not expected to occur (for cash flow hedges); nor are there any anticipated in the normal course of business.

Consolidated statements	3
Notes	9
A-G	9
H-M	27
H. Investments and Sundry assets	27
I. Intangible Assets Including Goodwill	27
J. Securitization of Receivables	28
K. Borrowings	28
L. Derivatives and Hedging Transactions	30
M. Other Liabilities	34
N-S	35
T-X	43

M. OTHER LIABILITIES

(Dollars in millions)

AT DECEMBER 31:	2006	2005
Deferred income*	$2,502	$2,437
Deferred taxes	665	1,616
Executive compensation accruals	942	1,023
Restructuring actions	640	733
Workforce reductions	435	434
Disability benefits	626	420
Derivatives liabilities	235	314
Non-current warranty accruals	176	255
Environmental accruals	221	226
Other	861	836
Total	$7,304	$8,294

*            Deferred income amounts are primarily related to hardware and software long-term maintenance agreements. Also see note A,” Significant Accounting Policies,” on pages 9 to 18 for additional information.

In response to changing business needs, the company periodically takes workforce reduction actions to improve productivity, cost competitiveness and to rebalance skills. The non-current contractually obligated future payments associated with these activities are reflected in the Workforce reductions caption in the previous table.

In addition, the company executed certain special actions as follows: (1) the second quarter of 2005 (discussed in note R, “2005 Actions,” on pages 40 and 41), (2) the second quarter of 2002 associated with the Microelectronics Division and rebalancing of both the company’s workforce and leased space resources, (3) the fourth quarter of 2002 associated with the acquisition of the PricewaterhouseCoopers consulting business, (4) the 2002 actions associated with the HDD business for reductions in workforce, manufacturing capacity and space, (5) the actions taken in 1999, and (6) the actions that took place prior to 1994.

The following table provides a roll forward of the current and non-current liabilities associated with these special actions. The current liabilities presented in the table are included in Other accrued expenses and liabilities in the Consolidated Statement of Financial Position.

(Dollars in millions)

	LIABILITY			LIABILITY
	AS OF		OTHER	AS OF
	DEC. 31, 2005	PAYMENTS	ADJUSTMENTS*	DEC. 31, 2006
Current:
Workforce	$461	$(366)	$67	$163
Space	62	(91)	117	88
Other	6	—	—	6
Total Current	$529	$(457)	$184	$257
Non-current:
Workforce	$497	$—	$34	$531
Space	236	—	(127)	109
Total Non-current	$733	$—	$(93)	$640

*            The Other Adjustments column in the table above principally includes the reclassification of non-current to current and foreign currency translation adjustments. In addition, during the year ended December 31, 2006, net adjustments were recorded to decrease previously recorded liabilities for changes in the estimated cost of employee terminations and vacant space for the 2002 actions ($25 million), the second-quarter 2005 actions ($35 million), offset by increases for the actions taken prior to 1994 ($13 million). Of the $47 million of net reductions recorded during the year ended December 31, 2006, $18 million ($7 million when offset by $11 million in accretion expense) was included in SG&A expense and $11 million ($7 million when offset by $4 million in accretion expense) was recorded in Other (income) and expense.

The workforce accruals primarily relate to the company’s Global Services business. The remaining liability relates to terminated employees who are no longer working for the company who were granted annual payments to supplement their incomes in certain countries. Depending on the individual country’s legal requirements, these required payments will continue until the former employee begins receiving pension benefits or dies. Included in the December 31, 2006 workforce accruals above is $46 million associated with the HDD divestiture discussed in note A, “Significant Accounting Policies,” on page 9. The space accruals are for ongoing obligations to pay rent for vacant space that could not be sublet or space that was sublet at rates lower than the committed lease arrangement. The length of these obligations varies by lease with the longest extending through 2016. Other accruals are primarily the remaining liabilities (other than workforce or space) associated with the HDD divestiture.

The company employs extensive internal environmental protection programs that primarily are preventive in nature. The company also participates in environmental assessments and cleanups at a number of locations, including operating facilities, previously owned facilities and Superfund sites. The company’s maximum exposure for all environmental liabilities cannot be estimated and no amounts have been recorded for non-ARO environmental liabilities that are not probable or estimable. The total amounts accrued for non-ARO environmental liabilities, including amounts classified as current in the Consolidated Statement of Financial Position, that do not reflect actual or anticipated insurance recoveries, were $252 million and $254 million at December 31, 2006 and 2005, respectively. Estimated environmental costs are not expected to materially affect the consolidated financial position or consolidated results of the company’s operations in future periods. However, estimates of future costs are subject to change due to protracted cleanup periods and changing environmental remediation regulations.

N. STOCKHOLDERS’ EQUITY ACTIVITY

The authorized capital stock of IBM consists of 4,687,500,000 shares of common stock, $.20 par value, of which 1,506,482,612 shares were outstanding at December 31, 2006 and 150,000,000 shares of preferred stock, $.01 par value, none of which were outstanding at December 31, 2006.

STOCK REPURCHASES

From time to time, the board of Directors authorizes the company to repurchase IBM common stock. The company repurchased 97,564,462 common shares at a cost of $8,022 million, 90,237,800 common shares at a cost of $7,671 million and 78,562,974 common shares at a cost of $7,275 million in 2006, 2005 and 2004, respectively. The company issued 3,489,803 treasury shares in 2006, 2,594,786 treasury shares in 2005 and 2,840,648 treasury shares in 2004, as a result of exercises of stock options by employees of certain recently acquired businesses and by non-U.S. employees. At December 31, 2006, $4,993 million of Board authorized repurchases was still available. The company plans to purchase shares on the open market or in private transactions from time to time, depending on market conditions. In connection with the issuance of stock as part of the company’s stock-based compensation plans, 633,769 common shares at a cost of $52 million, 606,697 common shares at a cost of $52 million and 422,338 common shares at a cost of $38 million in 2006, 2005 and 2004, respectively, were remitted by employees to the company in order to satisfy minimum statutory tax withholding requirements. Such amounts are included in the Treasury stock balance in the Consolidated Statement of Financial Position and the Consolidated Statement of Stockholders’ Equity.

ACCUMULATED GAINS AND (LOSSES) NOT AFFECTING RETAINED EARNINGS (NET OF TAX)

(Dollars in millions)

			RETIREMENT-RELATED BENEFIT PLANS*
	NET			PRIOR SERVICE	NET	ACCUMULATED
	UNREALIZED	FOREIGN	MINIMUM	COSTS, NET GAINS/	UNREALIZED	GAINS/(LOSSES)
	GAINS/(LOSSES)	CURRENCY	PENSION	(LOSSES)AND	GAINS ON	NOT AFFECTING
	ON CASH FLOW	TRANSLATION	LIABILITY	TRANSITION ASSETS/	MARKETABLE	RETAINED
	HEDGE DERIVATIVES	ADJUSTMENTS**	ADJUSTMENTS*	(OBLIGATIONS)*	SECURITIES	EARNINGS
December 31, 2004	$(653)	$3,061	$(4,519)	$—	$50	$(2,061)
Change for period	891	(1,153)	290	—	17	45
December 31, 2005	238	1,908	(4,229)	—	67	(2,016)
Change for period	(342)	1,020	1,881	—	53	2,613
Adoption of SFAS No. 158	—	—	2,348	(11,846)	—	(9,498)
December 31, 2006	$(104)	$2,929	$—	$(11,846)	$119	$(8,901)

*            2006 activity relates to adoption of SFAS No. 158, see note V, “Retirement-Related Benefits,” on pages 47 to 58 for additional information.

**     Foreign currency translation adjustments are presented gross with associated hedges shown net of tax.

NET CHANGE IN UNREALIZED GAINS ON MARKETABLE SECURITIES (NET OF TAX)

(Dollars in millions)

FOR THE PERIOD ENDED DECEMBER 31:	2006		2005
Net unrealized gains arising during the period	$77		$64
Less: Net gains included in net income for the period	24	*	47	*
Net change in unrealized gains on marketable securities	$53		$17

*            Includes write downs of $2.9 million and $0.6 million in 2006 and 2005, respectively.

Consolidated statements	3
Notes	9
A-G	9
H-M	27
N-S	35
N. Stockholders’ equity activity	35
O. Contingencies and Commitments	36
P. Taxes	39
Q. Research, Development and engineering	40
R. 2005 actions	40
S. Earnings Per Share of Common Stock	42
T-X	43

O. CONTINGENCIES AND COMMITMENTS

CONTINGENCIES

The company is involved in a variety of claims, suits, investigations and proceedings that arise from time to time in the ordinary course of its business, including actions with respect to contracts, intellectual property, product liability, employment, benefits, securities and environmental matters. These actions may be commenced by a number of different constituents, including competitors, partners, clients, current or former employees, government and regulatory agencies, stockholders and representatives of the locations in which the company does business. The following is a discussion of some of the more significant legal matters involving the company.

Plaintiffs filed a class-action lawsuit against the company and its pension plan in 1999 in the U.S. District Court for the Southern District of Illinois, Cooper et al. v. The IBM Personal Pension Plan and IBM Corporation. The District Court held on July 31, 2003 that the company’s pension plan violated the age discrimination provisions of the Employee Retirement Income Security Act of 1974 (ERISA). IBM and plaintiffs subsequently entered into a settlement agreement that was approved by the District Court on August 16, 2005. The agreement provides for plaintiffs to receive incremental pension benefits and for the payment of costs and attorneys fees. This agreement, together with a previous settlement of a claim referred to as the partial plan termination claim, resulted in the company taking a one-time charge of $320 million in the third quarter of 2004.

This agreement terminated the litigation on all claims except for two claims associated with IBM’s cash balance formula. The agreement permitted the company to appeal the District Court’s ruling in favor of plaintiffs on these two claims and stipulated that if the company did not prevail on appeal of the two claims, the agreed remedy, including costs and attorneys fees, would be increased by up to $1.4 billion—$780 million for an age discrimination claim with respect to the company’s cash balance formula and $620 million for the claim with respect to the “always cash balance” method used to establish opening account balances during the 1999 pension plan conversion. On August 7, 2006, the Court of Appeals for the Seventh Circuit ruled in favor of IBM on both claims. The Court of Appeals found that neither IBM’s cash balance formula, nor the “always cash balance” method by which opening account balances were established during the 1999 conversion, violated ERISA’s age discrimination provision. On September 1, 2006, the Court of Appeals denied plaintiffs’ petition for a rehearing or rehearing en banc. On January 16, 2007, the U.S. Supreme Court denied plaintiffs’ petition for certiorari. The decision by the U.S. Supreme Court ends the appeals process.

The company is a defendant in an action filed on March 6, 2003 in state court in Salt Lake City, Utah by The SCO Group. The company removed the case to Federal Court in Utah. Plaintiff is an alleged successor in interest to some of AT&T’s Unix IP rights, and alleges copyright infringement, unfair competition, interference with contract and breach of contract with regard to the company’s distribution of AIX and Dynix and contribution of code to Linux. The company has asserted counterclaims, including breach of contract, violation of the Lanham Act, unfair competition, intentional torts,  unfair and deceptive trade practices, breach of the General Public License that governs open source distributions, promissory estoppel and copyright infringement. In October 2005, the company withdrew its patent counterclaims in an effort to simplify and focus the issues in the case and to expedite their resolution. Each of the parties has filed motions for summary judgment; hearings on the motions are scheduled for March 2007. A trial date has not been set.

In May 2005, the Louisiana Supreme Court denied the company’s motion to review and reverse a Louisiana state court’s certification of a nationwide class in a case filed against the company in 1995. The class consists of certain former employees who left the company in 1992, and their spouses. They claim damages based on the company’s termination of an education assistance program. On April 4, 2006, the trial court denied the company’s motion for summary judgment. On October 27, 2006, the Louisiana Supreme Court denied IBM’s writ seeking an appeal of the trial court’s decision to deny summary judgment. At present, trial briefs are due in April 2007. No date has been set for trial.

On June 2, 2003, the company announced that it received notice of a formal, nonpublic investigation by the Securities and Exchange Commission (SEC). The SEC sought information relating to revenue recognition in 2000 and 2001 primarily concerning certain types of client transactions. The company believes that the investigation arises from a separate investigation by the SEC of Dollar General Corporation, a client of the company’s Retail Stores Solutions unit, which markets and sells point-of-sale products.

On January 8, 2004, the company announced that it received a “Wells Notice” from the staff of the SEC in connection with the staff’s investigation of Dollar General Corporation, which as noted above, is a client of the company’s Retail Stores Solutions unit. It is the company’s understanding that an employee in the company’s Sales & Distribution unit also received a Wells Notice from the SEC in connection with this matter. The Wells Notice notifies the company that the SEC staff is considering recommending that the SEC bring a civil action against the company for possible violations of the U.S. securities laws relating to Dollar General’s accounting for a specific transaction, by participating in and aiding and abetting Dollar General’s misstatement of its 2000 results. In that transaction, the company paid Dollar General $11 million for certain used equipment as part of a sale of IBM replacement equipment in Dollar General’s 2000 fourth fiscal quarter. Under the SEC’s procedures, the company responded to the SEC staff regarding whether any action should be brought against the company by the SEC. The separate SEC investigation noted above, relating to the recognition of revenue by the company in 2000 and 2001 primarily concerning certain types of client transactions, is not the subject of this Wells Notice.

On June 27, 2005, the company announced that it had received a request to voluntarily comply with an informal investigation by the staff of the SEC concerning the company’s disclosures relating to the company’s first-quarter 2005 earnings and expensing of equity compensation. On January 12, 2006, the company announced that it received notice of a formal, nonpublic investigation by the SEC of this matter. The company has been cooperating with the SEC, and will continue to do so. The SEC has informed the company that the investigation should not be construed as an indication that any violations of law have occurred.

In July 2005, two lawsuits were filed in the United States District Court for the Southern District of New York related to the company’s disclosures concerning first-quarter 2005 earnings and the expensing of equity compensation. One lawsuit named as defendants IBM and IBM’s Senior Vice President and Chief Financial Officer. The other lawsuit named as defendants IBM, IBM’s Senior Vice President and Chief Financial Officer and IBM’s Chairman and Chief Executive Officer. Both complaints alleged that defendants made certain misrepresentations in violation of Section 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. On September 6, 2005, counsel in one of these lawsuits filed a motion seeking to have the lawsuits consolidated, and for the appointment of lead plaintiff and lead counsel. Pursuant to an Order from the Court dated March 28, 2006, the two lawsuits were consolidated into a single action captioned “In re. International Business Machines Corp. Securities Litigation.” Pursuant to a schedule set by the Court, Plaintiffs served on the company an Amended Consolidated Complaint on May 19, 2006. IBM filed a Motion to Dismiss the Amended Consolidated Complaint on June 23, 2006. Plaintiffs filed their response to IBM’s Motion on July 21, 2006; and IBM filed its final brief in support of its Motion on August 2, 2006. On September 20, 2006, the Court denied IBM’s Motion to Dismiss. On January 16, 2007, Plaintiffs filed a motion for class certification. IBM filed its response on January 23, 2007 and the Plaintiffs’ reply is due to be filed in late February 2007.

In January 2004, the Seoul District Prosecutors Office in South Korea announced it had brought criminal bid-rigging charges against several companies, including IBM Korea and LG IBM (a joint venture between IBM Korea and LG Electronics, which has since been dissolved, effective January, 2005) and had also charged employees of some of those entities with, among other things, bribery of certain officials of government-controlled entities in Korea and bid rigging. IBM Korea and LG IBM cooperated fully with authorities in these matters. A number of individuals, including former IBM Korea and LG IBM employees, were subsequently found guilty and sentenced. IBM Korea and LG IBM were also required to pay fines. Debarment orders were imposed at different times, covering a period of no more than a year from the date of issuance, which barred IBM Korea from doing business directly with certain government-controlled entities in Korea. All debarment orders have since expired and when they were in force did not prohibit IBM Korea from selling products and services to business partners who sold to government-controlled entities in Korea. In addition, the U.S. Department of Justice and the SEC have both contacted the company in connection with this matter.

On January 24, 2006, a putative class action lawsuit was filed against IBM in federal court in San Francisco on behalf of technical support workers whose primary responsibilities are or were to install and maintain computer software and hardware. The complaint was subsequently amended on March 13, 2006. The First Amended Complaint, among other things, adds four additional named plaintiffs and modifies the definition of the workers purportedly included in the class. The suit, Rosenburg, et. al., v. IBM, alleges the company failed to pay overtime wages pursuant to the Fair Labor Standards Act and state law, and asserts violations of various state wage requirements, including recordkeeping and meal-break provisions. The suit also asserts certain violations of ERISA. Relief sought includes back wages, corresponding 401(k) and pension plan credits, interest and attorneys’ fees. On January 11, 2007, the District Court granted preliminary approval to a class-wide settlement whereby IBM will place into a fund $65 million, plus certain interest accruing between December 1, 2006 until such time as the fund is transferred to the claims administrator, to pay claims asserted by class members, Plaintiffs’ attorneys’ fees and administrative costs. Individual payments will be based on factors, including the class member’s state of employment, time worked in the relevant job position and base salary. The District Court is scheduled to have a hearing to finally approve the settlement in July 2007. The charge associated with this settlement was consistent with a provision previously established by the company.

On October 23, 2006, the company filed two lawsuits against Amazon.com, Inc. (Amazon), in the United States District Court for the Eastern District of Texas, one in the Lufkin Division and one in the Tyler Division. The Lufkin suit alleges that Amazon has unlawfully infringed three IBM patents. The Tyler suit alleges that Amazon has unlawfully infringed two IBM patents. The Lufkin Division patents cover methods for storing data, presenting applications and presenting advertising on a computer network. The Tyler Division patents cover an electronic catalog requisition system and related information retrieval and ordering methods and a computer-implemented hypertext system and method for operating a computer-implemented object-oriented hypertext system. Each suit seeks, among other things, compensatory damages and injunctive relief. On December 14, 2006, Amazon answered, counterclaimed in each suit and sought to transfer the Lufkin suit to consolidate it with Tyler suit. IBM filed its opposition to the transfer motion on January 2, 2007 and answered the counterclaims in both suits on January 8. On January 16, 2007, the Lufkin court denied Amazon’s transfer motion. The courts have issued scheduling orders in both suits. The Lufkin action has been set for trial on April 14, 2008 and the Tyler action on October 13, 2008.

On November 29, 2006, the company filed a lawsuit against Platform Solutions, Inc. (PSI) in the United States District Court for the Southern District of New York. IBM asserted claims for patent infringement and breach of contract in connection with PSI’s development and marketing

Consolidated Statements	3
Notes	9
A-G	9
H-M	27
N-S	35
N. Stockholders’ equity activity	35
O. Contingencies and commitments	36
P. Taxes	39
Q. Research, development and engineering	40
R. 2005 actions	40
S. Earnings per share of common stock	42
T-X	43

of a computer system that PSI says is compatible with IBM’s S/390 and System z architectures. IBM also sought a declaratory judgment that its refusal to license its patents to PSI and certain of its software for use on PSI systems does not violate the antitrust laws. IBM seeks damages and injunctive relief. On January 19, 2007, PSI answered the complaint and asserted counterclaims against IBM for alleged monopolization and attempted monopolization, tying, violations of New York and California statutes proscribing unfair competition, tortious interference with the acquisition of PSI by a third party and promissory estoppel. PSI also sought declaratory judgments of noninfringement of IBM’s patents and patent invalidity. The court has not yet set a trial date.

In October 2003, a purported collective action lawsuit was filed against IBM in the United States District Court for the Northern District of California by ten former IBM employees alleging, on behalf of themselves and allegedly similarly situated former employees, that the company engaged in a pattern and practice of discriminating against employees on the basis of age when it terminated employees in connection with reductions in force. Initially, the District Court dismissed the lawsuit on the basis of release agreements signed by all the plaintiffs. On appeal, the Ninth Circuit reversed the trial court’s finding that the release barred these claims, and in January 2007 after denial of IBM’s petition for rehearing, the matter was returned to the trial court for further proceedings.

The company is party to, or otherwise involved in, proceedings brought by U.S. federal or state environmental agencies under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), known as “Superfund,” or laws similar to CERCLA. Such statutes require potentially responsible parties to participate in remediation activities regardless of fault or ownership of sites. The company is also conducting environmental investigations or remediations at or in the vicinity of several current or former operating sites pursuant to permits, administrative orders or agreements with state environmental agencies, and is involved in lawsuits and claims concerning certain current or former operating sites.

The company is also subject to ongoing tax examinations and governmental assessments in various jurisdictions. Similar to many other U.S. companies doing business in Brazil, the company is involved in various challenges with Brazilian authorities regarding non-income tax assessments and non-income tax litigation matters. These matters principally relate to claims for taxes on the importation of computer software. The total amounts related to these matters are approximately $1.5 billion, including amounts currently in litigation and other amounts. The company believes it will prevail on these matters and that these amounts are not meaningful indicators of liability.

In accordance with SFAS No. 5, “Accounting for Contingencies,” (SFAS No. 5), the company records a provision with respect to a claim, suit, investigation or proceeding when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Any provisions are reviewed at least quarterly and are adjusted to reflect the impact and status of settlements, rulings, advice of counsel and other information pertinent to a particular matter. Any recorded liabilities for the above items, including any changes to such liabilities for the year ended December 31, 2006, were not material to the Consolidated Financial Statements. Based on its experience, the company believes that the damage amounts claimed in the matters referred to above are not a meaningful indicator of the potential liability. Claims, suits, investigations and proceedings are inherently uncertain and it is not possible to predict the ultimate outcome of the matters previously discussed. While the company will continue to defend itself vigorously in all such matters, it is possible that the company’s business, financial condition, results of operations or cash flows could be affected in any particular period by the resolution of one or more of these matters.

Whether any losses, damages or remedies finally determined in any such claim, suit, investigation or proceeding could reasonably have a material effect on the company’s business, financial condition, results of operations or cash flow will depend on a number of variables, including the timing and amount of such losses or damages; the structure and type of any such remedies; the significance of the impact any such losses, damages or remedies may have on the company’s Consolidated Financial Statements; and the unique facts and circumstances of the particular matter which may give rise to additional factors.

COMMITMENTS

The company’s extended lines of credit to third-party entities include unused amounts of $2,895 million and $3,019 million at December 31, 2006 and 2005, respectively. A portion of these amounts was available to the company’s business partners to support their working capital needs. In addition, the company has committed to provide future financing to its clients in connection with client purchase agreements for approximately $2,496 million and $2,155 million at December 31, 2006 and 2005, respectively. The change over the prior year is due to increased signings of long-term IT infrastructure arrangements in which financing is committed by the company to fund a client’s future purchases from the company.

The company has applied the provisions of FIN 45 to its agreements that contain guarantee or indemnification clauses. These provisions expand those required by SFAS No. 5, by requiring a guarantor to recognize and disclose certain types of guarantees, even if the likelihood of requiring the guarantor’s performance is remote. The following is a description of arrangements in which the company is the guarantor.

The company is a party to a variety of agreements pursuant to which it may be obligated to indemnify the other party with respect to certain matters. Typically, these obligations arise in the context of contracts entered into by the company, under which the company customarily agrees to hold the other party harmless against losses arising from a breach of representations and covenants related to such matters as title to assets sold, certain IP rights, specified environmental matters, third-party performance of non-financial contractual obligations and certain income taxes. In each of these circumstances, payment by the company is conditioned on the other party making a claim pursuant to the procedures specified in the particular contract, which procedures typically allow the company to challenge the other party’s claims. Further, the company’s obligations under these agreements may be limited in terms of time and/or amount, and in some instances, the company may have recourse against third parties for certain payments made by the company.

It is not possible to predict the maximum potential amount of future payments under these or similar agreements due to the conditional nature of the company’s obligations and the unique facts and circumstances involved in each particular agreement. Historically, payments made by the company under these agreements have not had a material effect on the company’s business, financial condition or results of operations.

In addition, the company guarantees certain loans and financial commitments. The maximum potential future payment under these financial guarantees was $32 million and $39 million at December 31, 2006 and 2005, respectively. The fair value of the guarantees recognized in the company’s Consolidated Statement of Financial Position is not material.

P. TAXES

(Dollars in millions)

FOR THE YEAR ENDED DECEMBER 31:	2006	2005	2004
Income from continuing operations before income taxes:
U.S. operations	$7,277	$7,450	$4,400
Non-U.S. operations	6,040	4,776	6,269
Total income from continuing operations before income taxes	$13,317	$12,226	$10,669

The continuing operations provision for income taxes by geographic operations is as follows:

(Dollars in millions)

FOR THE YEAR ENDED DECEMBER 31:	2006	2005	2004
U.S. operations	$2,413	$2,988	$1,492
Non-U.S. operations	1,488	1,244	1,680
Total continuing operations provision for income taxes	$3,901	$4,232	$3,172

The components of the continuing operations provision for income taxes by taxing jurisdiction are as follows:

(Dollars in millions)

FOR THE YEAR ENDED DECEMBER 31:	2006	2005	2004
U.S. federal:
Current	$602	$521	$(681	)*
Deferred	1,326	1,811	1,668	*
	1,928	2,332	987
U.S. state and local:
Current	11	80	36
Deferred	198	183	79
	209	263	115
Non-U.S:
Current	1,564	1,446	2,023
Deferred	200	191	47
	1,764	1,637	2,070
Total continuing operations provision for income taxes	3,901	4,232	3,172
Provision for social security, real estate, personal property and other taxes	3,461	3,501	3,449
Total taxes included in income from continuing operations	$7,362	$7,733	$6,621

*            Included in the U.S. federal current and deferred tax provisions are a benefit of $848 million and a charge of $848 million, respectively, due to a 2004 Internal Revenue Service (IRS) settlement.

A reconciliation of the statutory U.S. federal tax rate to the company’s continuing operations effective tax rate is as follows:

FOR THE YEAR ENDED DECEMBER 31:	2006	2005	2004
Statutory rate	35%	35%	35%
Foreign tax differential	(5)	(5)	(5)
State and local	1	1	1
“Act” repatriation	—	4	—
Other	(2)	—	(1)
Effective rate	29%	35%	30%

The effect of tax law changes on deferred tax assets and liabilities did not have a material impact on the company’s effective tax rate.

The significant components of deferred tax assets and liabilities that are recorded in the Consolidated Statement of Financial Position were as follows:

Consolidated Statements	3
Notes	9
A-G	9
H-M	27
N-S	35
N. Stockholders’ Equity Activity	35
O. Contingencies and Commitments	36
P. Taxes	39
Q. Research, Development and Engineering	40
R. 2005 Actions	40
S. Earnings Per Share of Common Stock	42
T-X	43

DEFERRED TAX ASSETS

(Dollars in millions)

AT DECEMBER 31:	2006	2005*
Stock-based and other compensation	$3,147	$3,022
Retirement-related benefits	3,002	3,039
Capitalized research and development	1,355	1,728
Bad debt, inventory and warranty reserves	724	937
Deferred income	506	611
Foreign tax loss carry forwards	390	355
Domestic tax loss carry forwards	299	126
Capital loss carry forwards	131	220
Alternate minimum tax credits	—	214
Other	1,802	1,945
Gross deferred tax assets	11,356	12,197
Less: valuation allowance	510	562
Net deferred tax assets	$10,846	$11,635

*            Reclassified to conform with 2006 presentation.

DEFERRED TAX LIABILITIES

(Dollars in millions)

AT DECEMBER 31:	2006	2005
Retirement-related benefits	$2,906	$7,267
Leases	1,385	964
Software development costs	505	348
Other	1,340	1,502
Gross deferred tax liabilities	$6,136	$10,081

The valuation allowance at December 31, 2006, principally applies to certain foreign, state and local and capital loss carry forwards that, in the opinion of management, are more likely than not to expire unutilized. However, to the extent that tax benefits related to these carryforwards are realized in the future, the reduction in the valuation allowance will reduce income tax expense.

In December 2006, the company and the IRS reached resolution of the company’s U.S. income tax audit for 2001 through 2003. The settlement of this audit resulted in a decrease in the 2006 effective tax rate of 3 points due to the release of previously recorded tax reserves. The company also expects to receive an immaterial tax refund for these years.

In the fourth quarter of 2006, as a continuation of its global strategy, the company aligned, through an intercompany transfer, certain non-U.S. intellectual property rights with existing non-U.S. rights currently owned by one of the company’s non-U.S. manufacturing subsidiaries. This transfer resulted in a one-time increase in the 2006 effective tax rate of 4 points.

For income tax return purposes, the company has foreign, domestic and capital loss carryforwards, the tax effect of which is $820 million. Substantially all of these carryforwards are available for at least two years or are available for 10 years or more.

With limited exception, the company is no longer subject to U.S. federal, state and local or non-U.S. income tax audits by taxing authorities for years through 2000. The years subsequent to 2000 contain matters that could be subject to differing interpretations of applicable tax laws and regulations as it relates to the amount and/or timing of income, deductions and tax credits. Although the outcome of tax audits is always uncertain, the company believes that adequate amounts of tax and interest have been provided for any adjustments that are expected to result for these years.

The company has not provided deferred taxes on $14.2 billion of undistributed earnings of non-U.S. subsidiaries at December 31, 2006, as it is the company’s policy to indefinitely reinvest these earnings in non-U.S. operations. However, the company periodically repatriates a portion of these earnings to the extent that it does not incur an additional U.S. tax liability. Quantification of the deferred tax liability, if any, associated with indefinitely reinvested earnings is not practicable.

Q. RESEARCH, DEVELOPMENT AND ENGINEERING

RD&E expense was $6,107 million in 2006, $5,842 million in 2005 and $5,874 million in 2004.

The company incurred expense of $5,682 million in 2006, $5,379 million in 2005 and $5,339 million in 2004 for scientific research and the application of scientific advances to the development of new and improved products and their uses, as well as services and their application. Of these amounts, software-related expense was $2,842 million, $2,689 million and $2,626 million in 2006, 2005 and 2004, respectively. Included in the expense was a charge of $7 million and $1 million in 2006 and 2005, respectively, for acquired in-process R&D.

Expense for product-related engineering was $425 million, $463 million and $535 million in 2006, 2005 and 2004, respectively.

R. 2005 ACTIONS

In May 2005, management announced its plans to implement a series of restructuring actions designed to improve the company’s efficiencies, strengthen its client-facing operations and capture opportunities in high-growth markets. The company’s actions primarily included voluntary and involuntary workforce reductions, with the majority impacting the Global Services segments, primarily in Europe, as well as costs incurred in connection with the vacating of leased facilities. These actions were in addition to the company’s ongoing workforce reduction and rebalancing activities that occur each quarter. The total charges expected to be incurred in connection with all second-quarter 2005 initiatives is approximately $1,757 million ($1,747 million of which has been recorded cumulatively through December 31, 2006). Approximately $1,625 million of the total charges require cash payments, of which approximately $1,368 million have been made as of December 31, 2006 and $92 million are expected to be made over the next 12 months.

Total pre-tax restructuring activity was as follows:

(Dollars in millions)

	PRE-TAX
	CHARGES			LIABILITY			LIABILITY
	RECORDED			RECORDED IN			AS OF
	IN SECOND		ASSET	THE SECOND			DEC. 31,
	QTR. 2005		IMPAIRMENTS	QTR. 2005	PAYMENTS	OTHER**	2005
Workforce reductions	$1,574		$—	$1,574	$(1,013)	$(107)	$454
Vacant space	141		—	141	(53)	(5)	83
Asset impairments	95		95	—	—	—	—
Total restructuring activity for second-quarter 2005 actions	$1,810	*	$95	$1,715	$(1,066)	$(112)	$537	+

*            $1.6 billion recorded in SG&A expense and $0.2 billion recorded in Other (income) and expense in the Consolidated Statement of Earnings.

**     Consists of foreign currency translation adjustments ($38 million), net balance sheet reclassifications ($41 million) and reversals of previously recorded liabilities ($34 million) for changes in the estimated cost of employee terminations and vacant space, offset by approximately $1 million of accretion expense. The reversals were recorded primarily in SG&A expense.

+            $391 million recorded as a current liability in Accounts payable and accruals and $146 million as a non-current liability in Other liabilities in the Consolidated Statement of Financial Position.

(Dollars in millions)

	LIABILITY			LIABILITY
	AS OF			AS OF
	DEC. 31,			DEC. 31,
	2005	PAYMENTS	OTHER*	2006
Workforce reductions	$454	$(264)	$10	$199
Vacant space	83	(37)	1	47
Total restructuring activity for second-quarter 2005 actions	$537	$(302)	$11	$247	**

*            Consists of foreign currency translation adjustments ($37 million), net balance sheet reclassifications ($2 million), accretion expense ($7 million) and reversals of previous recorded liabilities ($35 million) for changes in the estimated cost of employee terminations and vacant space. These reversals, net of accretion expense, were primarily recorded in SG&A.

**     $92 million recorded as a current liability in Accounts payable and accruals and $155 million as a non-current liability in Other liabilities in the Consolidated Statement of Financial Position.

Charges incurred for the workforce reductions consisted of severance/termination benefits for approximately 16,000 employees (14,500 of which were for the incremental second-quarter 2005 actions). All separations were substantially completed by March 31, 2006. The non-current portion of the liability associated with the workforce reductions relates to terminated employees who were granted annual payments to supplement their income in certain countries. Depending on individual country legal requirements, these required payments will continue until the former employee begins receiving pension benefits or is deceased. Cash payments made through December 31, 2006 associated with the workforce reductions were $1,277 million.

The vacant space accruals are primarily for ongoing obligations to pay rent for vacant space, offset by estimated sublease income, over the respective lease term of the company’s lease agreements. The length of these obligations varies by lease with the longest extending through 2016.

In connection with the company’s restructuring activities initiated in the second quarter of 2005, the company recorded pre-tax impairment charges for certain real estate assets of approximately $95 million during the year ended December 31, 2005. The principal component of such impairment charges resulted from the sale of a facility in Yasu-City, Japan, which closed during the third quarter of 2005. In connection with this sale, the company recorded an impairment charge to write the asset down to its fair value in the second quarter.

These restructuring activities had the following effect on the company’s reportable segments:

(Dollars in millions)

	TOTAL PRE-TAX	CUMULATIVE
	CHARGES	PRE-TAX CHARGES
	EXPECTED	RECORDED FOR
	TO BE	2ND-QTR. 2005
AT DECEMBER 31:	INCURRED	INITIATIVES*
Global Technology Services	$718	$713
Global Business Services	442	441
Systems and Technology Group	132	132
Software	98	97
Global Financing	16	16
Total reportable segments	1,405	1,399
Unallocated corporate amounts	352	348
Total	$1,757	$1,747

*            Includes $35 million and $34 million for reversals of previously recorded charges for the years ended December 31, 2006 and 2005, respectively, due to changes in the estimated cost of employee terminations and vacant space. These adjustments were pre-dominantly recorded in SG&A expense in the Consolidated Statement of Earnings.

Consolidated Statements	3
Notes	9
A-G	9
H-M	27
N-S	35
N. Stockholders’ Equity Activity	35
O. Contingencies and Commitments	36
P. Taxes	39
Q. Research, Development and Engineering	40
R. 2005 Actions	40
S. Earnings Per Share of Common Stock	42
T-X	43

S. EARNINGS PER SHARE OF COMMON STOCK

The following table presents the computation of basic and diluted earnings per share of common stock:

FOR THE YEAR ENDED DECEMBER 31:	2006	2005*	2004
Weighted-average number of shares on which earnings per share calculations are based:
Basic	1,530,806,987	1,600,591,264	1,674,959,086
Add—incremental shares under stock compensation plans	18,074,331	21,757,121	26,905,053
Add—incremental shares associated with convertible notes	3,273,706	3,791,228	4,273,541
Add—incremental shares associated with contingently issuable shares	1,380,360	1,493,049	1,094,028
Assuming dilution	1,553,535,384	1,627,632,662	1,707,231,708

(Dollars in millions except per share amounts)

Basic:
Income from continuing operations	$9,416	$7,994	$7,497
Income/(loss) from discontinued operations	76	(24)	(18)
Cumulative effect of change in accounting principle**	—	(36)	—
Net income from total operations on which basic earnings per share is calculated	$9,492	$7,934	$7,479
Assuming dilution:
Income from continuing operations	$9,416	$7,994	$7,497
Net loss applicable to contingently issuable shares liability	—	(2)	—
Income/(loss) from discontinued operations	76	(24)	(18)
Cumulative effect of change in accounting principle**	—	(36)	—
Net income from total operations on which diluted earnings per share is calculated	$9,492	$7,932	$7,479
Earnings/(loss) per share of common stock:
Assuming dilution:
Continuing operations	$6.06	$4.91	$4.39
Discontinued operations	0.05	(0.01)	(0.01)
Before cumulative effect of change in accounting principle	6.11	4.90	4.38
Cumulative effect of change in accounting principle**	—	(0.02)	—
Total	$6.11	$4.87	$4.38
Basic:
Continuing operations	$6.15	$4.99	$4.48
Discontinued operations	0.05	(0.02)	(0.01)
Before cumulative effect of change in accounting principle	6.20	4.98	4.47
Cumulative effect of change in accounting principle**	—	(0.02)	—
Total	$6.20	$4.96	$4.47

*            Reclassified to conform with 2006 presentation.

**     Reflects implementation of FASB Interpretation No. 47. See note B, “Accounting Changes,” on page 19 for additional information.

Weighted-average stock options to purchase 157,942,283 common shares in 2006, 165,615,293 common shares in 2005 and 133,220,730 common shares in 2004 were outstanding, but were not included in the computation of diluted earnings per share because the exercise price of the options was greater than the average market price of the common shares for the full year and, therefore, the effect would have been antidilutive.

T. RENTAL EXPENSE AND LEASE COMMITMENTS

Rental expense from continuing operations, including amounts charged to inventories and fixed assets, and excluding amounts previously reserved, was $1,263 million in 2006, $1,345 million in 2005 and $1,442 million in 2004. Rental expense in agreements with rent holidays and scheduled rent increases is recorded on a straight-line basis over the lease term. Contingent rentals are included in the determination of rental expense as accruable. The table below depicts gross minimum rental commitments from continuing operations under noncancelable leases, amounts related to vacant space associated with infrastructure reductions and restructuring actions taken through 1993, and in 1999, 2002 and 2005 (previously reserved), sublease income commitments and capital lease commitments. These amounts reflect activities primarily related to office space, as well as manufacturing facilities.

(Dollars in millions)

	2007	2008	2009	2010	2011	BEYOND 2011
Operating lease commitments:
Gross minimum rental commitments (including Vacant space below)	$1,302	$1,100	$906	$696	$486	$855
Vacant space	94	48	29	21	18	11
Sublease income commitments	(87)	(64)	(43)	(33)	(18)	(16)
Capital lease commitments	83	76	71	78	15	39

U. STOCK-BASED COMPENSATION

Effective January 1, 2005, the company adopted the fair value recognition provisions for stock-based awards granted to employees using the modified retrospective application method provided by SFAS No. 123(R), “Share-Based Payment” (SFAS No. 123(R)). Stock-based compensation cost is measured at grant date, based on the fair value of the award, and is recognized as expense over the employee requisite service period. See note A, “Significant Accounting Policies” on page 15 for additional information.

The following table represents total stock-based compensation expense included in the Consolidated Statement of Earnings:

(Dollars in millions)

FOR THE YEAR ENDED DECEMBER 31:	2006	2005	2004
Cost	$216	$330	$463
Selling, general and administrative*	541	606	914
Research, development and engineering	89	107	201
Other (income) and expense**	—	(8)	—
Pre-tax stock-based compensation expense	846	1,035	1,578
Income tax benefits	(305)	(349)	(498)
Total stock-based compensation expense	$541	$686	$1,080

*            Includes $7 million of credits recorded during the year ended December 31, 2005, as a result of awards forfeited in connection with the company’s second-quarter 2005 workforce resource actions.

**     Reflects the one-time effects on stock-based compensation expense as a result of the divestiture of the Personal Computing business.

Total unrecognized compensation costs related to non-vested awards at December 31, 2006 and 2005 were $1,238 million and $1,512 million, respectively, and are expected to be recognized over a weighted-average period of approximately two years.

There were no significant capitalized stock-based compensation costs at December 31, 2006, 2005 and 2004.

Consolidated Statements	3
Notes	9
A-G	9
H-M	27
N-S	35
T-X	43
T. Rental Expense and Lease Commitments	43
U. Stock-Based Compensation	43
V. Retirement-Related Benefits	47
W. Segment Information	58
X. Subsequent Events	62

INCENTIVE AWARDS

Stock-based incentive awards are provided to employees under the terms of the company’s plans (the “plans”). The Plans are administered by the Executive Compensation and Management Resources Committee of the Board of Directors (the “Committee”). Awards under the Plans principally include at-the-money stock options, premium-priced stock options, restricted stock units, performance stock units, stock appreciation rights or any combination thereof. The nonmanagement members of the IBM Board of Directors also received stock options under a director stock option plan through December 31, 2006. The director stock option plan was terminated effective January 1, 2007.

The amount of shares originally authorized to be issued under the company’s existing Plans was 274.1 million at December 31, 2006 and 2005. In addition, certain incentive awards granted under previous plans, if and when those awards were canceled, could be reissued under the company’s existing Plans. As such, 45.9 million and 44.7 million additional awards are considered authorized to be issued under the company’s existing Plans as of December 31, 2006 and 2005, respectively. There were 51.6 million and 66.2 million option awards outstanding (which were included in the total options outstanding at December 31, 2006 and 2005, respectively) under previous plans that, if and when cancelled, would increase the number of authorized shares. There were 131.8 million and 127.4 million unused shares available to be granted under the Plans as of December 31, 2006 and 2005, respectively.

Under the company’s long-standing practices and policies, all stock option awards are approved prior to or on the date of grant. The exercise price of at-the-money stock options is the average of the high and low market price on the date of grant or, in the case of premium-priced stock options, 10 percent above such average. The options approval process specifies the individual receiving the grant, the number of options or the value of the award, the exercise price or formula for determining the exercise price and the date of grant. All option awards for senior management are approved by the Committee. All option awards for employees other than senior management are approved by senior management pursuant to a series of delegations that were approved by the Committee, and the grants made pursuant to these delegations are reviewed periodically with the Committee. Options that are awarded as part of annual total compensation for senior management and other employees are made on specific cycle dates scheduled in advance. With respect to option awards given in connection with promotions or new hires, the company’s policy requires approval of such awards prior to the grant date, which is typically the date of the promotion or the date of hire. The exercise price of these options is the average of the high and low market price on the date of grant in the case of at-the-money stock options or, in the case of premium-priced stock options, 10 percent above such average.

Stock Options

Stock options are awards which allow the employee to purchase shares of the company’s stock at a fixed price. Stock options are granted at an exercise price equal to or greater than the company stock price on the date of grant. These awards, which generally vest 25 percent per year, are fully vested four years from the date of grant and have a contractual term of 10 years. In 2004, the company implemented a new stock-based program for its senior executives, designed to drive improved performance and increase the ownership executives have in the company. Under this program, the company’s top executives receive stock options priced at a 10 percent premium to the average market price of IBM stock on the grant date. In addition, these executives have the opportunity to receive at-the-money stock options by agreeing to defer a certain percentage of their annual incentive compensation into IBM equity, where it is held for three years or until retirement. In 2005, this program was expanded to cover all executives of the company. Options under this program become fully vested three years from the date of grant and have a contractual term of 10 years. The plan element permitting deferral of annual incentive compensation into IBM equity and receiving at-the-money stock options was terminated at December 31, 2006.

The company estimates the fair value of stock options using the Black-Scholes valuation model, consistent with the provisions of SFAS No. 123(R) and SAB No. 107. Key inputs and assumptions used to estimate the fair value of stock options include the grant price of the award, the expected option term, volatility of the company’s stock, the risk-free rate and the company’s dividend yield. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by employees who receive equity awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the company.

The fair value of each stock option grant was estimated at the date of grant using a Black-Scholes option pricing model. The following table presents the weighted-average assumptions used in the valuation and the resulting weighted-average fair value per option granted:

FOR THE YEAR ENDED DECEMBER 31:	2006	2005	2004
Option term (years)*	5	5	5
Volatility**	26.2%	34.7%	37.8%
Risk-free interest rate (zero coupon U.S. treasury note)	4.9%	4.0%	3.5%
Dividend yield	1.3%	0.9%	0.8%
Weighted-average fair value per option granted	$23	$29	$34

*            The Option term is the number of years that the company estimates, based upon history, that options will be outstanding prior to exercise or forfeiture.

**     The company’s estimates of expected volatility are principally based on daily price changes of the company’s stock over the expected option term, as well as the additional requirements included in the provisions of SFAS No. 123( R) and the guidance provided by SAB No. 107.

The following table summarizes option activity under the Plans during the years ended December 31, 2006, 2005 and 2004:

	2006		2005		2004
	WTD. AVG. EXERCISE PRICE	NO. OF SHARES UNDER OPTION	WTD. AVG. EXERCISE PRICE	NO. OF SHARES UNDER OPTION	WTD. AVG. EXERCISE PRICE	NO. OF SHARES UNDER OPTION
Balance at January 1	$91	236,070,040	$89	249,347,906	$86	244,966,052
Options granted	85	2,013,623	100	13,016,765	97	26,537,055
Options exercised	53	(21,685,948)	47	(11,690,186)	47	(14,035,038)
Options canceled/expired	100	(8,734,492)	97	(14,604,445)	93	(8,120,163)
Balance at December 31	$95	207,663,223	$91	236,070,040	$89	249,347,906
Exercisable at December 31	$95	177,318,905	$92	176,962,180	$89	159,607,886

During the years ended December 31, 2006, 2005 and 2004, the company granted approximately 0.5 million, 12.5 million and 5.0 million stock options, respectively, with exercise prices greater than the stock price at the date of grant. These stock options had weighted-average exercise prices of $91, $100 and $106 for the years ended December 31, 2006, 2005 and 2004, respectively, and are included in the table above.

The shares under option at December 31, 2006 were in the following exercise price ranges:

	OPTIONS OUTSTANDING
EXERCISE PRICE RANGE	WTD. AVG. EXERCISE PRICE	NUMBER OF SHARES UNDER OPTION	AGGREGATE INTRINSIC VALUE	WTD. AVG. REMAINING CONTRACTUAL LIFE (IN YEARS)
$34-$60	$51	19,647,646	$915,580,749	2
$61-$85	78	45,044,045	877,175,067	6
$86-$105	98	78,802,714	150,501,582	6
$106 and over	116	64,168,818	—	4
	$95	207,663,223	$1,943,257,398	5

	OPTIONS EXERCISABLE
EXERCISE PRICE RANGE	WTD. AVG. EXERCISE PRICE	NUMBER OF SHARES UNDER OPTION	AGGREGATE INTRINSIC VALUE	WTD. AVG. REMAINING CONTRACTUAL LIFE (IN YEARS)
$34-$60	$51	19,647,646	$915,580,749	2
$61-$85	77	35,981,052	735,466,736	6
$86-$105	98	59,477,967	118,167,463	5
$106 and over	117	62,212,240	—	4
	$95	177,318,905	$1,769,214,948	4

Consolidated Statements	3
Notes	9
A-G	9
H-M	27
N-S	35
TX	43
T. Rental Expense and Lease Commitments	43
U. Stock-Based Compensation	43
V. Retirement-Related Benefits	47
W. Segment Information	58
X. Subsequent Events	62

In connection with various acquisition transactions, there were an additional 3.2 million options outstanding at December 31, 2006, as a result of the company’s assumption of options granted by the acquired entities. The weighted-average exercise price of these options was $77 per share.

Exercises of Employee Stock Options

The total intrinsic value of options exercised during the years ended December 31, 2006, 2005 and 2004 was $727 million, $470 million and $651 million, respectively. The total cash received from employees as a result of employee stock option exercises for the years ended December 31, 2006, 2005 and 2004 was approximately $1,149 million, $550 million and $661 million, respectively. In connection with these exercises, the tax benefits realized by the company for the years ended December 31, 2006, 2005 and 2004 were $242 million, $148 million and $225 million, respectively.

The company settles employee stock option exercises primarily with newly issued common shares and, occasionally, with treasury shares. Total treasury shares held at December 31, 2006 and 2005 were approximately 502 million and 407 million shares, respectively.

Stock Awards

In addition to stock options, the company grants its employees stock awards. These awards are made in the form of Restricted Stock Units (RSUs) or Performance Stock Units (PSUs). RSUs are stock awards granted to employees that entitle the holder to shares of common stock as the award vests, typically over a two- to five-year period. The fair value of the awards is determined and fixed on the grant date based on the company’s stock price. During the year ended December 31, 2006, the company modified its equity compensation plans to increase awards of RSUs compared to stock options. RSUs awarded during the years ended December 31, 2005 and 2004 were not material when compared to the value of stock options awarded during the respective years.

The following table summarizes RSU activity under the Plans during the year ended December 31, 2006:

	WTD. AVG.	NUMBER
	GRANT PRICE	OF UNITS
Balance at January 1	$83	6,813,698
RSUs granted	85	4,831,227
RSUs released	76	(1,037,927)
RSUs canceled/forfeited	85	(389,740)
Balance at December 31	$84	10,217,258

The remaining weighted-average contractual term of RSUs at December 31, 2006 is the same as the period over which the remaining cost of the awards will be recognized, which is approximately three years. The fair value of RSUs granted during the year ended December 31, 2006 was $410 million. The total fair value of RSUs vested and released during the year ended December 31, 2006 was $79 million. As of December 31, 2006, there was $501 million of unrecognized compensation cost related to nonvested RSUs. The company received no cash from employees as a result of employee vesting and release of RSUs for the year ended December 31, 2006. In connection with employee vesting and release of RSUs, the tax benefit realized by the company for the year ended December 31, 2006 was $59 million.

PSUs are stock awards where the number of shares ultimately received by the employee depends on the company’s performance against specified targets and typically vest over a three-year period. The fair value of each PSU is determined on the date of grant, based on the company’s stock price, and assumes that performance targets will be achieved. Over the performance period, the number of shares of stock that will be issued is adjusted upward or downward based upon the probability of achievement of performance targets. The ultimate number of shares issued and the related compensation cost recognized as expense will be based on a comparison of the final performance metrics to the specified targets. The fair value of PSUs granted during the year ended December 31, 2006 was $104 million. Total fair value of PSUs vested and released during the year ended December 31, 2006 was $67 million.

IBM EMPLOYEES STOCK PURCHASE PLAN

The company maintains an Employees Stock purchase plan (ESPP). The ESPP enables eligible participants to purchase full or fractional shares of IBM common stock through payroll deductions of up to 10 percent of eligible compensation. Eligible compensation includes any compensation received by the employee during the year. The ESPP provides for offering periods during which shares may be purchased and continues as long as shares remain available under the ESPP, unless terminated earlier at the discretion of the Board of Directors. Individual ESPP participants are restricted from purchasing more than $25,000 of common stock in one calendar year or 1,000 shares in an offering period.

Prior to April 1, 2005, the ESPP was considered compensatory under the provisions of SFAS No. 123(R). The share price paid by an employee prior to April 1, 2005 was the lesser of 85 percent of the average market price on the first business day of each offering period or 85 percent of the average market price on the last business day of each pay period. Effective April 1, 2005, the company modified the terms of the plan whereas eligible participants may purchase full or fractional shares of IBM common stock under the ESPP at a five percent discount off the average market price on the day of the purchase. In accordance with the provisions of SFAS No. 123(R), effective April 1, 2005, the ESPP is not considered compensatory.

Employees purchased 5.8 million, 6.7 million and 11.6 million shares under the ESPP during the years ended December 31, 2006, 2005 and 2004, respectively. Cash dividends declared and paid by the company on its common stock also include cash dividends on the company stock purchased through the ESPP. Dividends are paid on full and fractional shares and can be reinvested in the ESPP. The company stock purchased through the ESPP is considered outstanding and is included in the weighted-average outstanding shares for purposes of computing basic and diluted earnings per share.

Approximately 20.3 million, 26.2 million and 32.8 million shares were available for purchase under the ESPP at December 31, 2006, 2005 and 2004, respectively.

V. RETIREMENT-RELATED BENEFITS

DESCRIPTION OF PLANS

IBM sponsors defined benefit pension plans and defined contribution plans that cover substantially all regular employees, a supplemental retention plan that covers certain U.S. executives and nonpension postretirement benefit plans primarily consisting of retiree medical and dental benefits for eligible retirees and dependents. These benefits form an important part of the company’s total compensation and benefits program that is designed to attract and retain highly skilled and talented employees.

U.S. Plans

DEFINED BENEFIT PENSION PLAN

IBM Personal Pension Plan

IBM provides U.S. regular, full-time and part-time employees hired prior to January 1, 2005 with noncontributory defined benefit pension benefits via the IBM Personal Pension Plan (PPP). The PPP consists of a tax-qualified (qualified) plan and a non-tax qualified (non-qualified) plan. The qualified plan is funded by company contributions to an irrevocable trust fund, which is held for the sole benefit of participants and beneficiaries. The non-qualified plan, which is unfunded, provides benefits in excess of IRS limitations for qualified plans.

Benefits provided to the PPP participants are calculated using benefit formulas that vary based on the participant. Pension benefits are calculated using one of two methods based upon specified criteria used to determine each participant’s eligibility. The first method uses a five-year, final pay formula that determines benefits based on salary, years of service, mortality and other participant-specific factors. The second method is a cash balance formula that calculates benefits using a percentage of employees’ annual salary, as well as an interest crediting rate.

In December 2005, the company approved an amendment to the PPP, which provides that no further benefits under the PPP will accrue for active participants after December 31, 2007.

U.S. Supplemental Retention Plan

The company also sponsors a non-qualified U.S. Supplemental Retention Plan (SRP). The SRP, which is unfunded, provides benefits to eligible U.S. executives based on average earnings, years of service and age at termination of employment. Effective July 1, 1999, the company replaced the then-effective SRP with the current SRP. Some participants in the previous SRP will still be eligible for benefits under that prior plan if those benefits are greater than the benefits provided under the current plan.

In December 2005, the company approved an amendment to the SRP, which provides that no further benefits will accrue for active participants after December 31, 2007.

DEFINED CONTRIBUTION PLANS

IBM Savings Plan

U.S. regular, full-time and part-time employees are eligible to participate in the IBM Savings Plan, which is a qualified defined contribution plan under section 401(k) of the Internal Revenue Code. For participants hired prior to January 1, 2005, the company matches 50 percent of their contributions up to the first 6 percent of eligible compensation. For participants hired or rehired on or after January 1, 2005, who have completed one year of service, the company matches 100 percent of their contributions up to the first 6 percent of eligible compensation. These participants participate in the 401(k) Pension Plan offered through the IBM Savings Plan. The company’s matching contributions vest immediately, and participants are always fully vested in their own contributions. All contributions, including the company match, are made in cash in accordance with the participants’ investment elections. There are no minimum amounts that must be invested in company stock, and there are no restrictions on transferring amounts out of the company stock to another investment choice.

In January 2006, the company announced its intention to amend the plan effective January 1, 2008. The announced change will consist of two components: an automatic contribution for all eligible U.S. employees and an increase in the amount of company matching contribution for all eligible U.S. employees hired on or before December 31, 2004.

Consolidated Statements	3
Notes	9
A-G	9
H-M	27
N-S	35
T-X	43
T. Rental expense and Lease Commitments	43
U. Stock-Based Compensation	43
V. Retirement-Related Benefits	47
W. Segment Information	58
X. Subsequent Events	62

IBM Executive Deferred Compensation Plan

The company also maintains an unfunded, non-qualified, defined contribution plan, the IBM Executive Deferred Compensation Plan (EDCP), which allows eligible executives to defer compensation and to receive company matching contributions under the applicable IBM Savings Plan formula (depending on the date of hire, as described earlier), with respect to amounts in excess of IRS limits for qualified plans. Amounts contributed to the plan as a result of deferred compensation, as well as company matching contributions, are recorded as liabilities. Deferred compensation amounts may be directed by participants into an account that replicates the return that would have been received had the amounts been invested in similar IBM Savings Plan investment options. The company matching contributions are directed to participant accounts and change in value each reporting period based on changes in the company’s stock price.

NONPENSION POSTRETIREMENT BENEFIT PLANS

U.S. Nonpension Postretirement Plan

The company sponsors a defined benefit nonpension postretirement benefit plan that provides medical and dental benefits to eligible U.S. retirees and eligible dependents, as well as life insurance for eligible U.S. retirees. Effective July 1, 1999, the company established a Future Health Account (FHA) for employees who were more than five years away from retirement eligibility. Employees who were within five years of retirement eligibility are covered under the company’s prior retiree health benefits arrangements. Under either the FHA or the prior retiree health benefit arrangements, there is a maximum cost to the company for retiree health benefits. For employees who retired before January 1, 1992, that maximum became effective in 2001. For all other employees, the maximum is effective upon retirement.

Effective January 1, 2004, the company amended its nonpension postretirement benefit plan to provide that new hires, as of that date or later, will no longer be eligible for company subsidized benefits.

Non-U.S. Plans

Most subsidiaries and branches outside the United States sponsor defined benefit and/or defined contribution plans that cover substantially all regular employees. The company deposits funds under various fiduciary-type arrangements, purchases annuities under group contracts or provides reserves for these plans. Benefits under the defined benefit plans are typically based either on years of service and the employee’s compensation (generally during a fixed number of years immediately before retirement) or on annual credits. The range of assumptions that are used for the non-U.S. defined benefit plans reflects the different economic environments within various countries.

In addition, certain of the company’s non-U.S. subsidiaries sponsor defined benefit nonpension postretirement benefit plans that provide medical and dental benefits for eligible non-U.S. retirees and eligible dependents, as well as life insurance for certain eligible non-U.S. retirees. However, most of the retirees outside the United States are covered by local government sponsored and administered programs.

IMPLEMENTATION OF SFAS NO. 158

As highlighted in note B, “Accounting Changes,” on page 71, effective December 31, 2006, the company adopted the provisions of SFAS No. 158. In note A, “Significant Accounting Policies,” on pages 14 and 15, the requirements of SFAS No. 158 are discussed in detail. SFAS No. 158 requires the recognition of the funded status of each defined benefit pension plan and nonpension postretirement benefit plan on the company’s balance sheet. Each overfunded plan is recognized as an asset and each underfunded plan (or unfunded) is recognized as a liability. The initial impact of SFAS No. 158 due to previously unrecognized actuarial gains and losses and prior service costs or credits, as well as subsequent changes in the funded status, is recognized as a component of Accumulated gains and losses not affecting retained earnings (net of tax) in Stockholders’ equity. The following table presents the incremental effect of applying SFAS No. 158 on the Consolidated Statement of Financial Position:

(Dollars in millions)

	BEFORE		AFTER
	APPLICATION		APPLICATION
AT DECEMBER 31, 2006	OF SFAS NO. 158	ADJUSTMENTS*	OF SFAS NO. 158
Prepaid pension assets	$24,003	$(13,374)	$10,629
Investments and sundry assets(deferred taxes)	$4,245	$4,136	$8,381
Total Assets	$112,473	$(9,240)	$103,234
Current liabilities, Compensation and benefits	$3,605	$990	$4,595
Non-current liabilities, Retirement and nonpension postretirement obligations	$12,888	$665	$13,553
Other liabilities (deferred taxes)	$8,701	$(1,397)	$7,304
Total Liabilities	$74,470	$258	$74,728
Accumulated gains and (losses) not affecting retained earnings, net of tax	$597	$(9,498)	$(8,901)
Total Stockholders’ equity	$38,004	$(9,498)	$28,506

*            Adjustments are primarily comprised of previously unrecognized gains/(losses), prior service costs/(credits) and transition assets/(obligations).

At December 31, 2006, the company recorded prior service costs, net gains/(losses) and transition assets/(obligations) in the Stockholders’ equity section of the Consolidated Statement of Financial Position, net of tax, of $871 million, $(10,371) million and $2 million, respectively.

In addition, the minimum pension liability of $2,348 million was eliminated upon the adoption of SFAS No. 158.

PLAN FINANCIAL INFORMATION

Summary of Financial Information

The following table presents a summary of the total retirement-related benefits net periodic cost/(income) recorded in the Consolidated Statement of Earnings:

(Dollars in millions)

FOR THE YEAR ENDED	U.S. PLANS			NON-U.S. PLANS			TOTAL
DECEMBER 31:	2006	2005	2004	2006	2005	2004	2006	2005	2004
Significant defined benefit pension plans*	$456	$381	$30	$639	$729	$65	$1,095	$1,110	$95
Other defined benefit pension plans**	93	125	110	85	136	187	178	261	297
Supplemental Rentention Plan	20	9	22	—	—	—	20	9	22
Total defined benefit pension plans cost	$569	$515	$162	$724	$865	$252	$1,293	$1,380	$414
IBM Savings Plan and Non-U.S. Plans	$358	$331	$329	$377	$337	$320	$735	$668	$649
Executive Deferred Compensation Plan	11	10	9	—	—	—	11	10	9
Total defined contribution plans cost	$370	$341	$338	$377	$337	$320	$747	$678	$658
Non pension post retirement benefit plans cost	$335	$332	$327	$53	$47	$45	$388	$379	$372
Total retirement-related benefits net periodic cost	$1,274	$1,188	$827	$1,154	$1,249	$617	$2,428	$2,437	$1,444

*            Significant defined benefit pension plans consist of the qualified portion of the PPP in the U.S. and the material non-U.S. Plans. See page 50 for a list of significant plans.

**     Other defined benefit pension plans consist of the non-qualified portion of the PPP in the U.S. and the non-material non-U.S. Plans.

The following table presents a summary of the total projected benefit obligation, fair value of plan assets and the associated funded status recorded in the Consolidated Statement of Financial Position:

(Dollars in millions)

	PROJECTED BENEFIT		FAIR VALUE		FUNDED		NET AMOUNT
	OBLIGATION		OF PLAN ASSETS		STATUS		RECOGNIZED**
AT DECEMBER 31:	2006	2005+	2006	2005+	2006	2005	2005
U.S. Plans:
Overfunded plans:
Qualified portion of the PPP	$46,498	$46,405	$52,913	$48,542	$6,415	$2,137	$13,876
Underfunded plans:
Non-qualified portion of the PPP	$1,123	$1,135	$—	$—	$(1,123)	$(1,135)	$(1,090)
Supplemental Retention Plan	217	204	—	—	(217)	(204)	(207)
Nonpension Postretirement Benefit Plan	5,773	5,892	47	66	(5,726)	(5,826)	(5,095)
Total underfunded U.S. Plans	$7,113	$7,231	$47	$66	$(7,066)	$(7,165)	$(6,392)
Non-U.S. Plans*:
Overfunded plans:
Qualified defined benefit pension plans	$25,613	$11,626	$29,766	$13,908	$4,153	$2,282	$6,458
Underfunded plans:
Qualified defined benefit pension plans	$9,076	$20,740	$7,866	$17,241	$(1,210)	$(3,499)	$(2,334)
Non-qualified defined benefit pension plans	4,765	4,277	—	—	(4,765)	(4,277)	(4,099)
Nonpension postretirement benefit plans	637	585	—	—	(637)	(585)	(344)
Total underfunded non-U.S. plans	$14,478	$25,602	$7,866	$17,241	$(6,612)	$(8,361)	$(6,777)
Total overfunded plans	$72,111	$58,031	$82,679	$62,450	$10,568	$4,419	$20,334
Total underfunded plans*	$21,591	$32,833	$7,913	$17,307	$(13,678)	$(15,526)	$(13,169)

*            Excludes non-material non-U.S. defined benefit pension plans; see page 103 for a list of significant plans.

**     In 2005, the net amount recognized represented amounts recognized in the Consolidated Statement of Financial Position which included both the funded status as well as any previously deferred items. At December 31, 2006, in accordance with the provisions of SFAS No. 158, the amount recognized in the Consolidated Statement of Financial Position was equivalent to the funded status. In both years, the amounts recognized in the Consolidated Statement of Financial Position were recorded as follows: Asset amounts recorded as Prepaid pension assets; (Liability) amounts recorded as Compensation and benefits (current liability) and Retirement and nonpension postretirement benefit obligations (non-current liability).

+          Amounts have been reclassified to conform with 2006 presentation.

Defined Benefit Pension and Nonpension Post-Retirement Benefit Plan Financial Information

The following represents financial information for the company’s significant retirement-related benefit plans. The significant defined benefit pension plans consist of the qualified portion of the PPP in the U.S. and material non-U.S. pension plans, including plans in Germany, the United Kingdom, Japan, the Netherlands, Canada, Switzerland and Spain. In 2006, certain non-U.S. pension plans were no longer considered material and, accordingly, prior-year amounts presented have been reclassified to conform with current-year presentation. The significant nonpension postretirement benefit plans represents the U.S. nonpension postretirement benefit plan.

The following table presents the components of net periodic pension cost/(income) and net periodic postretirement benefit cost/(income) of the significant retirement-related benefit plans recognized in Consolidated Statement of Earnings:

(Dollars in millions)

	SIGNIFICANT DEFINED BENEFIT PENSION PLANS						NONPENSION POSTRETIREMENT BENEFIT PLANS
	U.S. PLAN			NON-U.S. PLANS			U.S. PLAN
FOR THE YEAR ENDED DECEMBER 31:	2006	2005	2004	2006	2005	2004	2006	2005	2004
Service cost	$769	$682	$652	$596	$694	$611	$62	$45	$40
Interest cost	2,454	2,463	2,453	1,585	1,635	1,618	306	324	337
Expected return on plan assets	(3,613)	(3,672)	(3,607)	(2,298)	(2,245)	(2,380)	—	—	—
Amortization of transition assets	—	—	(72)	(6)	(6)	(10)	—	—	—
Amortization of prior service costs/(credits)	61	61	61	(108)	8	5	(62)	(62)	(62)
Settlement of certain legal claims	—	—	320	—	—	—	—	—	—
Recognized actuarial losses	785	567	223	870	578	221	29	25	12
Plan amendments/curtailments/ settlements	—	280	—	—	65	—	—	—	—
Total net periodic cost	$456	$381	$30	$639	$729	$65	$335	$332	$327

The following table presents the changes in the pension benefit and postretirement nonpension benefit obligations (benefit obligations) and plan assets of the significant retirement-related benefit plans:

(Dollars in millions)

	SIGNIFICANT DEFINED BENEFIT PENSION PLANS				NONPENSION POSTRETIREMENT BENEFIT PLANS
	U.S. PLAN		NON-U.S. PLANS		U.S. PLAN
AT DECEMBER 31:	2006	2005	2006	2005	2006	2005
Change in benefit obligation:
Benefit obligation at beginning of year	$46,405	$44,637	$36,643	$38,694	$5,892	$5,894
Service cost	769	682	596	694	62	45
Interest cost	2,454	2,463	1,585	1,635	306	324
Plan participants’ contributions	—	—	57	55	—	—
Acquisitions/divestitures, net	—	57	10	(14)	—	(7)
Actuarial losses/(gains)	(283)	2,237	(600)	2,324	8	343
Benefits paid from trust	(2,847)	(2,896)	(1,454)	(1,427)	—	—
Direct benefit payments	—	—	(311)	(288)	(486)	(519)
Foreign exchange impact	—	—	3,616	(4,548)	—	—
Medicare subsidy	—	—	—	—	(9)	(188)
Plan amendments/curtailments/settlements	—	(775)	(688)	(482)	—	—
Benefit obligation at end of year	$46,498	$46,405	$39,454	$36,643	$5,773	$5,892
Change in plan assets:
Fair value of plan assets at beginning of year	$48,542	$44,845	$31,148	$30,736	$66	$50
Actual return on plan assets	7,218	4,880	3,016	4,984	3	1
Employer contributions	—	1,715	1,769	561	438	500
Acquisitions/divestitures, net	—	(2)	(78)	17	—	—
Plan participants’ contributions	—	—	57	55	185	171
Benefits paid from trust	(2,847)	(2,896)	(1,454)	(1,427)	(645)	(656)
Foreign exchange impact	—	—	3,174	(3,778)	—	—
Fair value of plan assets at end of year	$52,913	$48,542	$37,632	$31,148	$47	$66
Funded status at end of year	$6,415	$2,137	$(1,822)	$(5,495)	$(5,726)	$(5,826)
Unrecognized net actuarial losses	N/A	$11,617	N/A	$12,444	N/A	$970
Unrecognized prior service costs/(credits)	N/A	122	N/A	(705)	N/A	(239)
Unrecognized net transition assets/(obligations)	N/A	—	N/A	(9)	N/A	—
Net prepaid assets/(accrued benefit liabilities) recognized in the Consolidated Statement of Financial Position	N/A	$13,876	N/A	$6,235	N/A	$(5,095)
Accumulated benefit obligation	$46,421	$46,184	$38,088	$35,011	N/A	N/A

N/A—Not applicable. In accordance with the provisions of SFAS No. 158, the funded status was recognized in the Consolidated Statement of Financial Position and any unrecognized gains/(losses), prior service costs/(credits) and transition assets/(obligations) were recognized in the Consolidated Statement of Stockholders’ Equity at December 31, 2006. See note A, “Significant Accounting Policies” on pages 14 and 15 for further information.

Consolidated Statements	3
Notes	9
A-G	9
H-M	27
N-S	35
T-X	43
T. Rental Expense and Lease Commitments	43
U. Stock-Based Compensation	43
V. Retirement-Related Benefits	47
W. Segment Information	58
X. Subsequent Events	62

The following table presents the amounts recognized in the Consolidated Statement of Financial Position for the company’s significant retirement-related benefit plans:

(Dollars in millions)

			NONPENSION
	SIGNIFICANT DEFINED		POSTRETIREMENT
	BENEFIT PENSION PLANS		BENEFIT PLANS
AT DECEMBER 31, 2006:	U.S. PLAN	NON-U.S. PLANS	U.S. PLAN
Prepaid pension assets	$6,415	$4,153	$—
Current liabilities, Compensation and benefits	—	(269)	(487)
Non-current liabilities, Retirement and nonpension
postretirement benefit obligation	—	(5,706)	(5,239)
Funded status—net	$6,415	$(1,822)	$(5,726)

AT DECEMBER 31, 2005*:
Prepaid pension assets	$13,876	$6,458	$—
Intangible assets	—	38	—
Total prepaid pension assets	13,876	6,496	—
Non-current liabilities, Retirement and nonpension
postretirement benefit obligation	—	(6,433)	(5,095)
Accumulated losses not affecting retained earnings	—	4,081	—
Deferred tax assets (Investments and sundry assets)	—	2,091	—
Net amount recognized	$13,876	$6,235	$(5,095)

* Due to the adoption of SFAS No. 158, which was implemented at December 31, 2006, year-to-year comparibility is not practical.

The following table presents the pre-tax net loss, prior service costs/(credits) and transition assets/(obligations) recognized in Accumulated gains and (losses) not affecting retained earnings for the company’s significant retirement-related benefit plans:

(Dollars in millions)

			NONPENSION
	SIGNIFICANT DEFINED		POSTRETIREMENT
	BENEFIT PENSION PLANS		BENEFIT PLANS
AT DECEMBER 31, 2006:	U.S. PLAN	NON-U.S. PLANS	U.S. PLAN
Net loss	$6,944	$11,298	$935
Prior service costs/(credits)	61	(1,269)	(177)
Transition assets/(obligations)	—	(4)	—
Total recognized in Accumulated gains and (losses) not affecting retained earnings	$7,005	$10,025	$758

The following table presents the estimated net loss, estimated prior service costs/(credits) and estimated transition assets/(obligations) of the company’s significant retirement-related benefit plans that will be amortized from Accumulated gains and (losses) not affecting retained earnings into net periodic cost/(income) and recorded in the Consolidated Statement of Earnings in 2007:

(Dollars in millions)

			NONPENSION
	SIGNIFICANT DEFINED		POSTRETIREMENT
	BENEFIT PENSION PLANS		BENEFIT PLANS
	U.S. PLAN	NON-U.S. PLANS	U.S. PLAN
Net loss	$674	$910	$33
Prior service costs/(credits)	61	(124)	(62)
Transition assets/(obligations)	—	(1)	—

In 2006, the company redesigned certain non-U.S. defined benefit pension plans that resulted in a reduction to the PBO of $688 million and had no impact on the current-year net periodic cost/(income). The majority of the reduction was attributed to modified plans in the United Kingdom, Switzerland and the Netherlands. There were no significant amendments of the significant U.S. retirement-related benefit plans during the year ended December 31, 2006 that would have a material effect on the Consolidated Statement of Earnings.

In December 2005, the company approved amendments to the PPP and the SRP which provided that active participants will no longer accrue benefits under these plans after December 31, 2007. As a result of this action, the company recorded a curtailment charge of approximately $267 million in the Consolidated Statement of Earnings for the year ended December 31, 2005. In addition, the company recorded a reduction in the PBO balances of approximately $775 million and $13 million at December 31, 2005 for the PPP and the SRP, respectively.

In addition, in December 2005, the company amended the IBM Japan Pension Plan, which modified certain plan terms including a change in the method of calculating benefits for certain participants at December 31, 2005. This amendment did not impact the 2005 net periodic cost/(income), however, the amendment resulted in a $561 million reduction to the PBO as of December 31, 2005.

Assumptions Used to Determine Plan Financial Information

Underlying both the measurement of the PBO and net periodic cost/(income) are actuarial valuations. These valuations use participant-specific information such as salary, age and years of service, as well as certain assumptions, the most significant of which include estimates of discount rates, expected return on plan assets, rate of compensation increases, interest crediting rates and mortality rates. The company evaluates these assumptions, at a minimum, annually, and makes changes as necessary.

The following table presents the assumptions which can have a material impact on net periodic cost/(income) and the year-end benefit obligations for significant retirement-related benefit plans:

							NONPENSION POSTRETIREMENT
	SIGNIFICANT DEFINED BENEFIT PENSION PLANS						BENEFIT PLANS
	U.S. PLAN			NON-U.S. PLANS			U.S. PLAN
	2006	2005	2004	2006	2005*	2004	2006	2005	2004
Weighted-average assumptions used to determine net periodic cost/(income) for the year ended December 31:
Discount rate	5.50%	5.75%	6.00%	4.20%	4.70%	5.20%	5.50%	5.75%	6.00%
Expected long-term return on plan assets	8.00%	8.00%	8.00%	7.10%	7.10%	7.50%	N/A	N/A	N/A
Rate of compensation increase	4.00%	4.00%	4.00%	3.00%	3.00%	2.90%	N/A	N/A	N/A
Weighted-average assumptions used to determine benefit obligation at December 31:
Discount rate	5.75%	5.50%	5.75%	4.40%	4.20%	4.70%	5.75%	5.50%	5.75%
Rate of compensation increase	4.00%	4.00%	4.00%	2.90%	3.00%	3.10%	N/A	N/A	N/A

N/A —Not applicable

* Reclassified to conform with 2006 presentation.

Consolidated Statements	3
Notes	9
A-G	9
H-M	27
N-S	35
T-X	43
T. Rental Expense and Lease Commitments	43
U. Stock-Based Compensation	43
V. Retirement-Related Benefits	47
W. Segment Information	58
X. Subsequent Events	62

DISCOUNT RATE

The discount rate assumptions used for the retirement-related benefit plans accounting reflect the yields available on high-quality, fixed income debt instruments. For the U.S. discount rate assumptions, a portfolio of corporate bonds is constructed with maturities that match the expected timing of the benefit obligation payments. In the non-U.S., where markets for high-quality long-term bonds are not generally as well developed, long-term government bonds are used as a base, to which a credit spread is added to simulate corporate bond yields at these maturities in the jurisdiction of each plan, as the benchmark for developing the respective discount rates.

For the PPP, the changes in discount rate assumptions impacted both net periodic cost/(income) and the PBO. For purposes of measuring the net periodic cost/(income) for the years ended December 31, 2006, 2005 and 2004, the changes in discount rate assumptions resulted in an increase in net periodic cost/(income) of $94 million, $90 million and $197 million, respectively. For purposes of measuring the PBO, the changes in discount rate assumptions resulted in a decrease in the PBO of $1,240 million at December 31, 2006 and an increase in the PBO of $1,272 million at December 31, 2005.

For the significant non-U.S. defined benefit pension plans, the changes in discount rate assumptions at December 31, 2005 resulted in an increase in 2006 net periodic cost/(income) of $274 million. Changes in discount rate assumptions at December 31, 2004 had no material impact on 2005 net periodic cost/(income).

For the U.S. nonpension postretirement benefit plan, the changes in discount rate assumptions had no material impact on net periodic cost/(income) for the years ended December 31, 2006, 2005 and 2004 and on the benefit obligation at December 31, 2006 and 2005.

EXPECTED LONG-TERM RETURNS ON PLAN ASSETS

Expected long-term returns on plan assets take into account long-term expectations for future returns and investment strategy. These rates of return are developed by the company in conjunction with external advisors, are calculated using an arithmetic average and are tested for reasonableness against the historical return average by asset category, usually over a 10-year period. The use of expected long-term returns on plan assets may result in recognized pension income that is greater or less than the actual returns of those plan assets in any given year. Over time, however, the expected long-term returns are designed to approximate the actual long-term returns and therefore result in a pattern of income and expense recognition that more closely matches the pattern of the services provided by the employees. Differences between actual and expected returns are recognized over five years in the expected return on plan assets line in net periodic cost/(income) and also as a component of unrecognized gains/losses, which is recognized over the service lives of the employees in the plan, provided such amounts exceed thresholds which are based upon the obligation or the value of plan assets, as provided by accounting standards.

For the PPP, the expected long-term return on plan assets of 8.0 percent remained constant for the years ended December 31, 2006 and 2005 and, consequently, had no incremental impact on net periodic cost/(income).

For the material non-U.S. defined benefit pension plans, the changes in the expected long-term return on plan assets for the years ended December 31, 2006, 2005 and 2004 resulted in an increase in the net periodic cost/(income) of $18 million, $140 million and $54 million, respectively.

For the U.S. nonpension postretirement benefit plan, the company maintains a nominal, highly liquid trust fund balance to ensure payments are made timely. As a result, for the years ended December 31, 2006, 2005 and 2004, the expected long-term return on plan assets and the actual return on those assets were not material.

RATE OF COMPENSATION INCREASES AND MORTALITY RATE

The rate of compensation increases and mortality rates are also significant assumptions used in the actuarial model for pension accounting. The rate of compensation increases is determined by the company, based upon its long-term plans for such increases. Mortality rate assumptions are based on life expectancy and death rates for different types of participants. Mortality rates are periodically updated based on actual experience. Changes to defined benefit pension plans mortality rate assumptions increased 2006 net periodic pension cost/ (income) approximately $55 million and changes to the rate of compensation increases reduced 2006 net periodic pension cost/(income) approximately $32 million. Changes to the rate of compensation increases or to mortality rate assumptions had no material impact on the net periodic cost/(income) for the years ended December 31, 2005 and 2004 and on the benefit obligation at December 31, 2006 and 2005.

INTEREST CREDITING RATE

Benefits for certain participants in the PPP are calculated using a cash balance formula. An assumption underlying this formula is an interest crediting rate, which impacts both net periodic cost/(income) and the PBO. This assumption provides a basis for projecting the expected interest rate that participants will earn on the benefits that they are expected to receive in the following year and are based on the average from August to October of the one-year U.S. Treasury Constant Maturity yield plus one percent.

For the PPP, the change in the interest crediting rate to 5.0 percent for the year ended December 31, 2006 from 3.1 percent for the year ended December 31, 2005 resulted in an increase to net periodic cost/(income) of $170 million. The change in the interest crediting rate to 3.1 percent for the year ended December 31, 2005 from 2.3 percent for the year ended December 31, 2004, resulted in an increase to net periodic cost/(income) of $55 million. The change in the interest crediting rate to 2.3 percent for the year ended December 31, 2004 from 2.7 percent for the year ended December 31, 2003, resulted in a decrease to net periodic cost/(income) of $20 million.

HEALTHCARE COST TREND RATE

For nonpension postretirement benefit plan accounting, the company reviews external data and its own historical trends for healthcare costs to determine the healthcare cost trend rates. However, the healthcare cost trend rate has an insignificant effect on plan costs and obligations as a result of the terms of the plan which limit the company’s obligation to the participants. The company assumes that the healthcare cost trend rate for 2007 will be 8 percent. In addition, the company assumes that the same trend rate will decrease to 5 percent over the next four years. A one percentage point increase or decrease in the assumed healthcare cost trend rate would not have a material effect on net periodic cost/(income) or the benefit obligation as of December 31, 2006 and 2005.

Plan Assets

DEFINED BENEFIT PENSION PLANS

The company’s defined benefit pension plans’ asset allocations at December 31, 2006 and 2005 and target allocation for 2007, by asset category, are as follows:

U.S. Plans (Actual Allocations)

	PLAN ASSETS		2007
	AT DECEMBER 31:		TARGET
	2006	2005	ALLOCATION
Asset Category:
Equity securities*	63.9%	63.8%	59%
Debt securities	31.2	32.9	33
Real Estate	3.9	3.3	4
Other	1.0	—	4
Total	100.0%	100.0%	100%

* See the following discussion regarding certain private market assets, and future funding commitments thereof, that are not as liquid as the rest of the publicly traded securities.

Material Non-U.S. Plans (Weighted-Average)

	PLAN ASSETS		2007
	AT DECEMBER 31:		TARGET
	2006	2005*	ALLOCATION
Asset Category:
Equity securities	62.7%	61.9%	61%
Debt securities	34.8	36.1	37
Real estate	2.1	1.7	2
Other	0.4	0.3	—
Total	100.0%	100.0%	100%

* Reclassified to conform with 2006 presentation.

The investment objectives of the PPP portfolio (the Fund) are designed to generate returns that will enable the Fund to meet its future obligations. The precise amount for which these obligations will be settled depends on future events, including the retirement dates and life expectancy of the Plans’ participants and salary inflation. The obligations are estimated using actuarial assumptions, based on the current economic environment. The Fund’s investment strategy balances the requirement to generate returns, using potentially higher yielding assets such as equity securities, with the need to control risk in the Fund with less volatile assets, such as fixed-income securities. Risks include, among others, inflation, volatility in equity values and changes in interest rates that could cause the Plans to become under-funded, thereby increasing their dependence on contributions from the company. Within each asset class, careful consideration is given to balancing the portfolio among industry sectors, geographies, interest rate sensitivity, dependence on economic growth, currency and other factors that affect investment returns.

The assets are managed by professional investment firms, as well as by investment professionals who are employees of the company. They are bound by precise mandates and are measured against specific benchmarks. Among these managers, consideration is given, but not limited to, balancing security concentration, issuer concentration, investment style and reliance on particular active and passive investment strategies. Market liquidity risks are tightly controlled, with only a small percentage of the PPP portfolio invested in private market assets consisting of private equities and private real estate investments, which are less liquid than publicly traded securities. The PPP included private market assets comprising approximately 10.2 percent and 10.5 percent of total assets at December 31, 2006 and 2005, respectively. The target allocation for private market assets in 2007 is 10.2 percent. As of December 31, 2006, the Fund has $3,821 million in commitments for future private market investments to be made over a number of years. These commitments are expected to be funded from plan assets. Derivatives are primarily used to hedge currency, adjust portfolio duration and reduce specific market risks.

Consolidated Statements	3
Notes	9
A-G	9
H-M	27
N-S	35
T-X	43
T. Rental Expense and Lease Commitments	43
U. Stock-Based Compensation	43
V. Retirement-Related Benefits	47
W. Segment Information	58
X. Subsequent Events	62

Equity securities include IBM common stock in the amounts of $159 million (0.3 percent of total PPP plan assets) at December 31, 2006 and $139 million (0.3 percent of total PPP plan assets) at December 31, 2005.

Outside the U.S., the investment objectives are similar, subject to local regulations. In some countries, a higher percentage allocation to fixed income securities is required. In others, the responsibility for managing the investments typically lies with a board that may include up to 50 percent of members elected by employees and retirees. This can result in slight differences compared with the strategies previously described. Generally, these non-U.S. funds do not invest in illiquid assets, such as private equities, and their use of derivatives is usually limited to currency hedging, adjusting portfolio durations and reducing specific market risks. There was no significant change in the investment strategies of these plans during either 2006 or 2005.

Expected Contributions

DEFINED BENEFIT PENSION PLANS

It is the company’s general practice to fund amounts for pensions sufficient to meet the minimum requirements set forth in applicable employee benefits laws and local tax laws. From time to time, the company contributes additional amounts as it deems appropriate.

The company contributed approximately $1,769 million and $561 million in cash to the material non-U.S. plans during the years ended December 31, 2006 and 2005, respectively. During the year ended December 31, 2005, the company contributed approximately $1,715 million in cash to the qualified portion of the PPP.

In 2007, the company is not legally required to make any contributions to the PPP. However, depending on market conditions, or other factors, the company may elect to make discretionary contributions to the qualified portion of the PPP during the year.

The Pension Protection Act of 2006 (the Act), enacted into law in 2006, is a comprehensive reform package that, among other provisions, increases pension funding requirements for certain U.S. defined benefit plans, provides guidelines for measuring pension plan assets and pension obligations for funding purposes and raises tax deduction limits for contributions to retirement-related benefit plans. The additional funding requirements by the Act apply to plan years beginning after December 31, 2007. The adoption of the Act is not expected to have a material effect on the company’s minimum mandatory contributions to its PPP.

In 2007, the company estimates contributions to its non-U.S. plans to be approximately $560 million, which will be mainly contributed to defined benefit pension plans in Germany, the Netherlands, Spain, Switzerland, Sweden and the United Kingdom. These 2007 contributions represent legally mandated minimum contributions to the company’s non-U.S. plans. The company could elect to contribute more than the legally mandated amount based on market conditions or other factors.

NONPENSION POSTRETIREMENT BENEFIT PLANS

The U.S. nonpension postretirement benefit plan is reviewed in order to determine the amount of company contributions, if any. In 2007, the company expects its contributions to the U.S. nonpension postretirement benefit plan will approximate the total expected benefit payments.

Expected Benefit Payments

DEFINED BENEFIT PENSION PLAN EXPECTED PAYMENTS

The following table presents the total expected benefit payments to defined benefit pension plan participants. These payments have been estimated based on the same assumptions used to measure the plans’ PBO at December 31, 2006 and include benefits attributable to estimated future compensation increases.

(Dollars in millions)

						TOTAL
	QUALIFIED		NON-QUALIFIED	QUALIFIED	NON-QUALIFIED	EXPECTED
	U.S. PLAN		U.S. PLAN	NON-U.S. PLANS	NON-U.S. PLANS	BENEFIT
	PAYMENTS		PAYMENTS	PAYMENTS	PAYMENTS	PAYMENTS
2007	$3,219	*	$78	$1,636	$310	$5,243
2008	3,050		80	1,684	312	5,126
2009	3,073		82	1,742	307	5,204
2010	3,126		85	1,780	308	5,299
2011	3,168		89	1,832	307	5,396
2012-2016	16,453		482	9,756	1,577	28,268

*      The 2007 total expected benefit payments to defined benefit pension plan participants of the qualified portion of the PPP include approximately $160 million of the $320 million related to the PPP lawsuit settlement; the remaining settlement amount will be spread over a 10-year period starting in 2007. See note O, “Contingencies and Commitments” on page 36 for further information.

The 2007 expected benefit payments to defined benefit pension plan participants not covered by the respective plan assets represent a component of Compensation and benefits, within Current liabilities, in the Consolidated Statement of Financial Position.

NONPENSION POSTRETIREMENT BENEFIT PLAN EXPECTED PAYMENTS

The following table reflects the total expected benefit payments to nonpension postretirement benefit plan participants, as well as the expected receipt of the company’s share of the Medicare subsidy described below. These payments have been estimated based on the same assumptions used to measure the company’s benefit obligation at year end.

(Dollars in millions)

		LESS: U.S. PLAN	TOTAL
		EXPECTED	EXPECTED
	U.S. PLAN	MEDICARE	BENEFIT
	PAYMENTS	SUBSIDY	PAYMENTS
2007	$518	$28	$490
2008	504	33	471
2009	492	37	455
2010	482	40	442
2011	473	42	431
2012-2016	2,276	—	2,276

The 2007 expected benefit payments to nonpension postretirement benefit plan participants not covered by the plan assets represent a component of Compensation and benefits, within Current liabilities, in the Consolidated Statement of Financial Position.

MEDICARE PRESCRIPTION DRUG ACT

In connection with the Medicare Prescription Drug Improvement and Modernization Act of 2003, the company is expected to receive a federal subsidy of approximately $340 million to subsidize the prescription drug coverage provided by the U.S. nonpension postretirement benefit plan over a period of approximately six years beginning in 2006. Approximately $204 million of the subsidy will be used by the company to reduce its obligation and expense related to the U.S. nonpension postretirement benefit plan. The company will contribute the remaining subsidy of $136 million to the plan in order to reduce contributions required by the participants. The company received $27 million of the subsidy during the year ended December 31, 2006, which was utilized to reduce the company contributions for prescription drug-related coverage.

In accordance with the provision of FASB Staff Position FSP FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003,” the company has included the impact of its portion of the subsidy in the determination of APBO for the U.S. nonpension postretirement benefit plan for the years ended December 31, 2006 and 2005. The impact of the subsidy resulted in a reduction in the benefit obligation of approximately $154 million and $188 million, at December 31, 2006 and 2005, respectively, and a reduction of net periodic cost/(income) of $24 million for the year ended December 31, 2006 and there was no reduction for the year ended December 31, 2005.

OTHER PLAN INFORMATION

At December 31, 2005 the company elected not to fund certain of the company’s non-U.S. plans that had unfunded positions to the accumulated benefit obligation (ABO) level, which required the company to record a minimum pension liability. As of December 31, 2005, the company recorded a reduction in the minimum pension liability of $1,726 million and an increase to stockholders’ equity of $436 million. The differences between these amounts and the amounts included in the Consolidated Statement of Financial Position and Consolidated Statement of Stockholders’ Equity relate to the non-material plans. This accounting transaction did not impact 2005 net periodic cost/(income). The minimum pension liability at December 31, 2006 of $2,348 million was eliminated upon adoption of SFAS No. 158.

The table on page 58 presents information for significant pension plans with an ABO in excess of plan assets. For a more detailed presentation of the funded status of the company’s significant pension plans, see the table on page 49.

Consolidated Statements	3
Notes	9
A-G	9
H-M	27
N-S	35
T-X	43
T. Rental Expense and Lease Commitments	43
U. Stock-Based Compensation	43
V. Retirement-Related Benefits	47
W. Segment Information	58
X. Subsequent Events	62

(Dollars in millions)

	2006		2005
	BENEFIT		BENEFIT
AT DECEMBER 31:	OBLIGATION	PLAN ASSETS	OBLIGATION	PLAN ASSETS
Plans with PBO in excess of plan assets	$15,181	$7,866	$26,354	$17,241
Plans with ABO in excess of plan assets	14,027	7,093	24,986	17,241
Plans with assets in excess of PBO	72,111	82,679	58,031	62,450

W. SEGMENT INFORMATION

The company uses business insight and its broad range of IT capabilities to create client- and industry-specific information solutions. The company operates primarily in a single industry using several segments that create value by offering solutions that include, either singularly or in some combination, services, software, hardware and financing.

Organizationally, the company’s major operations comprise a Global Technology Services segment; a Global Business Services segment; a Software segment; a predominantly hardware product segment—Systems and Technology Group; and a Global Financing segment. The segments represent components of the company for which separate financial information is available that is utilized on a regular basis by the chief executive officer in determining how to allocate the company’s resources and evaluate performance. The segments are determined based on several factors, including client base, homogeneity of products, technology, delivery channels and similar economic characteristics.

In 2004, the company combined the Systems Group segment and the Technology Group segment and formed the Systems and Technology Group segment.

In the second quarter of 2005, the company sold its Personal Computing business which was previously a part of the Personal Systems Group. The two remaining units of the Personal Systems Group, Retail Store Solutions and Printing Systems, were combined with the Systems and Technology Group. Personal Computing Division financial results are displayed as part of the segment disclosures, in a manner consistent with the segment disclosures.

In the first quarter of 2006, the company made changes to its management system. This included the transfer of products and services from the former Enterprise Investments segment to other reportable segments and the separation of the prior Global Services segment into the two new reportable segments: Global Technology Services and Global Business Services. In addition to the creation of two new reportable segments, there are two primary differences to previously reported information. First, the Business Transformation Outsourcing (BTO) business was aligned within the Global Technology Services segment. This brought the company’s outsourcing businesses together, and drives synergies within the company’s offerings and delivery capabilities. U.S. Federal BTO remained with the U.S. Federal business within Global Business Services, to continue to leverage the synergy in the company’s Federal offerings and delivery capabilities. Secondly, the Application Management Services (AMS) business was consolidated under the Global Business Services segment. As a result, the AMS business for custom and legacy applications previously reported in Strategic Outsourcing revenue is now included in Global Business Services.

Previously reported segment information has been restated for all periods presented to reflect those changes in the company’s reportable segments.

Segment revenue and pre-tax income include transactions between the segments that are intended to reflect an arm’s-length transfer price. Hardware and software that is used by the Global Technology Services segment in outsourcing engagements is primarily sourced internally from the Systems and Technology Group and Software segments. For the internal use of IT services, the Global Technology Services segment and the Global Business Services segment recover cost, as well as a reasonable fee, reflecting the arm’s-length value of providing the services. The Global Services segments enter into arm’s-length leases and loans at prices equivalent to market rates with the Global Financing segment to facilitate the acquisition of equipment used in services engagements. All internal transaction prices are reviewed annually, and reset if appropriate.

The company uses shared resources concepts to realize economies of scale and efficient use of resources. As a result, a considerable amount of expense is shared by all of the company’s segments. This expense represents sales coverage, marketing and support functions such as Accounting, Treasury, Procurement, Legal, Human Resources and Billing and Collections. Where practical, shared expenses are allocated based on measurable drivers of expense, e.g., headcount. When a clear and measurable driver cannot be identified, shared expenses are allocated on a financial basis that is consistent with the company’s management system; e.g., advertising is allocated based on the gross profits of the segments. The unallocated corporate amounts arising from certain divestitures, indirect infrastructure reductions, miscellaneous tax items and the unallocated corporate expense pool are recorded in net income but are not allocated to the segments.

The following tables reflect the results of continuing operations of the segments and the Personal Computing Division consistent with the company’s management system. These results are not necessarily a depiction that is in conformity with GAAP; e.g., employee retirement plan costs are developed using actuarial assumptions on a country-by-country basis and allocated to the segments based on headcount. Different amounts could result if actuarial assumptions that are unique to the segment were used. Performance measurement is based on income before income taxes (pre-tax income). These results are used, in part, by management, both in evaluating the performance of, and in allocating resources to, each of the segments.

MANAGEMENT SYSTEM SEGMENT VIEW

(Dollars in millions)

	GLOBAL SERVICES SEGMENTS
	GLOBAL	GLOBAL	SYSTEMS AND			PERSONAL
	TECHNOLOGY	BUSINESS	TECHNOLOGY		GLOBAL	COMPUTING	TOTAL
FOR THE YEAR ENDED DECEMBER 31:	SERVICES	SERVICES	GROUP	SOFTWARE	FINANCING	DIVISION	SEGMENTS
2006:
External revenue	$32,322	$15,969	$21,970	$18,161	$2,365	$—	$90,787
Internal revenue	1,763	1,373	1,168	2,249	1,527	—	8,080
Total revenue	$34,086	$17,341	$23,138	$20,409	$3,892	$—	$98,867
Pre-tax income/(loss)	$3,288	$1,706	$1,739	$5,493	$1,455	$—	$13,682
Revenue year-to-year change	1.4%	0.6%	4.7%	8.5%	(0.4)%	NM	0.3%
Pre-tax income year-to-year change	25.6%	116.9%	(7.6)%	14.9%	(8.1)%	NM	19.1%
Pre-tax income margin	9.6%	9.8%	7.5%	26.9%	37.4%	NM	13.8%

2005:
External revenue	$31,501	$15,906	$20,981	$16,830	$2,401	$2,876	$90,495
Internal revenue	2,102	1,339	1,118	1,979	1,506	33	8,077
Total revenue	$33,603	$17,245	$22,099	$18,809	$3,907	$2,909	$98,572
Pre-tax income/(loss)	$2,619	$786	$1,883	$4,779	$1,583	$(165)	$11,485
Revenue year-to-year change	3.5%	(1.9)%	4.9%	4.8%	0.3%	NM	(5.0)%
Pre-tax income year-to-year change	(10.9)%	(28.9)%	(7.9)%	19.1%	8.6%	NM	(0.6)%
Pre-tax income margin	7.8%	4.6%	8.5%	25.4%	40.5%	NM	11.7%

2004:
External revenue	$30,082	$16,201	$19,973	$16,141	$2,607	$10,737	$95,741
Internal revenue	2,376	1,373	1,095	1,813	1,287	129	8,073
Total revenue	$32,458	$17,574	$21,068	$17,954	$3,894	$10,866	$103,814
Pre-tax income/(loss)	$2,940	$1,105	$2,045	$4,014	$1,458	$(10)	$11,552
Revenue year-to-year change	11.3%	3.0%	8.6%	6.7%	(5.6)%	14.4%	8.1%
Pre-tax income year-to-year change	8.0%	(2.0)%	27.1%	26.3%	26.6%	97.1%	22.4%
Pre-tax income margin	9.1%	6.3%	9.7%	22.4%	37.4%	(0.1)%	11.1%

NM —Not meaningful

Consolidated Statements	3
Notes	9
A-G	9
H-M	27
N-S	35
T-X	43
T. Rental Expense and Lease Commitments	43
U. Stock-Based Compensation	43
V. Retirement-Related Benefits	47
W. Segment Information	58
X. Subsequent Events	62

Reconciliations of IBM as Reported

(Dollars in millions)

FOR THE YEAR ENDED DECEMBER 31:	2006	2005	2004
Revenue:
Total reportable segments	$98,867	$98,572	$103,814
Other revenue and adjustments	637	639	552
Elimination of internal revenue	(8,080)	(8,077)	(8,073)
Total IBM consolidated revenue	$91,424	$91,134	$96,293

(Dollars in millions)

FOR THE YEAR ENDED DECEMBER 31:	2006	2005	2004
Pre-Tax Income:
Total reportable segments	$13,682	$11,485	$11,552
Elimination of internal transactions	(171)	(168)	(106)
Unallocated corporate amounts	(194)	909	(777)
Total IBM consolidated pre-tax income from continuing operations	$13,317	$12,226	$10,669

Within pre-tax income from continuing operations, unallocated corporate amounts in 2005 include the gain from the sale of the company’s Personal Computing business to Lenovo, the impact of the legal settlement with Microsoft Corporation, pension curtailment related charges and unallocated charges related to the company’s incremental restructuring actions in the second quarter. The year 2004 includes charges for the partial settlement of certain legal claims against the company’s PPP and charges for certain litigation-related expenses.

IMMATERIAL ITEMS

Investment in Equity Alliances and Equity Alliances Gains/(Losses)

The investments in equity alliances and the resulting gains and (losses) from these investments that are attributable to the segments do not have a material effect on the financial position or the financial results of the segments.

SEGMENT ASSETS AND OTHER ITEMS

Global Technology Services assets are primarily accounts receivable, plant, property and equipment including those associated with the segment’s outsourcing business, goodwill, acquired intangible assets, deferred services arrangement transition costs and maintenance parts inventory. Global Business Services assets are primarily goodwill and accounts receivable. Software segment assets are mainly goodwill, acquired intangible assets, accounts receivable, plant, property and equipment and investment in capitalized software. The assets of the Systems and Technology Group segment and the Personal Computing Division are primarily plant, property and equipment and manufacturing inventory. The assets of the Global Financing segment are primarily financing receivables and fixed assets under operating leases.

To accomplish the efficient use of the company’s space and equipment, it usually is necessary for several segments to share plant, property and equipment assets. Where assets are shared, landlord ownership of the assets is assigned to one segment and is not allocated to each user segment. This is consistent with the company’s management system and is reflected accordingly in the table on page 61. In those cases, there will not be a precise correlation between segment pre-tax income and segment assets.

Similarly, the depreciation amounts reported by each segment are based on the assigned landlord ownership and may not be consistent with the amounts that are included in the segments’ pre-tax income. The amounts that are included in pre-tax income reflect occupancy charges from the landlord segment and are not specifically identified by the management reporting system. Capital expenditures that are reported by each segment also are consistent with the landlord ownership basis of asset assignment.

The Global Financing segment amounts on page 61 for Interest income and Cost of Global Financing interest expense reflect the interest income and interest expense associated with the Global Financing business, including the intercompany financing activities as well as the income from the investment in cash and marketable securities.

MANAGEMENT SYSTEM SEGMENT VIEW

(Dollars in millions)

	GLOBAL SERVICES SEGMENTS
	GLOBAL	GLOBAL	SYSTEMS AND			PERSONAL
	TECHNOLOGY	BUSINESS	TECHNOLOGY		GLOBAL	COMPUTING	TOTAL
FOR THE YEAR ENDED DECEMBER 31:	SERVICES	SERVICES	GROUP	SOFTWARE	FINANCING	DIVISION	SEGMENTS
2006:
Assets	$14,483	$6,517	$7,924	$9,262	$33,945	$—	$72,130
Depreciation/amortization of intangibles	1,575	136	1,024	632	1,691	—	5,058
Capital expenditures/investments in intangibles	1,714	43	777	423	2,514	—	5,470
Interest income	—	—	—	—	2,265	—	2,265
Interest expense	—	—	—	—	792	—	792

2005:
Assets	$11,809	$6,229	$8,304	$6,485	$31,165	$—	$63,992
Depreciation/amortization of intangibles	1,663	160	1,272	672	1,923	17	5,707
Capital expenditures/investments in intangibles	1,635	21	642	389	2,273	18	4,978
Interest income	—	—	—	—	2,183	—	2,183
Interest expense	—	—	—	—	617	—	617

2004:
Assets	$12,477	$6,647	$8,952	$5,280	$34,589	$1,660	$69,605
Depreciation/amortization of intangibles	1,573	141	1,189	658	2,013	76	5,650
Capital expenditures/investments in intangibles	1,901	52	979	440	2,229	60	5,661
Interest income	—	—	—	—	2,355	—	2,355
Interest expense	—	—	—	—	584	—	584

Consolidated Statements	3
Notes	9
A-G	9
H-M	27
N-S	35
T-X	43
T. Rental Expense and Lease Commitments	43
U. Stock-Based Compensation	43
V. Retirement-Related Benefits	47
W. Segment Information	58
X. Subsequent events	62

Reconciliations of IBM as Reported

(Dollars in millions)

AT DECEMBER 31:	2006	2005	2004
Assets:
Total reportable segments	$72,130	$63,992	$69,605
Elimination of internal transactions	(5,919)	(5,082)	(5,814)
Unallocated amounts:
Cash and marketable securities	10,191	12,381	9,421
Notes and accounts receivable	3,743	3,282	3,872
Deferred tax assets	5,299	3,311	6,731
Plant, other property and equipment	3,091	3,069	3,523
Pension assets	10,614	20,613	20,381
Other	4,086	4,182	3,284
Total IBM consolidated	$103,234	$105,748	$111,003

REVENUE BY CLASSES OF SIMILAR PRODUCTS OR SERVICES

For the personal computing Division, software, global business services and global financing segments, the data on page 59 represents the revenue contributions from the products or services that are contained in the segments and that are basically similar in nature. The following table provides external revenue for similar classes of products or services within the Systems and Technology Group and Global Technology Services segments. The Systems and Technology Group segment’s Technology original equipment manufacturer (OEM) hardware comprises revenue primarily from the sale of semiconductors. Technology Services comprise the Systems and Technology Group’s circuit design business for its OEM clients, as well as the component design services, strategic outsourcing of clients’ design team work and technology and manufacturing consulting services associated with the Engineering & Technology Services Division. The Systems and Technology Group segment’s Storage comprises revenue from TotalStorage disk storage systems and tape subsystems. The following table is presented on a continuing operations basis.

(Dollars in millions)

	CONSOLIDATED
FOR THE YEAR ENDED DECEMBER 31:	2006	2005	2004
Global Technology Services:
Services	$26,281	$25,633	$24,386
Maintenance	5,986	5,868	5,696
Software	56	—	—
Systems and Technology Group:
Servers	$13,144	$12,900	$12,460
Storage	3,558	3,345	2,901
Technology OEM	2,930	2,391	2,131
Printing Systems	1,050	1,136	1,243
Retail Store Solutions	761	627	814
Technology Services	526	582	424

MAJOR CLIENTS

No single client represents 10 percent or more of the company’s total revenue.

GEOGRAPHIC INFORMATION

The following provides information for those countries that are 10 percent or more of the specific category.

Revenue*

(Dollars in millions)

FOR THE YEAR ENDED DECEMBER 31:	2006	2005	2004
United States	$35,917	$34,951	$35,637
Japan	9,638	10,753	12,295
Other countries	45,869	45,430	48,361
Total	$91,424	$91,134	$96,293

* Revenue is attributed to countries based on location of client.

Net Plant, Property and Equipment

(Dollars in millions)

AT DECEMBER 31:	2006	2005	2004
United States	$6,708	$6,907	$7,516
Japan	844	922	1,286
Other countries	4,849	4,327	4,866
Total	$12,401	$12,156	$13,668

X. SUBSEQUENT EVENTS

On January 25, 2007, the company and Ricoh Company announced an agreement to form a joint venture, the infoPrint Solutions Company (joint venture), which will be based on the company’s Printing Systems Division (a division of the Systems and Technology Group segment). The company will transfer its printer business to the joint venture and initially receive 49 percent ownership of the joint venture. The company will divest its 49 percent ownership to Ricoh over a three-year period from the closing as the joint venture evolves into a fully owned subsidiary of Ricoh. At closing, the company will receive cash from Ricoh as consideration for the initial 51 percent acquisition of the joint venture by Ricoh as well as a prepayment for the remaining 49 percent to be acquired and certain royalty and services that the company will provide the joint venture. The company will provide maintenance services for one year and other IT and business process services to the joint venture for up to five years. The royalty agreement is up to 10 years. The company will provide financing to the joint venture’s clients and business partners. This transaction is expected to close in the second quarter of 2007.

On February 5, 2007, the company sold approximately 300 millon shares of Lenovo common stock with proceeds approximating $120 million. As a result of this transaction, the company’s equity in Lenovo at February 5, 2007 represented 9.9 percent of ordinary voting shares and 11.31 percent of total ownership.

On January 30, 2007, the company announced that the Board of Directors approved a quarterly dividend of $0.30 per common share. The dividend is payable March 10, 2007 to shareholders of record on February 9, 2007.

On June 11, 2007, IBM International Group Capital LLC (IIGC) was formed as a limited liability company in the State of Delaware.  IIGC is an indirect, 100 percent owned finance subsidiary of the company, as defined in Rule 3-10(b) of Regulation S-X. IIGC expects to issue debt securities that will be fully and unconditionally guaranteed by the company.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 2-77235, 33-29022, 33-33458, 33-34406, 33-53777, 33-60225, 33-60227, 33-60237, 33-60815, 333-01411, 33-52931, 33-33590, 333-76914, 333-87708, 333-09055, 333-23315, 333-31305, 333-41813, 333-44981, 333-48435, 333-81157, 333-87751, 333-87859, 333-87925, 333-30424, 333-33692, 333-36510, 333-102872, 333-102870, 333-103471, 333-104806, 333-114190, 333-131934, 333-138326 and 333-138327) and the Registration Statements on Form S-3 (Nos. 33-49475(1), 33-31732, 33-50537, 33-54375, 33-65119, 33-65119(1), 333-03763, 333-21073, 333-27669, 333-40669, 333-70521, 333-32690, 333-102603, 333-37034 and 333-101034) of International Business Machines Corporation of our report dated February 27, 2007, except with respect to the fourth paragraph of note X, as to which the date is August 3, 2007, relating to the financial statements, which appears in International Business Machines Corporation’s (the “Company”) Current Report on Form 8-K dated August 3, 2007. We also consent to the incorporation by reference of our report dated February 27, 2007 relating to management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the 2006 Annual Report to Shareholders, which is incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the incorporation by reference of our report dated February 27, 2007, relating to the Financial Statement Schedule, which appears in the Company’s Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

New York, New York

August 3, 2007